Registration Statement No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                    Form S-1
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                            FARMLAND INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
     Kansas                                                     44-0209330
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                         Identification No.)
                                      2011
            (Primary Standard Industrial Classification Code Number)
        3315 North Farmland Trafficway, Kansas City, Missouri 64116-0005
                                  816-459-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  J. F. Berardi
              Executive Vice President and Chief Financial Officer
                            Farmland Industries, Inc.
        3315 North Farmland Trafficway, Kansas City, Missouri 64116-0005
                                  816-459-6201
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ( X )

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. (   )

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. (   )

                       CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED MAXIMUM
                                                                           AGGREGATE           AMOUNT OF







                                                                          OFFERING OR         REGISTRATION
TITLE OF EACH CLASS OF SECURITY BEING REGISTERED                         EXCHANGE PRICE           FEE
Demand Loan Certificates                                                $   50,000,000         $  17,241
Subordinated Capital Investment Certificates
    -Ten Year                                                           $   70,000,000         $  24,138
    -Five Year                                                          $   65,000,000         $  22,414
Subordinated Monthly Income Capital Investment Certificates
    -Ten Year                                                           $   35,000,000         $  12,069
    -Five Year                                                          $   20,000,000         $   6,897

Total                                                                   $  240,000,000         $  82,759(1)


(1)Pursuant to Rule 429, the combined prospectus filed as a part of this Registration Statement relates as well to Registrant's Form S-1 Registration Statements No. 33-51319 and No. 33-56821. The amount of securities registered and fees paid in connection with earlier registration statements are:
Registration Statement No. 33-51319 - $45,074,024 and $15,543,
respectively; Registration Statement No. 33-56821 - $112,039,000 and
$38,634, respectively.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                     PART I
                            FARMLAND INDUSTRIES, INC.

         CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  ITEM NUMBER AND CAPTION                                  LOCATION IN PROSPECTUS

1.   Forepart of Registration Statement and                              Cover of Registration Statement
     Outside Front Cover Page of Prospectus                              Cross Reference Sheet
                                                                         Front Page of Prospectus

2.   Inside Front and Outside Back                                       Available Information
     Cover Pages of Prospectus                                           Reports to Security Holders
3.   Summary Information, Risk Factors                                   Prospectus Summary
     and Ratio of Earnings to Fixed Charges                              Risk Factors

4.   Use of Proceeds                                                     Use of Proceeds
5.   Determination of Offering Price                                     Not Applicable

6.   Dilution                                                            Not Applicable

7.   Selling Security Holders                                            Not Applicable
8.   Plan of Distribution                                                Plan of Distribution

9.   Description of Securities to be Registered                          Description of the Ten-Year
                                                                            Subordinated Capital Investment
                                                                            Certificates

                                                                         Description of the Five-Year
                                                                            Subordinated Capital Investment
                                                                            Certificates
                                                                         Description of the Ten-Year
                                                                            Subordinated Monthly Income Capital
                                                                            Investment Certificates

                                                                         Description of the Five-Year
                                                                            Subordinated Monthly Income Capital
                                                                            Investment Certificates

                                                                         Description of the Demand Loan
                                                                            Certificates
10.  Interests of Named Experts and Counsel                              Legal Matters

11.  Information with Respect to the Registrant
     (a)   1.   Business Development                                     The Company
                                                                         Business - General

           2.   Industry Segments                                        Note 12 of Notes to Consolidated
                Financial Statements                                        Financial Statements

           3.   Business Description - Narrative                         Business
           4.   Foreign and Domestic Operations                          Note 12 of Notes to Consolidated
                                                                            Financial Statements

     (b)   Description of Properties                                     Business
     (c)   Legal Proceedings                                             Legal Proceedings

     (d)   Market Price of and Dividends on                              Not Applicable
           Registrant's Common Equity and Related
           Stockholder Matters

     (e)   Financial Statement Filing                                    Index to Farmland Consolidated
                                                                            Financial Statements
     (f)   Selected Financial Data                                       Selected Consolidated Financial
                                                                            Data

     (g)   Supplementary Financial Information                           Not Applicable
     (h)   Management's Discussion and Analysis of                       Management's Discussion and
           Financial Condition and Results of Operations                    Analysis of Financial Condition and
                                                                            Results of Operations

     (i)   Changes in and Disagreements with                             Not Applicable
           Accountants on Accounting and
           Financial Disclosure

     (j)   Directors and Executive Officers                              Management
     (k)   Executive Compensation                                        Executive Compensation

     (l)   Security Ownership of Certain Beneficial                      Not Applicable
           Owners and Management

     (m)   Certain Relationships and                                     Certain Transactions
           Related Transactions
12.  Disclosure of Commission Position on                                Not Applicable
     Indemnification for Securities Act Liabilities



PROSPECTUS
                    SUBJECT TO COMPLETION, DATED DECEMBER 4, 1995

                            FARMLAND INDUSTRIES, INC.

                                                                                          Amounts Offered to:
                                                                             The General       Existing
                                                                                Public      Security Holders
SUBORDINATED CAPITAL INVESTMENT CERTIFICATES
     TEN-YEAR                                                              $       50,000,000  $    20,000,000
     FIVE-YEAR                                                             $       40,000,000  $    25,000,000
SUBORDINATED MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES
     TEN-YEAR                                                              $       15,000,000  $    20,000,000
     FIVE-YEAR                                                             $       10,000,000  $    10,000,000
DEMAND LOAN CERTIFICATES                                                   $       50,000,000  $          -0-


     SEE "RISK FACTORS" ON PAGE 8 FOR A DESCRIPTION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THESE SECURITIES. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This next paragraph is placed vertically at the left margin on the print document:

     Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


     Farmland Industries, Inc. ("Farmland" or the "Company") is offering: (1) to the owners of its Subordinated Capital Investment Certificates the right to exchange (see "Exchange Offer") such certificates for an equivalent principal amount of any Subordinated Monthly Income Capital Investment Certificate ($5,000 minimum) which, at the time of the exchange, is being offered by this Prospectus, and (2) to the owners of its Subordinated Capital Investment Certificates, which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Subordinated Capital Investment Certificate which, at the time of the exchange, is being offered by this Prospectus. This offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 1996, unless terminated prior to such date.


                The date of this Prospectus is December ___, 1995

                                                  (Continued on following pages)
(Continued from preceding page)

                                                       Underwriting
                                                          Price to        Discounts         Proceeds to
                                                         Public(1)      Commissions(2)      Farmland(2)

Subordinated Capital Investment Certificates*
     --$100 minimum
          Ten-Year Total                            $         50,000,000                 $        50,000,000
          Five-Year Total                           $         40,000,000                 $        40,000,000
Subordinated Monthly Income Capital
  Investment Certificates*
     --$5,000 minimum (additional units in
     incremental amounts of $1,000 or more)
          Ten-Year Total                            $         15,000,000                 $        15,000,000
          Five-Year Total                           $         10,000,000                 $        10,000,000
Demand Loan Certificates*
     --$100 minimum
          Total                                     $         50,000,000                 $        50,000,000

*See "Determination of the Certificate Interest Rate."

(1) Farmland's offering of Subordinated Capital Investment Certificates, Subordinated Monthly Income Capital Investment Certificates and Demand Loan Certificates (referred to herein as "Debt Certificates") is being made in compliance with the terms of a partial exemption from the requirements of Schedule E of the Bylaws of the National Association of Securities Dealers, Inc. ("NASD"). As a condition of this partial exemption, a minimum of 80 percent of the dollar amount of aggregate sales made in this offering must be to individuals or entities who are members of a defined group, the definition of which has been approved by the NASD.

(2) The Debt Certificates offered hereby for cash and for exchange are offered on a "best efforts" basis by Farmland Securities Company ("FSC") and American Heartland Investments, Inc. ("AHI") and may be offered by other broker-dealers selected by Farmland. See "Plan of Distribution." The offering is for an indeterminate period of time, not expected to be in excess of two years with no minimum amount of securities which must be sold. The proceeds to Farmland are before deducting estimated commissions and expenses to be paid by Farmland of $2,567,000 and $1,256,000, respectively, assuming that all securities offered hereby are sold.


                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                           REPORTS TO SECURITY HOLDERS

     Farmland intends to make available to holders of its Debt Certificates, upon written request from any such holder to the address stated on page 4, a copy of the latest annual report containing the audited Consolidated Financial Statements of Farmland and its subsidiaries.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FARMLAND. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE RESPECTIVE DATES AT WHICH INFORMATION IS GIVEN HEREIN OR THE DATE OF THIS PROSPECTUS.


                                TABLE OF CONTENTS

                                                                            Page

    PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . .    4
    RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    SELECTED CONSOLIDATED FINANCIAL DATA  . . . . . . . . . . . . . . . . .   13
    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
       CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . .   15
    DETERMINATION OF THE CERTIFICATE INTEREST RATE  . . . . . . . . . . . .   24
    USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
    PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . .   25
    EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
    HOW TO ACCEPT EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . .   27
    HOW TO TRANSFER OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . .   28
    DESCRIPTION OF THE TEN-YEAR SUBORDINATED
       CAPITAL INVESTMENT CERTIFICATES  . . . . . . . . . . . . . . . . . .   28
    DESCRIPTION OF THE FIVE-YEAR SUBORDINATED
       CAPITAL INVESTMENT CERTIFICATES  . . . . . . . . . . . . . . . . . .   32
    DESCRIPTION OF THE TEN-YEAR SUBORDINATED
       MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES   . . . . . . . . . .   36
    DESCRIPTION OF THE FIVE-YEAR SUBORDINATED
       MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES   . . . . . . . . . .   39
    DESCRIPTION OF THE DEMAND LOAN CERTIFICATES . . . . . . . . . . . . . .   43
    LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
    BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
    PATRONAGE REFUNDS AND DISTRIBUTION OF NET EARNINGS  . . . . . . . . . .   57
    EQUITY REDEMPTION PLANS . . . . . . . . . . . . . . . . . . . . . . . .   57
    LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
    EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
    QUALIFIED INDEPENDENT UNDERWRITER . . . . . . . . . . . . . . . . . . .   60
    MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
    EXECUTIVE COMPENSATION  . . . . . . . . . . . . . . . . . . . . . . . .   65
    CERTAIN TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   68
    INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . .   70

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, (i) "Farmland" or the "Company" herein refers to Farmland Industries, Inc. and its consolidated subsidiaries, (ii) all references herein to "year" or "years" are to fiscal years ended August 31,
(iii) all references herein to "tons" are to United States short tons, and (iv) all references herein to "membership" are to persons eligible to receive patronage refunds from Farmland including voting members, associate members and other patrons with which farmland has a currently effective patronage refund agreement.

                            FARMLAND INDUSTRIES, INC.
                             P. O. Box 7305
                             Kansas City, Missouri 64116
                             Telephone (816) 459-6000

Business As of August 31, 1995, Farmland is an agricultural farm supply and processing and marketing cooperative headquartered in Kansas City, Missouri that is owned primarily by its members and operates on a cooperative basis. Farmland's membership consisted of 1,800 cooperative associations of farmers and ranchers and 11,500 pork or beef producers or associations of such producers. Founded originally in 1929, Farmland has grown from revenues of $310,000 during its first year of operation to over $7.2 billion during 1995.

          The Company is one of the largest cooperatives in the United States in terms of revenues. In 1995, Farmland had exports to approximately 72 countries, and derived 47% of its grain revenues from export sales. Substantially all foreign grain sales generally are paid in U.S. Dollars.

          The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

          The Company's farm supply operations consist of three principal product divisions - petroleum, crop production and feed - that produce and distribute farm supply products principally at wholesale. Over 50% of the Company's farm supply products sold in 1995 was produced in plants owned by the Company or operated by the Company under long-term lease arrangements. Approximately 64% of the Company's farm supply products sold in 1995 were sold at wholesale to farm cooperative associations which are members of Farmland. These farm cooperatives distribute products primarily to farmers and ranchers in states which comprise the corn belt and the wheat belt and who utilize the products in the production of farm crops and livestock.

          On the output side, the Company's processing and marketing operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain. In December 1995, the Company plans to commence processing wheat into gluten for use primarily in the commercial baking and pet food
          industries and starch for numerous industrial purposes.   In 1995,
          approximately 68% of the hogs processed and 49% of the grain marketed were supplied to the Company by its members. Substantially all of the Company's pork and beef products sold in 1995 were processed in plants owned by the Company.

          No material part of the business of any segment of the Company is dependent on a single customer or a few customers. The Company competes for market share with numerous participants (including other cooperatives) with various levels of vertical integration, product and geographical diversification, sizes and types of operations.
          Financial information about the Company's industry segments is presented in Note 12 of the Notes to Consolidated Financial Statements included herein.

                                  THE OFFERING

                                                                                        OFFERED AT 100% OF
                                                                                       AGGREGATE FACE AMOUNT

                                                                                  FOR                FOR
                                                                                  CASH             EXCHANGE

Description of Securities* (see pages 28, 32, 36, 39, and 43):
     Subordinated Capital Investment Certificates - $100 Minimum
       Interest payable or compounded semiannually at the
       Certificate Interest Rate
          10-year maturity                                                   $      50,000,000  $      20,000,000
            5-year maturity                                                  $      40,000,000  $      25,000,000
     Subordinated Monthly Income Capital Investment Certificates
     - $5,000 Minimum (additional units may be purchased in
        increments of $1,000 or more)
       Interest payable monthly at the Certificate Interest Rate
          10-year maturity                                                   $      15,000,000  $      20,000,000
            5-year maturity                                                  $      10,000,000  $      10,000,000
     Demand Loan Certificates - $100 minimum                                 $      50,000,000  $         -0-

*The Subordinated Capital Investment Certificates and Subordinated Monthly Income Capital Investment Certificates are referred to in this Prospectus as "Subordinated Debt Certificates."

PLAN OF DISTRIBUTION
     Offered on a best efforts basis by FSC and AHI and may be offered by selected broker-dealers. See "Plan of Distribution."

UNDERWRITING DISCOUNTS AND COMMISSIONS
     Farmland will pay commissions to FSC not to exceed 4% of the sale price of Demand Loan Certificates and Subordinated Debt Certificates being offered. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of Demand Loan and Subordinated Debt Certificates being offered. Farmland will pay to AHI and to other selected broker-dealers for their services a sales commission of not more than 4% of the face amount of the Subordinated Debt Certificates and not more than 1/2 of 1% of the face amount of the Demand Loan Certificates which the broker-dealers sell. See "Plan of Distribution."

PURPOSE OF THE EXCHANGE OFFER
     The purpose of the exchange offer is to extend the period of time for which Farmland may utilize funds borrowed from an investor in its Subordinated Debt Securities.

METHOD OF TRANSACTING AN EXCHANGE
     The exchange offer may be accepted by delivering any of the Subordinated Debt Certificates which are eligible for exchange, to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116, Dept. 79 or to American Heartland Investments, Inc., P. O. Box 1303, Salina, Kansas
     67402. Such certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all persons whose names appear on the face of the certificate. For additional information regarding the exchange, see "How to Accept Exchange Offer," or call (816) 459-6360 or write to the above address for specific information.

USE OF PROCEEDS
     Any proceeds received will be used to fund portions of capital expenditures and investments in ventures which are estimated to be approximately $379.4 million through the two-year period ending August 31, 1997, or to redeem any of the $54.0 million of outstanding Subordinated Debt Certificates, which mature at various times prior to August 31, 1997, or to redeem any outstanding Subordinated Debt Certificates prior to maturity at the request of owners to the extent provided in each Subordinated Debt Certificate's trust indenture. See "Use of Proceeds," "Business - Other Matters - Capital Expenditures," and "Description of Subordinated Capital Investment Certificates," "Description of Subordinated Monthly Income Capital Investment Certificates" and "Description of Demand Loan Certificates."

SELLING PRICE
     100% of Face Amount.

PROVISIONS FOR REDEMPTION OR PREPAYMENT
     Owners of the Subordinated Debt Certificates may not liquidate their investments except under restricted conditions summarized below and as more fully stated in each of the Subordinated Debt Certificate's respective trust indenture.

     A. Farmland will not redeem any of the Ten-Year Subordinated Capital Investment Certificates prior to maturity except:

          (i) upon death of an owner; or,

          (ii) after the date any Ten-Year Subordinated Capital Investment Certificate becomes eligible for redemption prior to maturity at the option of the owner, in additional amounts limited in any month to the greater of $500,000 or 1/2 of 1% of the balance outstanding under the Ten-Year Subordinated Capital Investment Certificates' trust indenture at the end of the previous month, provided such balance outstanding is greater than $5,000,000. If such balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Ten-Year Subordinated Capital Investment Certificates outstanding under such trust indenture.

     B. Farmland will not redeem any of the Five-Year Subordinated Capital Investment Certificates prior to maturity except:

          (i) upon death of an owner; or,

          (ii) after the date any Five-Year Subordinated Capital Investment Certificate becomes eligible for redemption prior to maturity at the option of the owner, in additional amounts limited in any month to the greater of $500,000 or 1/2 of 1% of the balance outstanding under the Five-Year Subordinated Capital Investment Certificates' trust indenture at the end of the previous month, provided such balance outstanding is greater than $5,000,000. If such balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Five-Year Subordinated Capital Investment Certificates outstanding under such trust indenture.


     C. Farmland will not redeem the Subordinated Monthly Income Capital Investment Certificates prior to maturity except upon the death of an owner.

     Farmland has the right to call the Subordinated Capital Investment Certificates any time after two years from the date of issuance thereof. See the subcaption "Redemption" within the description of each type of certificate.

                                  RISK FACTORS


     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following risk factors before purchasing the Demand Loan Certificates and Subordinated Debt Certificates offered hereby.


INCOME TAX MATTERS

     In July 1983, Farmland sold the stock of Terra, a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

     On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of a $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra Resources, Inc. ("Terra") and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

     On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court on September 14, 1995; reply briefs were submitted to the court on November 28, 1995.

     If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $178.3 million, before tax benefits of the interest deduction, through August 31, 1995), or $264.1 million in the aggregate at August 31, 1995. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus applicable statutory interest thereon. Finally, the additional federal and state income taxes and accrued interest thereon, which would be owed based on an adverse decision, would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

     The liability resulting from an adverse decision would be charged to current operations and would have a material adverse effect on the Company and may affect its ability to pay, when due, principal and interest on the Company's indebtedness. In order to pay any such tax claim, the Company would have to consider new financing arrangements, including the incurrence of indebtedness and the sale of assets. Moreover, the Company would be required to renegotiate the Credit Agreement with its bank lenders, as well as other existing financing agreements with certain other parties, not only to permit such new financing arrangements, but also to cure events of default under the Credit Agreement and certain of such other existing financing agreements and to maintain compliance with various requirements of the Credit Agreement and such other existing financing agreements, including working capital and funded indebtedness provisions, in order to avoid default thereunder. No assurance can be given that such financing arrangements or such renegotiation would be successfully concluded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources".


SUBORDINATION AND ADDITIONAL DEBT

     The Subordinated Debt Certificates offered by this Prospectus for sale and for exchange are unsecured obligations of Farmland and are subordinated in right of payment to all existing and future Senior Indebtedness
(as defined below). Senior Indebtedness of Farmland includes the Demand Loan Certificates, money borrowed from time to time from certain financial institutions and amounts due and payable under any instrument which provides that such amounts are to be Senior Indebtedness. The indentures under which the Subordinated Debt Certificates and Demand Loan Certificates are issued do not contain any provisions that would limit the ability of the Company or any of its affiliates to incur indebtedness (secured or unsecured; non-subordinated or subordinated) or that would afford holders of the Subordinated Debt Certificates and Demand Loan Certificates protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the Company that may adversely affect holders of the Subordinated Debt Certificates and Demand Loan Certificates. See "Description of the Ten-Year Subordinated Capital Investment Certificates," "Description of the Five-Year Subordinated Capital Investment Certificates," "Description of the Ten-Year Subordinated Monthly Income Capital Investment Certificates," "Description of the Five-Year Subordinated Monthly Income Capital Investment Certificates," and "Description of the Demand Loan Certificates," herein. On the date of this Prospectus, in accordance with covenants in certain borrowing and lease agreements, the total amount of funded debt and senior funded debt outstanding may not exceed 52% and 43% of capitalization, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the subcaption "Subordination" within the description of each type of Subordinated Debt Certificate.

     The Demand Loan Certificates are general unsecured and non-subordinated obligations of the Company and rank on parity in right of payment with all other unsecured and non-subordinated indebtedness of the Company.

     In addition, the Demand Loan Certificates and the Subordinated Debt Certificates will be effectively subordinated to all obligations of Farmland's subsidiaries. Any right of Farmland to receive assets of any of its subsidiaries upon the liquidation or recapitalization of any such subsidiary (and the consequent right of holders of the Demand Loan Certificates and the Subordinated Debt Certificates to participate in those assets) will be subject to the claims of such subsidiary's creditors, except to the extent that Farmland itself is recognized as a creditor of such subsidiary. Even if Farmland is recognized as a creditor of a subsidiary, Farmland's claims still would be subject to any security interests in the assets of such subsidiary and any indebtedness or other liability of such subsidiary that is senior to Farmland's claims. Accordingly, by operation of the foregoing principles, the Demand Loan Certificates and the Subordinated Debt Certificates will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of Farmland's subsidiaries.

     As of August 31, 1995, (i) the Company had outstanding $441.7 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $300.0 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $144.9 million aggregate principal amount of indebtedness, of which $129.4 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $115.7 million over fifteen years.


RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF SUBORDINATED DEBT CERTIFICATES

     OWNERS OF THE SUBORDINATED DEBT CERTIFICATES MAY NOT LIQUIDATE THEIR INVESTMENTS EXCEPT UNDER RESTRICTED CONDITIONS SUMMARIZED BELOW AND MORE FULLY STATED IN EACH OF THE SUBORDINATED DEBT CERTIFICATE'S RESPECTIVE TRUST INDENTURE. THE RESTRICTED REDEMPTION RIGHTS OF HOLDERS OF THE SUBORDINATED DEBT CERTIFICATES MAY BE UNSUITABLE TO THE INVESTMENT OBJECTIVES OF CERTAIN PROSPECTIVE INVESTORS.

     Farmland will not redeem any of the Subordinated Capital Investment
Certificates prior to maturity except:     (i)  upon death of an owner; or,
       (ii) after the date any Subordinated Capital Investment Certificate becomes eligible for redemption prior to maturity at the option of the owner, in additional amounts limited in any month to the greater of $500,000 or 1/2 of 1% of the balance outstanding under the Subordinated Capital Investment Certificates' respective trust indenture at the end of the previous month, provided such balance outstanding is greater than $5,000,000. If such balance outstanding is less than $5,000,000, there will be no limitation on early redemption of eligible Subordinated Capital Investment Certificates outstanding under such trust indenture.

     Farmland will not redeem the Subordinated Monthly Income Capital Investment Certificates prior to maturity except upon the death of an owner.

     Farmland has the right to call the Subordinated Capital Investment Certificates any time after two years from the date of issuance thereof. See the subcaption "Redemption" within the description of each type of certificate.


SOURCE OF FUNDS TO PAY INTEREST AND PRINCIPAL

     Farmland does not establish special cash reserves for payment of principal or interest on its Demand Loan and Subordinated Debt Certificates. In the past, Farmland has relied on general corporate funds provided by operations, sales of assets, and other borrowings (including the issuance of other Demand Loan and Subordinated Debt Certificates) to fund such payments. Farmland intends to make interest payments on and to redeem Demand Loan and Subordinated Debt Certificates in accordance with the respective trust indentures with cash from operations, borrowings, and from issuance of other Demand Loan or Subordinated Debt Certificates.


GENERAL FACTORS AFFECTING THE BUSINESS

     The Company's revenues, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond the Company's control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the amount of fertilizer and other chemical applications that they use. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact the Company's operations. Historically, changes in the costs of raw materials used in the manufacture of the Company's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold by the Company. Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's cash flow and net income may continue to be volatile as conditions affecting agriculture and markets for the Company's products change. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Raw Materials" included herein.


LIMITED ACCESS TO EQUITY CAPITAL MARKETS

      As a cooperative, the Company cannot sell its equity to traditional public or private markets. Instead, equity is raised largely from cooperative voting members, associate members and other persons with which Farmland is a party to a currently effective patronage agreement (''patrons''). Farmland's equity results from payment of the noncash portion of patronage refunds (the allocated equity portion) with common stock, associate member common stock and capital credits and from net income on transactions with nonmembers (retained earnings). See ''Business - Patronage Refunds and Distribution of Net Earnings'' and '' - Equity Redemption Plans" included herein.


ENVIRONMENTAL MATTERS

      The Company is subject to various stringent federal, state and local environmental laws and regulations in the United States which regulate the Company's petroleum operations, farm supply manufacturing and distribution operations, its food processing and marketing operations and its grain marketing operations, or which may impose liability for the cleanup of environmental contamination. The Company has incurred and will continue to incur substantial capital expenditures and operating costs related to these laws and regulations. The Company cannot, however, predict the impact of new or amended laws or regulations, nor can it predict with certainty how existing laws and regulations will be enforced or interpreted. See ''Management's Discussion and Analysis of Financial Condition and Results of Operation - Matters Involving the Environment'' and ''Business - Matters Involving the Environment'' included herein.

      Many of the Company's current and former facilities have been in operation for many years and, over such time, the Company and other predecessor operators of such facilities have generated, used, stored, or disposed of substances or wastes that are or might be considered hazardous under applicable environmental laws. As a result of such operations, the soil and groundwater at or under certain of the Company's current and former facilities have been contaminated. Company expenditures in connection with the cleanup of contamination at such facilities is discussed below herein (see "Business - Capital Expenditures and Investments in Ventures"). Material expenditures may be required by the Company in the future to remediate contamination from past or future releases of hazardous substances or wastes.

      The Company wholly or jointly owns or operates 56 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company is investigating or remediating contamination at 24 properties. The Company has also been identified as a potentially responsible party (a ''PRP'') under the federal Comprehensive Environmental Response, Compensation and Liability Act (''CERCLA'') at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. Such laws may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owner or operator of a contaminated property, and companies that generated, disposed of, or arranged for the disposal of, hazardous substances found at the property. During 1994 and 1995, the Company paid approximately $1.4 million and $3.2 million, respectively, for environmental investigation and remediation.

      The Company is aware of probable obligations for environmental matters at 32 properties. As of August 31, 1995, the Company has made an environmental accrual of $18.5 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

      The Company's actual final costs of resolving certain environmental matters are not quantifiable, and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Management also is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1995. In the opinion of management, it is reasonably possible for such costs to be approximately an additional $19.8 million. See "Business - Matters Involving the Environment".


ABSENCE OF PUBLIC MARKET

      There is currently no trading market for Farmland's Subordinated Debt Certificates or Demand Loan Certificates. It is unlikely that a secondary market for these securities will develop.


AFFILIATED UNDERWRITER

      Farmland Securities Company ("FSC") is a wholly-owned subsidiary of Farmland. FSC's business is limited to the offer and sale of securities issued by Farmland. This offering is being made in compliance with terms of a partial exemption from requirements of Schedule E of the NASD Bylaws; no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered hereby. See "Plan of Distribution" included herein.


POTENTIAL TAXABLE GAINS OR LOSSES FROM THE EXCHANGE

      An exchange of Subordinated Debt Certificates in a transaction permitted by this Prospectus could result in a gain or a loss for purposes of determining taxable income of holders of Subordinated Debt Certificates.
See "Exchange Offer" included herein.


                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of the end of and for each of the years in the five-year period ended August 31, 1995 are derived from the Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements as of August 31, 1994 and 1995 and for each of the years in the three-year period ended August 31, 1995 (the "Consolidated Financial Statements"), and the independent auditors' report thereon, are included elsewhere herein. The information set forth below should be read in conjunction with information appearing elsewhere herein: "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and related notes, and the independent auditors' report which contains an explanatory paragraph concerning income tax adjustments proposed by the IRS relating to Terra.

                                                 Year Ended August 31
                                     1991            1992            1993            1994            1995
                                                             (Amounts in Thousands except ratios)
SUMMARY OF OPERATIONS:(1)(2)
Net Sales    . . . . . . . . .   $  3,638,072    $  3,429,307    $  4,722,940    $  6,677,933   $   7,256,869
Operating Income of Industry
  Segments  . . . . . . . . . .       156,765         160,912          86,579         154,799         293,381
Interest Expense  . . . . . . .        36,951          27,965          36,764          51,485          53,862
Income (Loss) From
  Continuing Operations   . . .        42,693          61,046         (30,400)         73,876         162,799
Net Income (Loss) . . . . . . .  $     42,693    $     62,313    $    (30,400)   $     73,876   $     162,799

DISTRIBUTION OF NET INCOME (LOSS):
Patronage Refunds:
  Allocated Equity  . . . . . .  $     17,837    $      1,038    $      1,155    $     44,032   $      61,356
  Cash and Cash Equivalents   .        12,571          17,918             495          26,580          33,061
Earned Surplus and Other
  Equities  . . . . . . . . . .        12,285          43,357         (32,050)          3,264          68,382
                                 $     42,693    $     62,313    $    (30,400)   $     73,876   $     162,799
RATIO OF EARNINGS TO FIXED
  CHARGES(3)  . . . . . . . . .           1.9             2.5          Note 3             2.2             4.0

BALANCE SHEETS:
Working Capital . . . . . . . .  $    122,124   $     208,629    $    260,519    $    290,704   $     319,513
Property, Plant and Equipment,
  Net       . . . . . . . . . .       490,712         446,002         504,378         501,290         592,145
Total Assets  . . . . . . . . .     1,369,231       1,526,392       1,719,981       1,926,631       2,185,943
Long-Term Debt (excluding
  current maturities)   . . . .       291,192         322,377         485,861         517,806         506,033
Capital Shares and Equities . .       497,364         588,129         561,707         585,013         687,287

[FN]
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources" for a discussion of the pending income tax litigation relating to Terra, a former subsidiary of the Company.

(2)  Acquisitions and Dispositions:

     (a) During 1994, the Company acquired 79% of the common stock of National Carriers, Inc. ("NCI") for a cash purchase price of $4.4 million. NCI is a trucking company located in Liberal, Kansas. NCI provides substantially all the trucking service needs of National Beef Packing Company, L.P. ("NBPC"), a limited partnership. See Note 2 of the Notes to Consolidated Financial Statements included herein.

     (b) In December 1993, the Company acquired all the common stock of seven international grain trading companies (collectively referred to as "Tradigrain"). The purchase price for Tradigrain ($31.4 million) was paid in cash. See Note 2 of the Notes to Consolidated Financial Statements included herein.

     (c) During 1993, Farmland acquired a 58% interest in NBPC (having increased to 68% on March 31, 1995 and, subsequent to August 31, 1995, such interest having increased to approximately 76%). Effective April 15, 1993, NBPC acquired Idle Wild Foods, Inc.'s beef packing plant and feedlot located in Liberal, Kansas. See Note 2 of the Notes to Consolidated Financial Statements included herein.

     (d) On August 30, 1993, The Cooperative Finance Association ("CFA") purchased 10,113,000 shares of its voting common stock from Farmland as part of a recapitalization plan which established CFA as an independent finance association for its members. As a result of CFA's stock purchase and amendments to CFA's bylaws, Farmland did not have voting control of CFA at August 31, 1993 and, therefore, did not include CFA in its consolidated balance sheet at August 31, 1993. Farmland's remaining investment in CFA is being accounted for by the cost method.

     (e) The following unaudited financial information for the year ended August 31, 1993 presents pro forma results of operations of the Company as if the disposition of CFA and the acquisition of NBPC had occurred at the beginning of the period presented. The pro forma financial information includes adjustments for amortization of goodwill, additional depreciation expense, and increased interest expense both on recourse and nonrecourse debt assumed in the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company been a single entity which excluded CFA and included NBPC for the full year 1993. See Note 2 of the Notes to Consolidated Financial Statements included herein.
                                                       August 31
                                                         1993
                                                       (Unaudited)
                                                (Amounts in Thousands)

               Net Sales  . . . . . . . . . . . .  $       5,357,867
               Income (Loss) Before
                 Extraordinary Item   . . . . . .            (44,040)

(3)In computing the ratio of earnings to fixed charges, earnings represent pretax income (loss) for the enterprise as a whole including 100% of such income (loss) of minority-owned subsidiaries which have fixed charges, the Company's share of 50%-owned entities and any distributed earnings (but not losses or undistributed earnings) of less-than-50% owned entities plus fixed charges. Fixed charges consist of interest and finance charges on all indebtedness plus that portion of rentals considered to be the interest factor. Income was inadequate to cover fixed charges for the year ended August 31, 1993. The dollar amount of the coverage deficiency was $36.6 million.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically maintained two primary sources for debt capital: a substantially continuous public offering of its debt securities (the "continuous debt program") and bank lines of credit.

     The Company's debt securities issued under the continuous debt program generally are offered on a best-efforts basis through the Company's wholly owned broker-dealer subsidiary, Farmland Securities Company, and through American Heartland Investments, Inc. (which is not affiliated with Farmland), and also may be offered by selected unaffiliated broker-dealers. The types of securities offered in the continuous debt program include certificates payable on demand and five- and ten-year subordinated debt certificates. The total amount of such debt outstanding and the flow of funds to, or from, the Company as a result of the continuous debt program are influenced by the rate of interest which Farmland establishes for each type of debt certificate offered and by options of Farmland to call for redemption certain of its outstanding debt certificates. During the year ended August 31, 1995, the outstanding balance of demand certificates decreased by $9.6 million and the outstanding balance of subordinated debt certificates increased by $19.9 million.

     Farmland has a $650.0 million Credit Agreement. The Credit Agreement provides short-term credit of up to $450.0 million to finance seasonal operations and inventory, and revolving term credit of up to $200.0 million. At August 31, 1995, short-term borrowings under the Credit Agreement were $250.8 million, revolving term borrowings were $85.0 million and $35.8 million was being utilized to support letters of credit issued on behalf of Farmland by participating banks.

     Farmland pays commitment fees under the Credit Agreement of 1/10 of 1% annually on the unused portion of the short-term commitment and 1/4 of 1% annually on the unused portion of the revolving term commitment. In addition, Farmland must maintain consolidated working capital of not less than $150.0 million, consolidated net worth of not less than $475.0 million and funded indebtedness and senior funded indebtedness of not more than 52% and 43% of Combined Total Capitalization (as defined in the Credit Agreement), respectively. All computations are based on consolidated financial data adjusted to exclude nonrecourse subsidiaries (as defined in the Credit Agreement). At August 31, 1995, Farmland was in compliance with all covenants under the Credit Agreement. The Company and the bank participants annually renew the short-term commitments of the Credit Agreement. The next renewal date is in May 1996. Management expects that the short-term commitment will be renewed; however, at such annual renewal date, any bank participant may choose not to renew its portion of the short-term commitment. The revolving term loan facility will expire in May 1997.

     The Company maintains other borrowing arrangements with banks and financial institutions. Under such agreements, at August 31, 1995, $47.2 million was borrowed. Financial covenants of these arrangements generally are not more restrictive than under the Credit Agreement.

     The Company also has filed a registration statement with the Securities and Exchange Commission to issue $200.0 million of debt. No such securities have been issued by the Company. If issued, such debt would be unsecured and non-subordinated obligations of the Company and would rank on parity in right of payment with all other unsecured and non-subordinated indebtedness of the Company.

     In the opinion of management, these arrangements for debt capital are adequate for the Company's present operating and capital plans. However, alternative financing arrangements are continuously evaluated.

     NBPC maintains borrowing agreements with a group of banks which provide financing support for its beef packing operations. Such borrowings are nonrecourse to Farmland or Farmland's other affiliates. At August 31, 1995, $90.0 million was available under this facility of which $32.0 million was borrowed and $1.0 million was utilized to support letters of credit. In addition, NBPC has incurred certain long-term borrowings from Farmland. NBPC has pledged certain assets to Farmland and such group of banks to support its borrowings.

     Tradigrain, which is comprised of seven international grain trading subsidiaries of Farmland, has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates. At August 31, 1995, such borrowings totaled $70.3 million.

     Leveraged leasing has been utilized to finance railcars and a substantial portion of the Company's fertilizer production equipment. Under the most restrictive covenants of its leases, the Company has agreed to maintain working capital of at least $75.0 million, Consolidated Funded Debt of not greater than 65% of Consolidated Capitalization and Senior Funded Debt of not greater than 50% of Consolidated Capitalization (all as defined in the most restrictive lease).

     As a cooperative, Farmland's member-sourced net earnings (i.e., income from business done with or for members) are distributed to its voting members, associate members and patrons in the form of common equity, capital credits or cash. For this purpose, net income or loss was determined in accordance with the requirements of federal income tax law up to 1994 and is determined in accordance with generally accepted accounting principles in 1995 and after. Other income is treated as "nonmember-sourced income". Nonmember-sourced income is subject to income tax and after-tax earnings are transferred to earned surplus. Under Farmland's bylaws, the member-sourced income is distributed to members as patronage refunds unless the earned surplus account, at the end of that year, is lower than 30% of the sum of the prior year-end balance of outstanding shares, associate member shares, capital credits, nonmember capital and patronage refunds for reinvestment. In such cases, member-sourced income is reduced by the lesser of 15% or an amount required to increase the earned surplus account to the required 30%. The amount by which the member-sourced income is so reduced is treated as nonmember-sourced income. The member-sourced income remaining is distributed to members as patronage refunds. For the years 1993, 1994 and 1995, the earned surplus account exceeded the required amount by $3.8 million, $2.3 million and $62.8 million, respectively.

     Generally, a portion of the patronage refund is distributed in cash and the allocated equity portion is distributed in common stock, associate member common stock or capital credits (depending on the membership status of the recipient), or the Board of Directors may determine to distribute the allocated equity portion in any other form or forms of equities. The allocated equity portion of the patronage refund is determined annually by the Board of Directors, but the allocated equity portion of the patronage refund is not deductible for federal income tax purposes when it is issued unless at least 20% of the amount of the patronage refund is paid in cash. The allocated equity portion of the patronage refund is a source of funds from operations which is retained for use in the business and increases Farmland's equity base. Common stock and associate member common stock may be redeemed by cash payments from Farmland to holders thereof who participate in Farmland's base capital plan. Capital credits and other equities of Farmland and Foods may be redeemed under other equity redemption plans. The base capital plan and other equity redemption plans are described under "Business - Equity Redemption Plans" included herein.

     Cash provided by operating activities totaled $44.7 million in 1995 compared with $106.0 million in 1994. This decrease reflects the cash effect of increased inventories and accounts receivable (principally in the output business, and mostly the grain business).

     Other major sources of cash include $42.5 million from disposition of investments and collections on long-term notes receivable, $37.1 million from an increase in checks and drafts outstanding which is attributable to the Company's cash management systems, $10.3 million from investors in demand loan and subordinated debt certificates and $9.2 million from bank loans and other notes.


     Major uses of cash during 1995 include $124.7 million for capital additions or improvements, $26.8 million for acquisition of investments and notes receivable, $26.6 million for patronage refunds and dividends distributed from 1994 earnings and $12.4 million for the redemption of allocated equities under the Farmland base capital plan and special allocated equity redemption plan.

     In July 1983, Farmland sold the stock of Terra, a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.

     On March 24, 1993, the IRS issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of a $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

     On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court on September 14, 1995; reply briefs were submitted to the court on November 28, 1995.

     If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $ 178.3 million, before tax benefits of the interest deduction, through August 31, 1995), or $264.1 million in the aggregate at August 31, 1995. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus applicable statutory interest thereon. Finally, the additional federal and state income taxes and accrued interest thereon, which would be owed based on an adverse decision, would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

     The liability resulting from an adverse decision would be charged to current operations and would have a material adverse effect on the Company and may affect its ability to pay, when due, principal and interest on the Company's indebtedness. In order to pay any such tax claim, the Company would have to consider new financing arrangements, including the incurrence of indebtedness and the sale of assets. Moreover, the Company would be required to renegotiate the Credit Agreement with its bank lenders, as well as other existing financing agreements with certain other parties, not only to permit such new financing arrangements, but also to cure events of default under the Credit Agreement and certain of such other existing financing agreements and to maintain compliance with various requirements of the Credit Agreement and such other existing financing agreements, including working capital and funded indebtedness provisions, in order to avoid default thereunder. No assurance can be given that such financing arrangements or such renegotiation would be successfully concluded.

     No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the above described IRS claims. Farmland believes that it has meritorious positions with respect to all of these claims.

     In the opinion of Bryan Cave, Farmland's special tax counsel, it is more likely than not that the courts will ultimately conclude that Farmland's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt, and there can be no assurance that the courts will ultimately rule in favor of Farmland on any of these issues.


RESULTS OF OPERATIONS FOR YEARS ENDED AUGUST 31, 1993, 1994 AND 1995

     The Company's revenues, margins and net income depend, to a large extent, on conditions in agriculture and may be volatile due to factors beyond the Company's control, such as weather, crop failures, federal agricultural programs, production efficiencies and U.S. imports and exports. In addition, various federal and state regulations to protect the environment encourage farmers to reduce the use of fertilizers and other chemicals. Global variables which affect supply, demand and price of crude oil, refined fuels, natural gas and other commodities may impact the Company's operations. Historically, changes in the costs of raw materials used in the manufacture of the Company's finished products have not necessarily resulted in corresponding changes in the prices at which such products have been sold by the Company. Management cannot determine the extent to which these factors may impact future operations of the Company. The Company's cash flow and net income may continue to be volatile as conditions affecting agriculture and markets for the Company's products change.

     The increase (decrease) in sales and operating income by business segment in each of the years in the three-year period ended 1995, compared with the respective prior year, is presented in the below table.
     Management's discussion of industry segment sales, operating income or loss and other factors affecting the Company's net income during 1993, 1994 and 1995 follows the table.

                                             Change in Sales                      Change in Net Income
                                     1993         1994        1995          1993        1994         1995
                                   Compared     Compared    Compared      Compared    Compared     Compared
                                   with 1992    with 1993  with 1994     with 1992    with 1993    with 1994
                                            (Amounts in Millions)                 (Amounts in Millions)
INCREASE (DECREASE) OF
INDUSTRY SEGMENT -
SALES AND OPERATING
INCOME OR LOSS:
  Petroleum   . . . . . . . . . .  $     (92)   $    (32)   $      21    $     (13)   $      32    $    (35)
  Crop Production   . . . . . . .        (13)        278            8          (60)          74          73
  Feed    . . . . . . . . . . . .         34          49          (60)          (1)          (4)         (7)
  Food Processing and Marketing          563         943          337           (8)           4          56
  Grain Marketing   . . . . . . .        798         674          279            1          (34)         52
  Other   . . . . . . . . . . . .          4          43          (6)            7           (4)        -0-
                                   $   1,294    $  1,955    $    579     $     (74)   $      68    $    139
CORPORATE EXPENSES AND OTHER:
General corporate expenses (increase) decrease  . . . . . . . . . . . .  $       9    $      (9)   $    (14)
Other income and deductions (net) increase (decrease) . . . . . . . . .          7           14          (6)
Interest expense (increase) decrease  . . . . . . . . . . . . . . . . .         (9)         (15)         (2)
Equity in net income of investees increase (decrease) . . . . . . . . .        (10)          23          11
Minority owners' interest in net income
  of subsidiaries (increase) decrease   . . . . . . . . . . . . . . . .         (1)           5         (14)
Provision for loss on disposition
  of assets (increase) decrease   . . . . . . . . . . . . . . . . . . .        (29)          29         -0-
Income taxes (increase) decrease  . . . . . . . . . . . . . . . . . . .         15          (11)        (25)
Net income increase (decrease)  . . . . . . . . . . . . . . . . . . . .  $     (92)   $     104    $     89

     In computing the operating income or loss of an industry segment, none of the following have been added or deducted: corporate expenses (included in the statements of operations as selling, general and administrative expenses), which cannot practicably be identified or allocated to an industry segment, interest expense, interest income, equity in net income (loss) of investees, other income (deductions) and income taxes.


PETROLEUM

  SALES

     Sales of the petroleum business increased $21.3 million in 1995 compared with 1994, or 2.5%. Sales of gasoline increased $42.1 million due to 9.6% higher unit sales and 2.4% higher prices. Sales of distillates and propane decreased $14.3 million and $3.0 million, respectively, and sales of other petroleum products decreased $3.5 million. Unit sales of distillates and propane decreased as a result of the mild winter and a wet spring.

     Sales of petroleum products reflect a decrease of $31.9 million in 1994 compared with 1993 primarily due to lower prices of refined fuels and propane. The effect of lower prices was to reduce reported sales by approximately $62.4 million. Part of this decrease was offset by the effect of a 6% increase in refined fuels and propane unit sales.

     Sales of the petroleum segment decreased $92.2 million in 1993 compared with 1992, primarily a result of a 12% decrease in unit sales of refined fuels (gasoline, diesel and distillates) and a 2% decline of the average selling price thereof. Unit sales decreased principally because the Company sold its investment in National Cooperative Refinery Association ("NCRA") in June 1992. The refined fuels unit sales decrease in 1993 reduced sales by approximately $92.2 million compared with 1992 and lower prices of refined fuels reduced sales by $17.7 million. Sales of other products (principally asphalt and coke) decreased $12.4 million. Propane sales increased approximately $30.1 million in 1993 due to a 27% increase in unit sales and 18% higher prices.

  OPERATING INCOME

     The petroleum business incurred an operating loss of $8.0 million in 1995 compared with operating income of $27.2 million in 1994. This was attributable to increased crude oil costs (approximately 9%) without corresponding increases in finished product selling prices.

     Results from petroleum operations increased $31.7 million in 1994 compared with 1993 primarily because unit margins on diesel fuels with low levels of sulfur (required by the Environmental Protection Agency ("EPA") for diesel fuel sold after September 30, 1993) were higher than the prior year. These margins, which were significantly higher immediately after the crossover to the low sulfur level diesel fuels, decreased to normal levels later in 1994. In addition, margins on other refined fuels improved in 1994 compared with 1993 because the cost per barrel of crude oil decreased and because production at the Coffeyville, Kansas refinery was substantially higher than in the prior year.

     Operating income of the petroleum segment decreased $12.8 million in 1993 compared with 1992. The favorable effects of improved margins in propane and lower marketing and administrative expenses were more than offset by the unfavorable effects of lower income from distributing fuels produced by NCRA and the write-down to market value of certain petroleum inventories.


CROP PRODUCTION

  SALES

     Sales of the crop production business increased $8.0 million in 1995 compared with 1994. Sales of plant nutrients increased $117.9 million due to higher selling prices. Unit sales of plant nutrients decreased slightly from the record level of 7.4 million tons set in 1994. Sales of crop protection products reflect a decrease of $109.9 million as a result of placing the Company's crop protection operations in a 50%-owned joint venture on January 1, 1995.

     Crop production sales in 1994 increased $278.5 million compared with 1993 due to higher plant nutrient prices and unit sales. The average price per ton of nutrient increased approximately 13.3% and unit sales increased approximately
1.1 million tons or 18%.

     Sales of the crop production segment decreased $13.0 million in 1993 compared with 1992. Nitrogen fertilizer sales increased $54.1 million due to 8% higher unit sales and because the average selling price increased 3%. Phosphate fertilizer sales decreased $64.7 million. This decrease is primarily a result of the sale of the Green Bay, Florida phosphate plant to a 50%-owned joint venture. Subsequent to this sale (on November 15, 1991) export sales from the Green Bay plant have not been reported in the Company's operations. In 1992, the Company's sales included export sales from the Green Bay plant of $60.9 million.

  OPERATING INCOME

     Operating income of the crop production business increased $72.7 million in 1995 compared with 1994. In addition, the Company's share of the net income of joint ventures engaged in phosphate manufacturing increased $4.6 million and the Company's share of net income of WILFARM was $2.2 million. The increased operating results from crop production operations was principally attributable to the effect of higher selling price on unit margins and contributed significantly to the Company's increased net income in 1995.

     Operating income of the crop production business in 1994 increased $74.4 million compared with 1993. This increase resulted from higher unit sales and unit margins. Unit margins in 1994 were approximately twice the level of 1993 which increased operating income in this segment approximately $66.8 million. Unit sales increased over one million tons (18%) which increased operating income by approximately $10.8 million. In addition, included in the statement of operations in the caption, "Equity in income (loss) of investees", is $15.3 million in 1994 representing the Company's share of net income from fertilizer joint ventures. This is an increase of $23.4 million compared with 1993.
Demand for plant nutrients in 1994 was stronger than in 1993 due to an increase in the number of acres under cultivation, principally corn acreage (corn acreage harvested was relatively low in 1993 due to wet weather and the resulting floods in the Company's trade territory). In addition, demand for plant nutrients was stimulated by favorable weather conditions during the fall and spring application seasons. The increased demand for plant nutrients translated into higher unit sales and margins and contributed significantly to the Company's increased net income in 1994.

     Operating income of the crop production segment decreased $60.3 million in 1993 compared with 1992, primarily because of a 29% higher natural gas cost (the principal raw material consumed in producing nitrogen fertilizer) which was not recovered through selling prices. Fertilizer margins decreased approximately $43.2 million because of higher natural gas cost. In addition, phosphate fertilizer margins decreased approximately $7.1 million because decreased phosphate fertilizer selling prices more than offset decreased cost. In addition, the Company's share of the net loss of fertilizer ventures (included in the Company's Consolidated Statement of Operations in the caption "Equity in net income (loss) of investees") was $8.1 million in 1993 compared with a loss of $1.3 million in 1992.


FEED

  SALES

    Sales of the feed business decreased $60.1 million in 1995 compared with 1994. This decrease reflects lower unit sales in traditional markets for beef, dairy and swine feed partly offset by increased commercial (bulk) feed sales. Unit sales of dairy feed decreased because the number of dairy cattle on feed programs in the Company's trade territory decreased in 1995. Beef and swine feed unit sales decreased because the relatively low market prices available to livestock producers encouraged such producers to reduce input costs wherever possible and such efforts were aided by the mild winter during which pastures in most of the Company's trade area remained open and provided suitable grazing for beef cattle.

     Sales of feed products increased $48.7 million in 1994 compared with 1993. Unit sales of formula feed and feed ingredients each increased approximately 10% which generated a $39.6 million increase in sales. The balance of the sales increase resulted primarily from higher feed ingredient prices.

     Sales of the feed segment increased $33.9 million in 1993 compared with 1992, primarily because of higher unit sales. Formula feed unit sales increased approximately 9% which increased sales $20.3 million. Feed ingredients unit sales increased approximately 12% which increased sales by $18.1 million. In addition, sales of animal health products increased $2.0 million. Lower formula feed selling prices partly offset the effect of higher unit sales.

  OPERATING INCOME

     Operating income of the feed business decreased $7.0 million in 1995 compared with 1994. This decease is attributable to decreased unit sales in traditional markets with cooperatives combined with a net loss on sales to commercial accounts.

     Operating income of the feed business segment decreased $3.7 million in 1994 compared with 1993. Gross margins decreased approximately $.5 million reflecting lower margins on feed ingredients and pet food of $.8 million and $.4 million, respectively, partly offset by $.7 million higher margins on animal health products. In addition, feed sales, marketing and administration expenses increased $3.2 million primarily due to higher commissions and other variable compensation plans.

     Operating income of the feed segment of $20.7 million in 1993 decreased slightly compared with 1992. The decrease was due to the impact of lower selling prices.


FOOD PROCESSING AND MARKETING

  SALES

     Sales of the food processing and marketing business increased $337.3 million in 1995 compared with 1994. Sales of beef increased $350.6 million. Approximately $235.0 million of this increase resulted from NBPC's purchase of assets from Hyplains Beef L.C. (formerly 50%-owned by Farmland). The balance of the increased sales of beef resulted primarily from increased volume (approximately 16%) at NBPC's plant. Sales of pork decreased $13.3 million reflecting the net effect of lower wholesale pork prices, partly offset by higher unit sales.

     Sales of the food processing and marketing business increased $943.0 million in 1994 compared with 1993. Sales of beef increased $747.0 million principally because NBPC has been included in the Company's 1994 results for the full year. NBPC was acquired in April 1993. Pork sales increased
$195.9 million, due mostly to including operations of the Monmouth, Illinois plant in the Company's results for a full year in 1994. This plant was acquired in February 1993. In addition, sales of specialty meats of the Company's Carando division increased $13.0 million.

     Food processing and marketing sales increased $562.5 million in 1993 compared with 1992, primarily due to business acquisitions. In April 1993, the Company and partners organized NBPC. Farmland acquired a 58% ownership interest in NBPC (such interest having increased to 68% effective March 31, 1995 and, subsequent to August 31, 1995, such interest having increased to 76%) which acquired a beef packing plant and feedlot located in Liberal, Kansas. As a result of this acquisition, the Company's sales included beef sales of $442.1 million in 1993. In February 1993, Foods purchased a pork processing plant located at Monmouth, Illinois. As a result of this acquisition, sales of pork products increased approximately $90.0 million. Sales of fabricated pork products at the Company's other plants increased $17.0 million and sales of specialty meats of the Carando division increased $8.3 million.

  OPERATING INCOME

     Operating income of the food processing and marketing business increased $56.5 million in 1995 compared with 1994. This increase includes increased operating income of $43.5 million in beef operations and $13.0 million in pork operations. In addition, the Company's share of net income of Hyplains in 1995 (for the period prior to its acquisition by NBPC) increased $5.2 million compared with 1994. These increases reflect increased unit margins (mostly a result of lower cattle and hog market prices) and an increased number of cattle and hogs processed.

     Operating income in the food processing and marketing segment of $20.6 million in 1994 reflects an increase of $4.1 million compared with 1993. The increase includes $13.0 million higher operating income of the pork business partly offset by an $8.9 million decrease of operating income of the beef business. Operating income from pork processing and marketing operations increased primarily due to higher volume and higher margins on fresh pork, branded pork, hams and specialty meats of the Carando division. Operating income of the beef business decreased owing to weak consumer demands for beef and industry price competition.

     Operating income of the food processing and marketing segment decreased $8.7 million in 1993 compared with 1992. The decrease is primarily due to a 4.6% increase in live hog costs. Margins on fabricated products and hams increased $3.6 million and $4.4 million, respectively, and margins on beef products (not included in the Company's operations in 1992) were $4.2 million. These increases resulted from acquisitions which increased sales as discussed above. However, these increases were more than offset by the effects of the 4.6% increase in live hog costs which could not be fully recovered through increased wholesale prices of fresh and processed pork products and by higher selling and administrative expenses.


GRAIN MARKETING

  SALES AND OPERATING INCOME

     Sales of grain increased $279.0 million in 1995 compared with 1994. This increase resulted from higher grain prices and unit sales, primarily export sales. Operating income of the grain business totaled $17.9 million in 1995 compared with a loss of $33.5 million in 1994. The increase in operating results was attributable to approximately 59.0 million bushels higher export volume by the North American grain division increased volume of international grain brokered by Tradigrain and as a result of more favorable unit margins which developed as market prices increased in response to decreased worldwide production in 1995.

     Grain sales increased $673.6 million in 1994 compared with 1993 primarily due to the acquisition of Wells-Bowman Trading Company and from operating elevators in Utah and Idaho which were leased to the Company in 1994.

     The grain marketing business had an operating loss of $33.5 million in 1994 compared with near break-even operations in 1993. The operating loss in 1994 includes an operating loss of $14.4 million in the international operations of Tradigrain and an operating loss of $19.1 million in the Company's grain division. The loss in 1994 resulted primarily from negative unit margins on international grain transactions and higher domestic operating expenses.

     Grain operations which were acquired in July 1992 reported sales for the full year in 1993 of $953.5 million. Sales for the two months ended August 31, 1992 were $155.2 million.

     In 1993, operating income of the grain business was $.1 million compared with a loss of $.7 million for the two months ended August 31, 1992. In 1993, grain marketing operations were relocated to Kansas City from Enid, Oklahoma, an export elevator at Houston, Texas was sold and certain duplicative administrative costs were eliminated. As a result, cost reductions were realized in 1993.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses ("SG&A") increased $39.1 million in 1995 compared with 1994. Approximately $25.3 million of the increase was directly connected to business segments (primarily the grain and pork businesses) and has been included in the determination of the operating income of business segments. The increase of general corporate expenses, not identified to business segments ($13.8 million), reflects higher variable compensation, pension and other employee costs and higher costs for legal services.

     SG&A increased $81.5 million in 1994 compared with 1993. However, as a percent of sales, these expenses were slightly lower in 1994 than in 1993. Approximately $17.6 million of the increase resulted from acquisition of Tradigrain and NCI and from including NBPC in the Company's financial statements for the full year in 1994. Approximately $29.0 million of the increase was in pork marketing and processing and resulted primarily from including the Monmouth, Illinois pork plant in the Company's operations for a full year, and from higher sales of pork. Farm supply businesses and the grain marketing business had higher SG&A of $13.1 million and $3.4 million, respectively. The balance of the SG&A increase was primarily due to variable compensation plans.

     These expenses decreased $12.3 million in 1993 compared with 1992 primarily due to SG&A directly connected to business segments. Corporate, general and administrative expenses, not identified to business segments (see Note 12 of the Notes to Consolidated Financial Statements) decreased $9.3 million in 1993 compared with 1992.


OTHER INCOME (DEDUCTIONS)

  INTEREST EXPENSE

     Interest expense increased $2.4 million in 1995 compared with 1994, reflecting a higher average interest rate (approximately 1/2% higher), partly offset by a lower amount of average borrowings.

     Interest expense reflects an increase of $14.7 million in 1994 compared with 1993. The increase is primarily attributable to including the interest costs of NBPC's beef operations in the Company's financial statements for a full year in 1994, the acquisition of NCI and Tradigrain in May 1994 and by higher interest rates.

     Interest expense increased $8.8 million in 1993 compared with 1992 due to an increase of the average level of borrowings, partly offset by lower interest rates.

  PROVISION FOR LOSS ON DISPOSITION OF ASSETS

     At August 31, 1993, management was negotiating to sell the Company's refinery at Coffeyville, Kansas. Based on the progress of negotiation and the transactions contemplated, operations for 1993 included a $20.0 million provision for loss on the sale of the refinery. Accordingly, the net carrying value of property, plant and equipment was reduced by $20.0 million at August 31, 1993. The transactions contemplated were subject to certain conditions, including negotiation of final agreements. During 1994, management determined that final sale terms anticipated by the potential purchaser were not in the Company's best interest. Accordingly, negotiations were terminated, and the sale was not consummated.

     In 1993, the Company entered discussions with a potential purchaser of a dragline. Based on these discussions, the Company estimated a loss of $6.2 million from the sale. Accordingly, at August 31, 1993, the carrying value of the dragline was written down by $6.2 million and a provision for this loss was included in the Company's Consolidated Statement of Operations for the year then ended. In 1994, this sale was consummated on terms substantially as expected.

     At August 31, 1993, the carrying value of a pork processing plant at Iowa Falls, Iowa was written down by $3.3 million to an estimated disposal value.


  CAPITAL EXPENDITURES

     See "Business - Capital Expenditures and Investments in Ventures" included herein.

  OTHER, NET

     In June 1993, the Company filed a lawsuit against 43 insurance carriers and other parties (the "Defendants") seeking declaratory judgments regarding the Defendants' insurance coverage obligations for environmental remediation costs. In 1994 and 1995, the Company negotiated settlements with 20 and 2 insurance companies, respectively, and, as part of the settlements, the Company provided the Defendants with releases of various possible environmental obligations. As a result of these settlements, the Company received cash payments of $13.6 million and $.3 million in 1994 and 1995, respectively, and has included such amounts in the caption "Other income (deductions): Other, net" in the Company's and Consolidated Statement of Operations for the year then ended. See Note 16 of the Notes to Consolidated Financial Statements included herein.

  MATTERS INVOLVING THE ENVIRONMENT

     See "Risk Factors - Environmental Matters" and "Business - Matters Involving the Environment" included herein.


RECENT ACCOUNTING PRONOUNCEMENTS

     In the first quarter of 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, ''Accounting for Certain Investments in Debt and Equity Securities'' (''Statement 115''), which was issued by the Financial Accounting Standards Board (''FASB'') in May 1993. Statement 115 expands the use of fair value accounting and the reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The effect of the Company's implementation of Statement 115 at September 1, 1994 was insignificant.

     In the first quarter of 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 112, ''Employer's Accounting for Postemployment Benefits'' (''Statement 112''), which was issued by FASB in November 1992. Statement 112 establishes standards of accounting and reporting for the estimated cost of benefits provided to former or inactive employees. The effect of the Company's implementation of Statement 112 at September 1, 1994 was insignificant.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed of," was issued by the Financial Accounting Standards Board ("FASB") in March 1995 and is effective for fiscal years beginning after December 15, 1995 (the Company's 1997 fiscal year). Statement 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangible, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Management expects that the adoption of Statement 121 will not have a significant impact on the Company's Consolidated Financial Statements.



                 DETERMINATION OF THE CERTIFICATE INTEREST RATE

    The Certificate Interest Rate ("CIR") is the interest rate per annum on the Subordinated Debt Certificates as determined by Farmland, from time to time, after giving consideration to the current rates of interest established by various money markets, and Farmland's need for funds. With respect to the Demand Loan Certificates, the CIR is the interest rate for Demand Loan Certificates as determined, from time to time, by Farmland. Any change in the CIR will not affect the CIR on any Subordinated Capital Investment Certificates, Subordinated Monthly Income Capital Investment Certificates, or Demand Loan Certificates for which the full purchase price was received prior to the change. Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the CIR in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the CIR for Demand Loan Certificates is increased to a rate higher than that currently in effect for a Demand Loan Certificate, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issuance of each Demand Loan Certificate and each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the CIR for Demand Loan Certificates in effect on such anniversary date, but only for a six
(6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the CIR for Demand Loan Certificates will have no effect on the CIR of any Demand Loan Certificate issued prior to the decrease unless such decreased rate is in effect on the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate.

     On the date of this Prospectus, the CIR was 7.0% on Five-Year and 7.75% on Ten-Year Subordinated Capital Investment Certificates; 7.0% on Five-Year, and 7.75% on Ten-Year Subordinated Monthly Income Capital Investment Certificates; and 6.0% on Demand Loan Certificates. Whenever the CIR is changed, this Prospectus shall be amended to specify the interest rate in effect, after the effective date of the change as specified in the amendment, on the Certificates to be offered pursuant to such Prospectus. Whenever the CIR is changed, each respective Demand Loan Certificate and Subordinated Debt Certificate owner is notified in writing of the change as specified in the amendment. Information concerning the CIR can be obtained from the Prospectus or from Farmland Securities Company, Post Office Box 7305, Kansas City, Missouri 64116 (telephone 1-800-821-8000, extension 6360). See "Description of the Ten-Year and Five-Year Subordinated Capital Investment Certificates," "Ten-Year and Five-Year Subordinated Monthly Income Capital Investment Certificates" and "Demand Loan Certificates."


                                 USE OF PROCEEDS

     The offering is made on a best efforts basis with no established minimum amount of Subordinated Debt Certificates and Demand Loan Certificates that must be sold. No assurance can be provided as to the amount of net proceeds the Company may receive as a result of this offering. Assuming that all of the Subordinated Debt and Demand Loan Certificates offered hereby are sold, net proceeds to the Company will be approximately $161.2 million after deducting estimated commissions and expenses. Any proceeds to the Company from this offering may be used: 1) to fund portions of the Company's capital expenditures and investments in ventures which are estimated to be approximately $379.4 million through the two-year period ending August 31, 1997; 2) to refinance approximately $54.0 million of Subordinated Debt Certificates with interest rates of 7.25% to 11% which mature at various times prior to August 31, 1997; or 3) to redeem Subordinated Debt Certificates prior to maturity at owners' requests, restricted to the limited redemption rights of owners as described in each Subordinated Debt Certificate's respective trust indenture. To the extent that proceeds from sales of the securities offered hereby are less than amounts required for these purposes, such insufficient amounts may be obtained from operations, from bank or other borrowings or from other financing arrangements. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources", "Other Matters - Capital Expenditures" and the subcaption "Redemptions" within the description of each type of certificate.



                              PLAN OF DISTRIBUTION

     The securities offered by this Prospectus for cash and for exchange are offered by FSC and AHI, and may be offered by other broker-dealers selected by Farmland. The offering is on a best efforts basis. There is no requirement that any minimum amount of securities offered hereby must be sold. The offering shall be for an indeterminate period of time not expected to be in excess of two years.

     FSC, located at 3315 North Farmland Trafficway, Kansas City, Missouri, is a wholly-owned subsidiary of Farmland organized for the sole purpose of offering Farmland's Demand Loan and Subordinated Debt Certificates for sale to the general public and/or for exchange and to solicit offers therefor which are subject to acceptance by Farmland. FSC is a member of the NASD and the Securities Investor Protection Corporation (SIPC). FSC's involvement in this offering is in compliance with terms of a partial exemption from requirements of Schedule E of the NASD Bylaws; no persons, other than persons associated with Farmland or FSC, participated in determining the price and other terms of the securities offered hereby. FSC is under no firm commitment or obligation to solicit offers for any specified amount of such debt securities. FSC's commitment is to use its best efforts to solicit such orders. Farmland will pay commissions to FSC not to exceed 4% of the aggregate price of Demand Loan Certificates and Subordinated Debt Certificates being offered. Farmland will pay all expenses and liabilities incurred by FSC, limited to an amount not to exceed 3% of the aggregate sales price of Demand Loan and Subordinated Debt Certificates being offered. FSC is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, but has only limited authority to engage in the offer and sale of securities issued by Farmland. Farmland will indemnify FSC for certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has engaged AHI, located at 110 E. Iron, P. O. Box 1303, Salina, Kansas 67402, to offer Farmland Demand Loan and Subordinated Debt Certificates to the general public and for exchange and to solicit offers therefore which are subject to acceptance by Farmland. Farmland may engage other broker-dealers that are qualified to offer and sell the Demand Loan Certificates and Subordinated Debt Certificates in a particular state and that are members of the National Association of Securities Dealers, Inc. AHI and each broker-dealer participating in this offering shall be held responsible for complying with all statutes, rules and regulations of all jurisdictions in which each participating broker-dealer offers the Demand Loan and Subordinated Debt Certificates for sale. Farmland will pay to AHI and may pay to other selected broker-dealers for their services a sales commission of not more than 4% of the face amount of Subordinated Debt Certificates and not more than 1/2 of 1% of the face amount of Demand Loan Certificates which AHI and other selected broker-dealers sell. In addition, Farmland will pay to AHI and may pay to other selected broker-dealers an unallocated due diligence and marketing fee of not more than 1/2 of 1% of the face amount of such certificates the broker-dealers sell. Farmland may indemnify AHI and other selected broker-dealers for certain liabilities arising out of violations by Farmland of blue sky laws, or the Securities Act.

     Interstate/Johnson Lane Corporation, a member of the NASD, participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus and received approximately $50,000 for such participation. As discussed above, Interstate/Johnson Lane Corporation will not be participating in the pricing of this issue.


                                 EXCHANGE OFFER

     Farmland is offering: (1) to the owners of its Subordinated Capital Investment Certificates the right to exchange such certificates for an equivalent principal amount of any Subordinated Monthly Income Capital Investment Certificate ($5,000 minimum) which, at the time of the exchange, is being offered by this Prospectus. The option to exchange a Subordinated Capital Investment Certificate into a Subordinated Monthly Income Capital Investment Certificate is not affected by the period of time the Subordinated Capital Investment Certificate has been held. Farmland will not redeem Subordinated Monthly Income Capital Investment Certificates prior to maturity except upon death of the owner. (2) Farmland is offering to the owners of its Subordinated Capital Investment Certificates, which have been held until eligible for redemption prior to maturity at the option of the owner, the right to exchange such certificates for an equivalent principal amount of any Subordinated Capital Investment Certificate which, at the time of the exchange, is being offered by this Prospectus. The option to exchange into Subordinated Capital Investment Certificates is affected by the period of time the outstanding certificate has been held. The required holding period is as follows:

                                                    Then, to be
        If, at the time of issuance            eligible for exchange,
           the maturity period                 the certificate must
       of the certificate held was:             have been held for:
                (In Years)                           (In Years)
                     5                                    2
                    10                                    3
                    15                                    5
                    20                                    5

     The exchange will be made effective on the day certificates eligible for exchange are received at Farmland's office in Kansas City, Missouri, provided, however, that any certificates received within a ten (10) day period preceding the record date of such certificates, the exchange shall be made effective as of the first day following such record date. The exchange is irrevocable after the effective date, but is revocable at any time prior to the effective date.
Notice of an owner's revocation may be in writing, delivered to the address given below (see "How to Accept Exchange Offer") or by telephone to (816) 459-6360. This exchange offer will expire at 12:00 P.M. Eastern Standard Time on December 31, 1996, unless terminated prior to such date. Owners of certificates eligible for exchange shall be notified by letter from Farmland at least 30 days prior to the effective date of Farmland's termination of this exchange offer.

     Any interest accrued on a certificate being exchanged will be paid on the day the exchange is made effective.

     The opinion of Robert B. Terry, Vice President and General Counsel of Farmland, which opinion is set forth herein in full as follows, is: The exchange of certificates would be considered as taxable exchanges. The basis for determining a taxable gain or loss on a taxable exchange is for an owner to take into account as gain or loss the difference between the fair market value of the security being received and his basis (usually cost) in the security being exchanged. As a practical matter, most owners should have no gain or loss since the securities were sold at 100% of Face Amount and are being exchanged at 100% of Face Amount. However, since it is possible for a prior owner to have sold his certificate to another person at a cost which is more or less than he had paid for it, a subsequent owner could have a different cost than the original issued cost. Any gain or loss recognized on a taxable exchange would be taken into account for purpose of federal income taxes as a gain or loss from the sale or disposition of a capital asset and would be short-term gain or loss unless, at the time of exchange, it had been held for a period of more than twelve months. Owners of these certificates should seek advice from their tax advisor before accepting the exchange offer.


                          HOW TO ACCEPT EXCHANGE OFFER

     The exchange offer may be accepted by delivering any of the Subordinated Capital Investment Certificates, which are eligible for exchange (see "Exchange Offer" immediately above), to Farmland Securities Company, P.O. Box 7305, Kansas City, Missouri 64116 or American Heartland Investments, Inc. P. O. Box 1303, Salina, Kansas, 67402. The certificates should be assigned to Farmland in the transfer section (on the reverse side of the certificate) and endorsed by all of the persons whose names appear on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write to the above address for specific information. Should registered owners wish to have the new certificate issued to persons other than as shown on the certificate being surrendered in the exchange, the endorsement signatures must be guaranteed by a commercial bank or trust company officer or a NASD member firm representative. The exchange offer must be accompanied by a completed "Order and Receipt for Investment" form supplied by FSC or AHI. The U.S. Treasury Form W-9, Backup Withholding Certificate, included on the order form must be completed and signed by the principal owner of the new certificate.


                            HOW TO TRANSFER OWNERSHIP

     To transfer ownership of certificates, the certificates should be assigned to the new owner(s) in the transfer section on the reverse side of the certificate and endorsed by all persons named on the face of the certificate. Should any registered owner be incapable of endorsing the certificate, additional documentation may be necessary. Call (816) 459-6360 or write Farmland Industries, Inc., P.O. Box 7305, Kansas City, Mo. 64116, Dept. 79 for specific information. All transfer requests require that endorsement signatures be guaranteed by a commercial bank or trust company officer or an NASD member firm representative. Requests for transfer should be accompanied by a completed transfer form supplied by Farmland. The U.S. Treasury Form W-9 Backup Withholding Certificate included with or on the transfer form must be completed and signed by the new principal owner.

     The transfer will be made effective on the day certificates to be transferred are received at Farmland's office in Kansas City, Missouri, provided, however, that any certificates received within a ten (10) day period preceding the record date of such certificates, the transfer shall be made effective as of the first day following such record date.


DESCRIPTION OF THE TEN-YEAR SUBORDINATED CAPITAL INVESTMENT CERTIFICATES

     The Ten-Year Subordinated Capital Investment Certificates, hereinafter within this section ("Description of the Ten-Year Subordinated Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture (the "Indenture of November 8, 1984") dated November 8, 1984, as amended January 3, 1985 and December 3, 1991, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of
Kansas City, National Association, Kansas City, Missouri, as Trustee
(the "Trustee.")

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 8, 1984, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 8, 1984. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements, made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. Interest on the principal sum at the CIR per annum is payable at the election of the owner, made at the time of purchase,
(i) semiannually or (ii) at maturity or at the date of redemption if redeemed prior to maturity. See "Certificate Interest Rate" below. The Certificates are issued in amounts of $100 or more as of the first day on which payment of the full purchase price has been received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature ten years from date of issue. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 8, 1984, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1995, a total of $126.6 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P. O. Box 7305, Kansas City, Missouri 64116. Attention: Executive Vice President and Chief Financial Officer, Telephone (816) 459-6201.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate.
The CIR will be such rate as in effect on the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate."

     Interest at the CIR per annum is payable on the principal sum at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1 to owners of record on the last preceding December 31 and June 30, respectively; or (ii) at maturity, or at the date of redemption if redeemed prior to maturity, compounded semiannually on December 31 and June 30 at the CIR which is stated on the face of the Certificate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the owner, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to thereafter receive payment of the interest semiannually. Any interest attributable to periods starting with the date of purchase and ending with the effective date of the written request of the holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the owner to terminate any obligation to continue retaining the interest of any owner pursuant to an owner's election. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the owner and the owner will be paid all the interest in the owner's account on the effective date.


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 8, 1984 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.


SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970 and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980 and under indentures dated November 8, 1984; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980, and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981 and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 8, 1984, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or in bankruptcy, insolvency, receivership or other proceeding of Farmland, the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1995, (i) the Company had outstanding $441.7 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $300.0 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $144.9 million aggregate principal amount of indebtedness, of which $129.4 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $115.7 million over fifteen years.

     See "Risk Factors - Subordination and Additional Debt".

REDEMPTION

     The Certificates may be redeemed, after two (2) years from date of issuance, at the option of Farmland at any time prior to maturity, on at least ten days written notice, at face value plus accrued interest to the date of redemption only. The Indenture of November 8, 1984 permits Farmland to select in any manner at its discretion the Certificates to be redeemed.

     Commencing three (3) years after date of issuance, a limited amount of Certificates can be redeemed prior to maturity during each month. The maximum amount that Farmland will redeem prior to maturity during any month is the greater of $500,000 or 1/2 of 1% of the balance outstanding provided the balance outstanding is greater than $5,000,000. If the balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Certificates.

     The 1/2 of 1% limitation is determined as follows:

          (1) Add the face amount of Certificates held by all investors at the end of the preceding month to establish the "combined amount" held by investors at the end of the preceding month.

          (2) Multiply the "combined amount" by 1/2 of 1%.

     If the amount made available for redemption prior to maturity (as determined in step one and two) exceeds the amount requested for redemption prior to maturity, such excess is carried over to the next month and added to the amount available for redemption prior to maturity, provided however that any excess will not be carried beyond Farmland's fiscal year end.

     Redemption prior to maturity will be made upon the surrender of such eligible Certificates properly endorsed accompanied by written request for early redemption to Farmland, in the order in which such written requests for redemption prior to maturity are received by Farmland. In addition to the amount available for redemption prior to maturity as determined above, redemptions will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Sections
3.01 and 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 8, 1984, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 8, 1984 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or (c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 8, 1984 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indenture shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 8, 1984 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to endorse payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 8, 1984 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 8, 1984 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in the Indenture (Section 5.03).

     The Indenture of November 8, 1984 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of said Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 8, 1984 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).


DESCRIPTION OF THE FIVE-YEAR SUBORDINATED CAPITAL INVESTMENT CERTIFICATES

     The Five-Year Subordinated Capital Investment Certificates, hereinafter within this section ("Description of the Five-Year Subordinated Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture (the "Indenture of November 8, 1984") dated November 8, 1984, as amended January 3, 1985 and December 3, 1991, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of
Kansas City, National Association, Kansas City, Missouri, as Trustee
(the "Trustee.")

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 8, 1984, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 8, 1984. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. Interest on the principal sum at the CIR per annum is payable at the election of the owner made at the time of purchase (i) semiannually or (ii) at maturity or at the date of redemption if redeemed prior to maturity. See "Certificate Interest Rate" below. The Certificates are issued in amounts of $100 or more as of the day on which payment of the full purchase price has been received by Farmland in Kansas City. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature five years from date of issue. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 8, 1984, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1995, a total of $83.8 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P.O. Box 7305,
Kansas City, Missouri 64116.   Attention: Executive Vice President and Chief
Financial Officer, Telephone (816) 459-6201.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as is in effect on the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate."

     Interest at the CIR per annum is payable on the principal sum at the election of the purchaser, made at the time of purchase, in one of the following ways: (i) semiannually on January 1 and July 1, to owners of record on the last preceding December 31 and June 30, respectively; or (ii) at maturity or at the date of redemption if redeemed prior to maturity, compounded semiannually, on December 31 and June 30 at the CIR which is stated on the face of the Certificate. Any election to receive payment of the interest semiannually is irrevocable. The election to receive payment of the interest at maturity, or at the date of redemption if redeemed prior to maturity, will be terminated upon written request of the owner, such termination to be effective as of the last previous interest compounding date. Such termination is irrevocable and, at the same time, is an election to thereafter receive payment of the interest semiannually. Any interest attributable to periods starting with the date of purchase and ending with the effective date of the written request of the holder to terminate the election to receive payment of the interest at maturity or at the date of redemption if redeemed prior to maturity will be paid upon receipt of the written request to terminate the election. Farmland shall have the right at any time by notice to the owner to terminate any obligation to continue retaining the interest of any owner pursuant to an owner's election. Such termination shall be effective as of the opening of business on the day following the first interest compounding date after such notice is mailed to the owner and the owner will be paid all the interest in the owner's account on the effective date.


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 8, 1984 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.


SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970 and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980 and under indentures dated November 8, 1984; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980, and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981 and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 8, 1984, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or in bankruptcy, insolvency, receivership or other proceeding of Farmland the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1995, (i) the Company had outstanding $441.7 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $300.0 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $144.9 million aggregate principal amount of indebtedness, of which $129.4 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $115.7 million over fifteen years.

     See "Risk Factors - Subordination and Additional Debt".

REDEMPTION

     The Certificates may be redeemed, after two (2) years from date of issuance, at the option of Farmland at any time prior to maturity, on at least ten days' written notice, at face value plus accrued interest to the date of redemption only. The Indenture of November 8, 1984 permits Farmland to select in any manner at its discretion the Certificates to be redeemed.

     Commencing two (2) years after date of issuance, a limited amount of Certificates can be redeemed prior to maturity during each month. The maximum amount that Farmland will redeem prior to maturity during any month is the greater of $500,000 or 1/2 of 1% of the balance outstanding provided the balance outstanding is greater than $5,000,000. If the balance outstanding is less than $5,000,000 there will be no limitation on early redemption of eligible Certificates.

     The 1/2 of 1% limitation is determined as follows:

          (1) Add the face amount of Certificates held by each investor at the end of the preceding month to establish the "combined amount" held by investors at the end of the preceding month.

          (2) Multiply the "combined amount" by 1/2 of 1%.

     If the amount made available for redemption prior to maturity (as determined in step one and two) exceeds the amount requested for redemption prior to maturity, such excess is carried over to the next month and added to the amount available for redemption prior to maturity, provided however that any excess will not be carried beyond Farmland's fiscal year end.

     Redemption prior to maturity will be made upon the surrender of such eligible Certificates properly endorsed accompanied by written request for early redemption to Farmland, in the order in which such written requests for redemption prior to maturity are received by Farmland. In addition to the amount available for redemption prior to maturity as determined above, redemptions will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Sections 3.01 and 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 8, 1984, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 8, 1984 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or (c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 8, 1984 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in the aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indenture shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 8, 1984 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to endorse payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 8, 1984 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 8, 1984 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in said Indenture (Section 5.03).

     The Indenture of November 8, 1984 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 8, 1984 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).


DESCRIPTION OF THE TEN-YEAR SUBORDINATED MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES

     The Ten-Year Subordinated Monthly Income Capital Investment Certificates, hereinafter within this section ("Description of the Ten-Year Subordinated Monthly Income Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture (the "Indenture of November 8, 1984") dated November 8, 1984, as amended January 3, 1985 and November 20, 1985, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, as Trustee (the "Trustee.")

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 8, 1984, and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 8, 1984. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. The Certificates are issued in amounts of $5,000 or more and in additional increments of $1,000 or more as of the day on which payment of the full purchase price has been received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature ten years from date of issue. Interest on the principal sum at the CIR per annum is payable monthly on the first day of each month following the month in which a Certificate is issued. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 8, 1984, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1995, a total of $53.3 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P.O. Box 7305,
Kansas City, Missouri 64116.   Attention: Executive Vice President and Chief
Financial Officer, Telephone (816) 459-6201.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as is in effect on the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate."


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 8, 1984 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.


SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970 and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980, and under indentures dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980 and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981 and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 8, 1984, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or bankruptcy, insolvency, receivership or other proceeding of Farmland, the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1995, (i) the Company had outstanding $441.7 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $300.0 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $144.9 million aggregate principal amount of indebtedness, of which $129.4 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $115.7 million over fifteen years.

See "Risk Factors - Subordination and Additional Debt".


REDEMPTION

     The Certificates can not be called for redemption by Farmland at any time prior to maturity (Section 3.01).

     In addition, Farmland will not redeem the Certificates prior to maturity upon request of the owner. Redemption will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Section 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 8, 1984, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 8, 1984 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or (c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 8, 1984 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indentures shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 8, 1984 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to endorse payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 8, 1984 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 8, 1984 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in the Indenture (Section 5.03).

     The Indenture of November 8, 1984 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of said Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 8, 1984 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).


DESCRIPTION OF THE FIVE-YEAR SUBORDINATED MONTHLY INCOME CAPITAL INVESTMENT CERTIFICATES

     The Five-Year Subordinated Monthly Income Capital Investment Certificates, hereinafter within this section ("Description of the Five-Year Subordinated Monthly Income Capital Investment Certificates") referred to as "Certificates," bearing an interest rate hereinafter described in this section and referred to in this section as the "CIR", are issued under an indenture dated November 11, 1985 (the "Indenture of November 11, 1985") between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri, as Trustee (the "Trustee").

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 11, 1985, and do not purport to be complete. The section references therein refer to the sections of said Indenture of November 11, 1985. Where references are made to particular sections of the said Indenture, such sections are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Certificates are direct obligations of Farmland, but are not secured and are not negotiable. The Certificates are issued in amounts of $5,000 or more and in additional increments of $1,000 or more as of the day on which payment of the full purchase price has been received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. The Certificates mature five years from date of issue. Interest on the principal sum at the CIR per annum is payable monthly on the first day of each month to the owners of record on such payment date commencing with the first day of the month which follows the month in which the Certificate is issued. The payment of the principal at maturity may, at the request of the owner, be paid in a lump sum or in equal monthly, quarterly, semiannual or annual installments, including interest on the unpaid balance at the rate of six percent (6%) per annum, over a period of not more than thirty-six months.

     The issue of Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 11, 1985, but such Indenture does not limit the amount of other securities, either secured or unsecured, which may be issued by Farmland. At August 31, 1995, a total of $21.6 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P. O. Box 7305, Kansas City, Missouri 64116. Attention: Executive Vice President and Chief Financial Officer, Telephone (816) 459-6201.


CERTIFICATE INTEREST RATE

     The CIR is the rate per annum stated on the face of the Certificate. The CIR will be such rate as is in effect at the date of issuance, as Farmland may from time to time determine, but any change of the CIR will not affect the CIR on any Certificate for which the full purchase price was received prior to the change. See "Determination of the Certificate Interest Rate."


REMEDIES IN EVENT OF DEFAULT

     The Indenture of November 11, 1985 contains provisions identifying events which are defined for all purposes of the Indenture as "defaults" (except when the terms are otherwise defined for specific purposes). The Indenture describes the duties and alternative courses of action which, upon the occurrence of a default, will be taken by the Trustee as directed by written notice of the holders of a majority of the principal amount of the Certificates then outstanding. The Indenture provides that action taken by the Trustee, as a result of default, will not impair and that no other provisions in the Indenture will impair the rights of any certificate owner to receive payment of the principal of and interest on such Certificates on or after the respective dates expressed on such Certificate nor will such act by the Trustee or other provisions in the Indenture impair the right of such Certificate owner to institute suit for enforcement of such payment, except that 75 per centum in principal amount of the Certificates at the time outstanding may consent on behalf of the owners of all the outstanding Certificates to a postponement of an interest payment for a period not exceeding three years from its due date.


SUBORDINATION

     The payment of the principal and interest on the Certificates is, to the extent set forth in the Indenture of November 8, 1984, subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether now outstanding or hereafter incurred. "Senior Indebtedness" is defined as (a) the principal of and interest on indebtedness of Farmland (other than the indebtedness of Farmland with respect to its Subordinated Certificates of Investment issued under indentures dated February 25, 1970, and under indentures dated November 29, 1971; and with respect to its Subordinated Capital Investment Certificates issued under indentures dated July 29, 1974, and under an indenture dated November 29, 1976, and under an indenture dated October 24, 1978, and under an indenture dated October 24, 1979, and under an indenture dated May 20, 1980, and under indentures dated November 5, 1980, and under indentures dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Monthly Income Capital Investment Certificates issued under an indenture dated July 29, 1974, and under an indenture dated October 24, 1979, and under an indenture dated November 5, 1980, and under an indenture dated November 8, 1984, and under an indenture dated November 11, 1985; and with respect to its Subordinated Individual Retirement Account Certificates issued under an indenture dated November 20, 1981, and under an indenture dated November 8, 1984) for money borrowed from or guaranteed to banks, trust companies, insurance companies, or pension trusts or evidenced by securities issued under the provisions of an indenture or similar instrument between Farmland and a bank or trust company other than indebtedness evidenced by instruments which expressly provide that such indebtedness is not superior, or (b) indebtedness created after the date of the Indenture of November 11, 1985, as to which the instrument creating or evidencing the indebtedness provides that such indebtedness is superior in right of payment to the Certificates.

     In the event of any distribution of assets of Farmland under any dissolution, winding up, total or partial liquidation, reorganization or bankruptcy, insolvency, receivership or other proceeding of Farmland, the holders of all Senior Indebtedness shall be entitled to receive payment in full before the owners of the Certificates are entitled to receive payment. After payment in full of the Senior Indebtedness, the owners of the Certificates will be entitled to participate in any distribution of assets, both as such owners and by virtue of subrogation to the rights of the holders of the Senior Indebtedness to the extent that the Senior Indebtedness was benefited by the receipt of distributions to which the owners of the Certificates would have been entitled if there had been no subordination. By reason of such subordination, in the event of Farmland's insolvency, holders of Senior Indebtedness may receive more, ratably, and owners of the Certificates may receive less, ratably, than other creditors of Farmland (Section 4.05(a)).

     As of August 31, 1995, (i) the Company had outstanding $441.7 million of Senior Indebtedness, including the Demand Loan Certificates, (ii) the Company had outstanding $300.0 million aggregate principal amount of subordinated indebtedness, including the Subordinated Debt Certificates, (iii) certain of the Company's subsidiaries had outstanding $144.9 million aggregate principal amount of indebtedness, of which $129.4 million was nonrecourse to the Company, and
(iv) the Company had outstanding other instruments (principally long-term leases) which provide for aggregate payments of approximately $115.7 million over fifteen years.


     See "Risk Factors - Subordination and Additional Debt".


REDEMPTION

     The Certificates can not be called for redemption by Farmland at any time prior to maturity (Section 3.01).

     In addition, Farmland will not redeem the Certificates prior to maturity upon request of the owner. Redemption will be made in the case of death of an owner of the Certificates upon written request of the legal owner accompanied by satisfactory proof of ownership. Redemptions prior to maturity will be made at the face value of the Certificates plus interest to the date of redemption only. Amounts available for redemption prior to maturity are not set aside in a separate fund (Section 3.02).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, is the Trustee under the Indenture of November 11, 1985, and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the outstanding Certificates shall, declare the principal of all Certificates outstanding and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 11, 1985 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures (a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or (c) to cure any ambiguity in the Indenture (Section 10.01).

     The Indenture of November 11, 1985 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Certificates then outstanding, to execute supplemental indentures, provided that no such supplemental indentures shall
(1) extend the fixed maturity of any Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Certificates for changes in any supplemental indenture, without the consent of the owners of all Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 11, 1985 provides that any of the following shall constitute a default: (1) failure to pay principal when due; (2) failure to pay interest on Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to endorse payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 11, 1985 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal or interest on any of the Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Certificate owners (Section 6.02).

     The Indenture of November 11, 1985 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Certificates in the manner and to the extent provided for in said Indenture (Section 5.03).

     The Indenture of November 11, 1985 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 11, 1985 shall be discharged upon payment or redemption of all Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).


                   DESCRIPTION OF THE DEMAND LOAN CERTIFICATES

     The Demand Loan Certificates are issued under an indenture (the "Indenture of November 20, 1981") dated November 20, 1981, as amended January 4, 1982, between Farmland Industries, Inc. ("Farmland") and Commerce Bank of Kansas City, National Association, Kansas City, Missouri as Trustee (the "Trustee.") Effective January 31, 1989, Commerce Bank resigned as Trustee and UMB Bank, National Association, Kansas City, Missouri has been appointed the Trustee.

     The following descriptive paragraphs are brief summaries of certain terms and provisions contained in the Indenture of November 20, 1981 and do not purport to be complete. The section references therein refer to the sections of the Indenture of November 20, 1981. Where references are made to particular sections of said Indenture, such sections are incorporated by reference as part of the statements made, and such statements are qualified in their entirety by such reference.


GENERAL

     The Demand Loan Certificates are direct obligations of Farmland but are not secured and are not negotiable. The Demand Loan Certificates are issued in amounts of $100 or more, and dated on the day payment of the full purchase price is received by Farmland in Kansas City, Missouri. Any payments (other than wire transfers) received after noon shall be deemed received by Farmland on the next business day. Wire transfers are effective when funds are received. If purchased and held by a member of Farmland for a one (1) month period or by any other purchaser for a six (6) month period immediately following the date of issue the principal amount of the Demand Loan Certificates will bear interest at the Certificate Interest Rate (herein referred to as the "CIR"). The CIR is the interest rate for the Demand Loan Certificates as determined, from time to time, by Farmland. Except as hereinafter provided, each Demand Loan Certificate shall earn interest at the CIR in effect on the date of issuance of such Demand Loan Certificate for a period of six (6) months only; provided, however, that if during such six (6) month period the CIR is increased to a rate higher than that currently in effect for the Demand Loan Certificates, then each such Demand Loan Certificate shall earn interest at the increased rate from the effective date of the increase to the end of such Demand Loan Certificate's then current six (6) month period. Six (6) months from the date of issue of each Demand Loan Certificate and each six (6) month anniversary date thereafter, such Demand Loan Certificate shall, if not redeemed, earn interest at the CIR in effect on such anniversary date, but only for a six (6) month period from such anniversary date, subject to the escalation provisions previously set forth. A decrease in the CIR will have no effect on any Demand Loan Certificate issued prior to the decrease until the first day of the next subsequent six (6) month period of such outstanding Demand Loan Certificate. Holders of Demand Loan Certificates are notified of the effective date of any change of the CIR which affects the Demand Loan Certificates held. The Demand Loan Certificates may be redeemed at face value plus interest to date of redemption at the option of the owner, at any time. No partial redemptions will be permitted. If redeemed by a Farmland member cooperative during a one (1) month period or by any other purchaser during a six (6) month period immediately following the date of issuance, the Demand Loan Certificates shall bear interest from date of issuance to date of redemption at a demand rate of 2% below the CIR. Interest on the principal amount of any Demand Loan Certificate held longer than six (6) months will be computed at the effective CIR and is payable in one of the following ways at the option of the owner, made at the time of purchase and irrevocable as to the purchaser: (i) six (6) months after the date of issuance and at the end of each and every six (6) month period thereafter until the Demand Loan Certificate is surrendered for redemption, or (ii) only at the date of redemption compounded semi-annually at the effective CIR.

     The issuance of Demand Loan Certificates is limited to $500,000,000 outstanding at any one time under the Indenture of November 20, 1981 but such Indenture does not limit the amount of other securities either secured or unsecured, which may be issued by Farmland. At August 31, 1995, a total of $13.5 million was outstanding.

     Farmland intends to mail to the Certificate owners a copy of the latest annual report containing Farmland's audited Consolidated Financial Statements upon written request of the owner to Farmland Industries, Inc., P.O. Box 7305,
Kansas City, Missouri 64116.   Attention: Executive Vice President and
Chief Financial Officer, Telephone (816) 459-6201.

     See "Risk Factors - Subordination and Additional Debt".


REDEMPTION

     Farmland will redeem the Demand Loan Certificates at any time upon written request of the owner. If the certificate is surrendered for redemption by a Farmland member cooperative during a one (1) month period or by any other owner during a six (6) month period immediately following the date of issuance, interest computed at the applicable demand rate from date of issuance to date of redemption will be paid at the time of redemption of the Demand Loan Certificate. If the Demand Loan Certificate is held for a period longer than six (6) months from date of issuance, interest from the last previous date on which interest was paid or compounded to the date of redemption computed at the applicable CIR will be paid upon redemption. Any interest held for compounding by Farmland in accordance with an interest option made by the purchaser will be paid upon redemption of the Demand Loan Certificate (Section 3.01).


CONCERNING THE TRUSTEE

     The Commerce Bank of Kansas City, National Association, Kansas City, Missouri, the corporation designated to act as Trustee under the Indenture, resigned effective January 31, 1989 and UMB Bank, National Association, Kansas City, Missouri, has been appointed the Trustee under the Indenture of November 20, 1981 and is to perform only such duties as are specifically set forth in that Indenture. In the case of a default, the owners of a majority in aggregate principal amount of the Demand Loan Certificates outstanding at the time of the occurrence of a default have the right to require the Trustee to take action to remedy such default. Upon the occurrence of a default, the Trustee may, and upon the written request of a majority in aggregate principal amount of the Demand Loan Certificates outstanding shall, declare the principal of all Demand Loan Certificates and interest accrued thereon immediately due and payable (Sections 6.03 and 7.02).


MODIFICATION OF THE INDENTURE

     The Indenture of November 20, 1981 contains provisions permitting Farmland, with the consent of the Trustee, to execute supplemental indentures
(a) to evidence any succession for another corporation to Farmland and the assumption by the successor corporation of covenants and obligations of Farmland, (b) to add further covenants or provisions which Farmland's Board of Directors and the Trustee consider to be for the protection of the holders of the Certificates, or (c) to cure any ambiguity in the Indenture
(Section 10.01).

     The Indenture of November 20, 1981 contains provisions permitting Farmland and the Trustee, with the consent of the owners of not less than 66-2/3% in aggregate principal amount of the Demand Loan Certificates then outstanding, to execute supplemental indentures adding to or changing any provisions of the indenture of November 20, 1981, or supplemental indentures, provided that no such supplemental Indenture shall (1) extend the fixed maturity of any Demand Loan Certificates, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest, without the consent of the owner of each Demand Loan Certificate so affected, or (2) reduce the 66-2/3% requirement as to the consent of the owners of the Demand Loan Certificates for changes in any supplemental indenture, without the consent of the owner of all Demand Loan Certificates then outstanding (Section 10.02).


DEFAULTS AND NOTICE THEREOF

     The Indenture of November 20, 1981 provides that any of the following shall constitute a default: (1) failure to pay principal on Demand Loan Certificates when due; (2) failure to pay interest on Demand Loan Certificates when due, continued for 60 days; (3) certain events of bankruptcy or insolvency; and (4) failure to perform any other covenant or agreement contained in the Indenture, continued for 90 days. Failure to pay either principal or interest when due during the pendency of any dissolution or liquidation proceeding or action to endorse payment of indebtedness shall also constitute such a default (Section 6.01).

     The Indenture of November 20, 1981 provides that the Trustee shall within 90 days after the occurrence of a default, not including periods of grace, give to the Demand Loan Certificate owners notice of all such defaults unless such defaults have been cured; provided that, except in the case of default in the payment of principal of or interest on any of the Demand Loan Certificates, the Trustee shall be protected in withholding such notice if and so long as the Trustee determines that the withholding of such notice is in the interest of the Demand Loan Certificate owners (Section 6.02).

     The Indenture of November 20, 1981 requires Farmland to file with the Trustee and the Securities and Exchange Commission such additional information, documents and reports with respect to compliance by Farmland with the conditions and covenants provided for in said Indenture as may be required from time to time by the Securities and Exchange Commission. Summaries of any such reports filed with the Trustee or the Securities and Exchange Commission pursuant to rules and regulations as prescribed by the Securities and Exchange Commission shall be transmitted to the owners of Demand Loan Certificates in the manner and to the extent provided for in said Indenture (Section 5.03).

     The Indenture of November 20, 1981 does not require any periodic evidence to be furnished as to the absence of default or as to compliance with the terms of the Indenture.


SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture of November 20, 1981 shall be discharged upon payment or redemption of all Demand Loan Certificates or upon deposit with the Trustee of funds sufficient therefor (Section 12.01).



                                  LEGAL MATTERS

     Robert B. Terry, Vice President and General Counsel of the Registrant, has given an opinion upon the legality of the securities being registered and upon certain other legal matters in connection with the registration of these securities.



                                   THE COMPANY

     Farmland is an agricultural farm supply and processing and marketing cooperative headquartered in Kansas City, Missouri that is primarily owned by its members and operates on a cooperative basis. Founded originally in 1929, Farmland has grown from revenues of $310,000 during its first year of operation to over $7.2 billion during 1995. Members are entitled to receive patronage refunds distributed by Farmland from its member-sourced annual net earnings. Unless the context otherwise requires, the term "member" herein means (i) any voting member, (ii) any associate member, or (iii) any other person with which Farmland is a party to a currently effective patronage refund agreement (a "patron"). See "Business - Patronage Refunds and Distribution of Net Earnings".

     Farmland was formally incorporated in Kansas in 1931. Its principal executive offices are at 3315 North Farmland Trafficway, Kansas City, Missouri 64116 (telephone 816-459-6000).



MEMBERSHIP

     Membership requirements are determined by Farmland's Articles of Incorporation and the Board of Directors of Farmland (the ''Board of Directors'').

   VOTING MEMBERS

     As of August 31, 1995, Farmland's requirements for voting membership were as follows: (1) Voting membership is limited to (a) farmers' and ranchers' cooperative associations which have purchased farm supplies from or provided grain to Farmland during Farmland's two most recently completed years, and (b) producers of hogs and cattle or associations of such producers which have provided hogs or cattle to Farmland during Farmland's two most recent years. (2) Voting members must maintain a minimum investment of $1,000 in par value of Farmland common stock. (3) A cooperative must have open membership (an open membership cooperative is open to anyone i.e. non-discriminatory) limit voting to agricultural producers and conduct a majority of its business with voting producers.

   ASSOCIATE MEMBERS

     Farmland's associate members have all the rights of membership except that they do not have voting rights.

     As of August 31, 1995, Farmland's requirements for associate membership were: Associate members must maintain a minimum investment of $1,000 in par value of Farmland associate member common stock and meet any one of the
following four criteria:   (a) be a person meeting the requirements for voting
membership; (b) be a non-cooperative business entity owned 100%, directly or indirectly, by Farmland or Farmland's members or associate members; (c) be an association, other than one owned 100% by Farmland or Farmland's voting members or associate members, which conducts business on a cooperative basis and has a minimum of 25 active members; and (d) be a hog and/or cattle feeding business which derives a majority of earned income from such feeding business and agrees to provide Farmland with the information it needs to pay patronage refunds from its hog and/or cattle marketing operations to members or other associate members that are eligible to receive such refunds.

     As of August 31, 1995, Farmland's membership, associate membership and patrons eligible for patronage refunds consisted of approximately 1,800 cooperative associations of farmers and ranchers and 11,500 pork or beef producers or associations of such producers. See ''Business - Patronage Refunds and Distribution of Net Earnings''.

     In the event the Board of Directors of Farmland shall determine that any holder of the common stock or associate member common stock of Farmland does not meet the qualifications as may be established by the Board of Directors for holders thereof, such person shall have no rights or privileges on account of such common stock to vote for director(s) or to vote on the management or affairs of Farmland, and Farmland shall have the right, at its option, (a) to purchase such common stock at its book or par value, whichever is less, as determined by the Board of Directors of Farmland, or (b) in exchange for such common stock or associate member common stock to issue or record on the books of Farmland capital credits in an equivalent amount. On the failure of any holder, following any demand by Farmland therefor, to deliver the certificate or certificates evidencing any common stock or associate member common stock, Farmland may cancel the same on its books and issue or record on the books of Farmland an equivalent amount of capital credits in lieu thereof.


                                    BUSINESS

GENERAL

     The Company is one of the largest cooperatives in the United States in terms of revenues. In 1995, Farmland had exports to approximately 72 countries, and derived 47% of its grain revenues from export sales. Substantially all of the Company's foreign grain sales are paid in U.S. Dollars.

     The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

     The Company's farm supply operations consist of three principal product divisions - petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, by-products of petroleum refining and a complete line of car, truck and tractor tires, batteries and accessories. Principal products of the crop production division are nitrogen-, phosphate- and potash-based fertilizers, and, through the Company's ownership in the WILFARM (a 50%-owned venture formed in 1995) ("WILFARM"), a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services. Over 50% of the Company's farm supply products sold in 1995 was produced in plants owned by the Company or operated by the Company under long-term lease arrangements. Approximately 64% of the Company's farm supply products sold in 1995 were sold at wholesale to farm cooperative associations which are members of Farmland. These farm cooperatives distribute products primarily to farmers and ranchers in states which comprise the corn belt and the wheat belt and who utilize the products in the production of farm crops and livestock.

     On the output side, the Company's processing and marketing operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain. In December 1995, the Company plans to commence processing wheat into gluten for use primarily in the commercial baking and pet food industries and starch for numerous industrial purposes. In 1995, approximately 68% of the hogs processed and 49% of the grain marketed were supplied to the Company by its members. Substantially all of the Company's pork and beef products sold in 1995 were processed in plants owned by the Company.

     No material part of the business of any segment of the Company is dependent on a single customer or a few customers. Financial information about the Company's industry segments is presented in Note 12 of the Notes to Consolidated Financial Statements included herein.

     The Company competes for market share with numerous participants with various levels of vertical integration, product and geographical diversification, sizes and types of operations. In the petroleum industry, competitors include major oil companies, independent refiners, other cooperatives and product brokers. Competitors in the crop production industry include global producers of nitrogen and phosphate fertilizers (some of which are cooperatives) and product importers and brokers. The feed, pork and beef industries are comprised of a large variety of competitive participants.


PETROLEUM

   MARKETING

     The principal product of this business segment is refined fuels. Approximately 66% of refined fuels product sales in 1995 resulted from transactions with Farmland's members. The balance of the Company's refined fuels product sales were principally through retailing chains in urban areas. Other petroleum products include lube oil, grease, by-products of petroleum refining and a complete line of car, truck and tractor tires, batteries and accessories. Sales of petroleum products as a percent of the Company's consolidated sales for 1993, 1994 and 1995 were 19%, 13% and 12%, respectively.

     Competitive methods in the petroleum industry include service, product quality and pricing. However, in refined fuel markets, price competition is most dominant. Many participants in the industry engage in one or more of the industry's processes (oil production and transportation, refining, wholesale distribution and retailing). The Company participates in the industry primarily as a midcontinent refiner and as a wholesale distributor of petroleum products.

   PRODUCTION

     The Company owns refineries at Coffeyville, Kansas and at Phillipsburg, Kansas. The refinery at Phillipsburg, Kansas is closed. A loading terminal located at the refinery remains in operation. The carrying value of this refinery at August 31, 1995 was approximately $1.6 million. The Company is evaluating alternative uses for this facility and cannot at this time determine the extent of losses, if any, related to the closure of the refinery, but such losses are expected not to be significant.

     Production volume for 1993, 1994 and 1995 is as follows:

                                         Barrels of Crude Oil Processed
                                                 Daily Average
                                            Based on 365 Days per Year
         Location                           1993     1994      1995
                                                  (barrels)

         Coffeyville, Kansas  . . . . . .  53,000   64,211    66,965

      The Coffeyville refinery produced 20 million barrels of motor fuels and heating fuels in 1993, 25 million barrels in 1994, and 26 million barrels in 1995. Approximately 67% of petroleum product sales in 1995 represented products produced at this location.

      Management terminated negotiations with a potential purchaser of the Coffeyville refinery in 1994 when final sale terms were determined not to be in the Company's best interest. See Note 17 of the Notes to Consolidated Financial Statements included herein. In July 1994, the Company acquired a mothballed refinery in Texas which is being reassembled at the Coffeyville refinery site. When reassembly is complete in 1996, crude oil processing capacity is expected to increase.

   RAW MATERIALS

      Farmland's refinery at Coffeyville, Kansas is designed to process high quality crude oil with low sulfur content ("sweet crude"). Competition for sweet crude and declining production in proximity of the refinery has increased its cost of raw material relative to such cost for coastal refineries with the capacity for processing and access to lower quality crude grades. The Company's pipeline/trucking gathering system collects approximately 27% of its crude oil supplies from producers near its refineries. Additional supplies are acquired from diversified sources. Modifications to the Coffeyville refinery to increase its capability to process efficiently crude oil streams containing greater amounts of lower quality crude are continuing.

      Crude oil is purchased approximately 45 to 60 days in advance of the time the related refined products are to be marketed. Certain of these advance crude oil purchase transactions, as well as fixed price refined products advance sales contracts, are hedged utilizing petroleum futures contracts.

      During periods of volatile crude oil price changes or in extremely short crude supply conditions, the Company's petroleum operations could be affected to a greater extent than petroleum operations of more vertically integrated competitors with crude oil supplies available from owned producing reserves. In past periods of relatively severe crude oil shortages, various governmental regulations such as price controls and mandatory crude oil allocating programs have been implemented to spread the adversity among all industry participants. There can be no assurance as to what, if any, government action would be taken if a crude oil shortage were to develop.


CROP PRODUCTION

   MARKETING

      The Company's crop production business segment includes nitrogen-, phosphate-, and potash-based fertilizer products ("plant nutrients") and, through the Company's ownership in the WILFARM joint venture, a complete line of crop protection products such as insecticides, herbicides and mixed chemicals. Sales of the crop production business segment as a percent of consolidated sales for 1993, 1994 and 1995 were 19%, 17% and 16%, respectively.

      Competition in the plant nutrient industry is dominated by price considerations. However, during the spring and fall plant nutrient application seasons, farming activities intensify and delivery service capacity is a significant competitive factor. Therefore, the Company maintains a significant capital investment in distribution assets and a seasonal investment in inventory to support its manufacturing operations. The Company has plant nutrient custom dry blending, liquid mixing, storage and distribution facilities at 33 locations throughout its trade territory.

      The Company's sales of crop production products are primarily at wholesale to local cooperative associations (members and customers of the Company). In view of this member/customer relationship, management believes that, with respect to such customers, the Company has a slight competitive advantage.

      Domestic competition, mainly from other regional cooperatives and integrated crop production companies, is intense due to customers' sophisticated buying tendencies and production strategies that focus on costs and service. Also, foreign competition exists from producers of crop production products manufactured in countries with lower cost natural gas supplies (the principal raw material in nitrogen-based fertilizer products). In certain cases, foreign producers of fertilizer for export to the United States may be subsidized by their respective governments.

   PRODUCTION

      The Company manufactures nitrogen-based crop production products. Based on total production capacity, the Company is one of the largest producers of anhydrous ammonia fertilizer in the United States. The Company owns and produces nitrogen-based products at four anhydrous ammonia plants and operates three anhydrous ammonia plants under long-term lease arrangements.

      The Company owns and produces phosphate-based products at one plant and has 50% ownership interest in two ventures which produce phosphate-based products.

      Nitrogen fertilizer production information for 1993, 1994 and 1995 is as follows:
                                               Actual Annual Production
                                                   Anhydrous Ammonia
    Plant Location                           1993        1994        1995
                                                        (tons)
Lawrence, Kansas  . . . . . . . . . . . .   375,000    443,000     430,000
Dodge City, Kansas  . . . . . . . . . . .   241,000    257,000     276,000
Fort Dodge, Iowa  . . . . . . . . . . . .   232,000    256,000     258,000
Beatrice, Nebraska  . . . . . . . . . . .   243,000    277,000     281,000
Enid, Oklahoma (2 plants)(A)   . . . . . .  969,000    985,000     998,000
Pollock, Louisiana(A)  . . . . . . . . . .  490,000    526,000     497,000

(a) Leased plants

      Natural gas is the major raw material used in production of synthetic anhydrous ammonia. Synthetic anhydrous ammonia is the basic component of other commercially produced nitrogen-based crop production products including urea, ammonium nitrate, urea ammonium nitrate solutions and other products. The Company produces such value-added nitrogen-based products at four plants. Production of such value-added products from anhydrous ammonia for 1993, 1994 and 1995 is as follows:

                                               Actual Annual Production
    Plant Location                           1993        1994        1995
                                                         (tons)
Lawrence, Kansas  . . . . . . . . . . . .   661,000    654,000     719,000
Enid, Oklahoma  . . . . . . . . . . . . .   473,000    433,000     473,000
Dodge City, Kansas  . . . . . . . . . . .   205,000    163,000     202,000
Beatrice, Nebraska  . . . . . . . . . . .   166,000    162,000     165,000

     Ammonia also is used to react with phosphoric acid to produce phosphoric acid products such as liquid mixed fertilizer, diammonium phosphate and monoammonium phosphate.

    The Company owns a phosphate chemical plant located in Joplin, Missouri and land in Florida which contains an estimated 40 million tons of phosphate rock. The Joplin plant produces ammonium phosphate which is combined in varying ratios with muriate of potash to produce 12 different fertilizer grade products. In addition, feed grade phosphate (dicalcium phosphate) is produced at this facility.

     Production at the Joplin plant for 1993, 1994 and 1995 is as follows:

                                               Actual Annual Production
                                             1993        1994        1995
                                                        (tons)
Ammonium Phosphate  . . . . . . . . . . .   72,000      75,000     64,000
Feed Grade Phosphate  . . . . . . . . . .  141,000     157,000    159,000

    The Company and Norsk Hydro a.s. own a joint venture, Farmland Hydro, L.P. ("Hydro"), which is a manufacturer of phosphate fertilizer products for distribution to international markets. Hydro operates a phosphate plant at Green Bay, Florida and owns phosphate rock reserves located in Hardee County, Florida which contain an estimated 40 million tons of phosphate rock. The Company provides management and administrative services and Norsk Hydro a.s. provides marketing services to Hydro. The joint venture's plant produces phosphoric acid products such as super acid, diammonium phosphate and monoammonium phosphate. Annual production in tons of such products for 1993, 1994 and 1995 was 1,216,000, 1,437,000 and 1,471,000, respectively. The phosphate rock required to operate the joint venture's plant is presently purchased from outside suppliers and adequate supplies of sulfur are available from several producers.

     Plans for development of the phosphate reserves owned by the Company and Hydro have not been established in view of the availability of adequate supplies of phosphate rock from alternative sources.

     The Company and J.R. Simplot Company own a joint venture, SF Phosphates Limited Company, which operates a phosphate mine located in Vernal, Utah, a phosphate chemical plant located in Rock Springs, Wyoming and a 96-mile pipeline connecting the mine to the plant. The plant produces monoammonium phosphate and super acid with annual production in tons for 1993, 1994 and 1995 of 440,000, 465,000 and 451,000, respectively. Under the joint venture agreement, the Company and J.R. Simplot Company purchase the production of the joint venture in proportion to their ownership.

     The Company and Mississippi Chemical Company have entered into a letter of intent to form a joint venture to develop, construct and operate a 1,850 metric ton per day ammonia production facility at the Brighton Industrial Site, at LaBrea in the Republic of Trinidad and Tobago. The partners expect the plant to be funded by a combination of nonrecourse project financing and equity. The Company expects to fund its equity position in the project (estimated to amount to approximately $67.0 million) from currently available sources of capital. Although production start up is expected early in 1998, there can be no assurance that production will commence at such time. Also, the recent change in the composition of the national government of the Republic of Trinidad and Tobago could delay the project; however, this is not expected. See "Business - Capital Expenditures and Investments in Ventures" included herein.

  RAW MATERIALS

     Natural gas, the largest single component of nitrogen-based fertilizer production, is purchased directly from natural gas producers. Natural gas purchase contracts are generally market sensitive and contract prices change as the market price for natural gas changes. The Company's management believes that the flexible pricing attributes of its gas supply contracts, without relinquishing rights to long-term supplies, are essential to its competitive position. In addition, the Company has a hedging program which utilizes natural gas futures and options to reduce risks of market price volatility. See "Risk Factors - General Factors Affecting the Business" included herein.

     Natural gas is delivered to the Company's facilities under pipeline transportation service agreements which have been negotiated with each plant's delivering pipeline. Natural gas delivery to the plants could be curtailed under regulations of the Federal Energy Regulatory Commission if the pipeline's capacity were required to serve priority users such as residences, hospitals and schools. In such case, production could be curtailed. No significant production has been lost because of curtailments in transportation, and no such curtailment is anticipated.


FEED

     Products in the Company's feed line include swine, beef, poultry, dairy, pet, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services.

     This business segment's sales were approximately 10%, 8% and 6% of consolidated sales for the years 1993, 1994 and 1995, respectively. Approximately 51% of the feed business segment's sales in 1995 was attributable to products manufactured in the Company's feed mills. The Company operates feed mixing plants at 19 locations throughout its territory, an animal protein and premix plant located in Eagle Grove, Iowa, a premix plant in Marion, Ohio and a pet food plant in Muncie, Kansas. A new dairy feed mill is under construction in Artesia, New Mexico.

     Feed production is as follows:

                                               Actual Annual Production
                                             1993        1994        1995
                                                        (tons)
22 feed mills (combined)  . . . . . .      1,030,000    1,118,000   1,112,000

     In addition, the Company's feed operations include placement of Company-owned feeder pigs with individuals who have contractual arrangements with the Company to feed pigs on a fee basis until weight gain is finished. During 1993, 1994 and 1995, approximately 113,000 pigs, 250,000 pigs and 298,000 pigs, respectively, were finished under this program. The majority of the finished pigs were sold to a 99%-owned subsidiary, Farmland Foods, Inc. ("Foods"), for processing.

     The Company owns less than a 50% interest in Alliance Farm Cooperative Association (formerly Yuma Feeder Pig Limited Liability Company) which operates swine farrowing facilities.

     The Company operates a facility for production of quality swine breeding stock. These animals are placed with farrowers under contractual arrangements. In addition, the Company purchases swine breeding stock for placement with such farrowers.

     The Company conducts research in genetic selection, breeding, animal health and nutrition at its research facility in Bonner Springs, Kansas. Through local cooperative associations of farmers and ranchers, the Company participates in livestock and hog services designed to produce lean, feed-efficient animals and help livestock producers select feed formulations which maximize weight gain.


FOOD PROCESSING AND MARKETING

  PORK

  PROCESSING

     The Company's pork processing and marketing operations are conducted through Foods which operates eight food processing facilities. Meat processing facilities at Springfield, Massachusetts, Carey, Ohio, and New Riegel, Ohio produce Italian-style specialty meats and ham products. A facility at Wichita, Kansas processes pork into fresh sausage, and pork, beef and chicken into hot dogs, dry sausage and other luncheon meats. A facility in Denison, Iowa and one in Crete, Nebraska function as pork abattoirs and have additional capabilities for processing pork into bacon, ham and smoked meats. An additional facility at Monmouth, Illinois was purchased February 1993. These facilities also process fresh pork into primal cuts for additional processing into fabricated meats which are sold to commercial users and to retail grocery chains, as well as case-ready and label-branded cuts for retail distribution. The eighth plant located in Carroll, Iowa is primarily a packaging facility for canned or cook-in-bag products. A facility at San Leandro, California was closed on September 1, 1993.

     Production for 1993, 1994 and 1995 is as follows:

                                              Actual Weekly Production
                                            1993        1994        1995
                                                       (pounds)

  Crete, Nebraska   . . . . . . . . . . .   2,800,000   2,800,000   3,100,000
  Denison, Iowa   . . . . . . . . . . . .   2,600,000   2,700,000   2,800,000
  Wichita, Kansas   . . . . . . . . . . .   1,500,000   1,900,000   2,200,000
  Monmouth, Illinois (A) . . . . . . . . .  1,400,000   1,400,000   1,900,000
  Carroll, Iowa   . . . . . . . . . . . .   1,200,000   1,100,000   1,400,000
  Springfield, Massachusetts  . . . . . .     650,000     750,000     725,000
  Carey/Riegel, Ohio  . . . . . . . . . .     225,000     275,000     425,000
  San Leandro, California (B)  . . . . . .     250,000     -0-         -0-

(A)Acquired February 1993
(B)Closed September 1, 1993
                                              Actual Weekly Head Slaughtered
                                                1993        1994        1995

  Crete, Nebraska   . . . . . . . . . . .      45,000      46,000      46,000
  Denison, Iowa   . . . . . . . . . . . .      37,000      40,000      41,000
  Monmouth, Illinois  . . . . . . . . . .      25,000      27,000      33,000

  MARKETING

     Products marketed include fresh pork, fabricated pork, smoked meats, ham, bacon, fresh sausage, dry sausage, hot dogs, and packing house by-products. These products are marketed under the Farmland, Maple River, Marco Polo, Carando, Regal and other brand names. Product distribution is through national and regional retail food chains, food service accounts, distributors and international marketing activities.

     Pork marketing is a highly competitive industry with many suppliers of live hogs, fresh pork and processed pork products. Other meat products such as beef, poultry and fish also compete directly with pork products. Competitive methods in this segment include price, product quality, product differentiation and customer service.

  BEEF

  PROCESSING

     The Company's beef processing and marketing operations are conducted through National Beef Packing Company, L.P. ("NBPC"), which was formed in April 1993, and at August 31, 1995, was 68%-owned by Farmland (such ownership having increased thereafter to approximately 76%). The processing facilities for these beef operations are located in Liberal, Kansas and Dodge City, Kansas. These facilities function as beef abattoirs and have capabilities for processing fresh beef into primal cuts for additional processing into fabricated or boxed beef. During 1994 and 1995, the two plants slaughtered 1.7 million and 1.9 million cattle, respectively.

  MARKETING

     Products in the Company's beef processing and marketing operations include fresh beef, boxed beef and packing house by-products. Product distribution is through national and regional retail and food service customers under the Farmland Black Angus Beef and other brand names. There is also a limited amount of international product distribution.

     Beef marketing is a highly competitive industry with many suppliers of live cattle, fresh beef and processed beef. Other meat products such as pork, poultry and fish also compete directly with beef products. Competitive methods in this industry include price, product quality and customer service.


GRAIN MARKETING

     The Company markets wheat, milo, corn, soybeans, barley and oats, with wheat constituting the majority of the marketing business. The Company purchases grain from members and nonmembers located in the Midwestern part of the United States. Once the grain is purchased, the Company assumes all risks related to selling such grain. Since grain is a commodity, pricing of grain in the United States is principally conducted through bids based on the commodity futures markets.

     The Company is exposed to risk of loss in the market value of its grain inventory and fixed price purchase contracts if grain market prices decrease, and is exposed to loss on its fixed price sales contracts if grain market prices increase. To reduce the price change risk associated with holding positions in grain, the Company takes opposite and offsetting positions by entering into grain commodity futures contracts. Such contracts have terms of up to one year. The Company's strategy is to maintain hedged positions on as close to 100% of its position in grain as is possible. During 1994 and 1995, the Company maintained hedges on approximately 95.3% and 97.9%, respectively, of its grain positions. Based on total assets at the beginning and end of 1995, the average market value of grain positions not hedged during the year amounted to less than 1% of the Company's average total assets. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain.

     In 1995, approximately 47% of grain revenues were from export sales or sales to domestic customers for export. The five largest purchasers during 1995 in terms of total revenues from grain operations, were China (15%), Mexico (7%), Israel (6%), Egypt (6%), and Jordan (2%). In 1993 and 1994, export sales or sales to domestic customers for export accounted for approximately 60% and 37%, respectively, of consolidated grain revenues. A majority of the grain export sales are under price subsidies or credit arrangements guaranteed by the United States government, primarily through programs administered by the United States Department of Agriculture ("USDA"). Export-related sales are subject to international political upheavals and changes in other countries' trade policies which are not within the control of the United States or the Company. Foreign sales of grain generally are paid in U.S. Dollars.

     As of November 1995, Heartland Wheat Growers, L.P. (79%-owned by Farmland and 21%-owned by five cooperative members of Farmland) has completed construction and is in final start-up testing of a wheat processing plant located in Russell, Kansas. The plant will have capacity to process 4.2 million bushels of wheat annually and produce gluten for use primarily in the commercial baking and pet food industries and starch for numerous industrial purposes.

  TRADIGRAIN

     In December 1993, the Company acquired all the common stock of seven international grain trading companies (collectively referred to as "Tradigrain"). Tradigrain imports, exports and ships all major grains from the major producing countries to final consumers which are either governmental entities, private companies or other major grain companies.

     Tradigrain's purchases of grain are made on a cash basis against presentation of documents. Its sales of grain are mostly done against confirmed letters of credit at sight or on 180/360 days deferred basis. For purposes of the Company's Consolidated Financial Statements, on Tradigrain transactions, the Company recognizes as revenues net margin on grain traded rather than the value of the commodities involved in the trades.

  PROPERTY

     The Company owns or leases 30 inland elevators and one export elevator with a total capacity of approximately 177,045,000 bushels of grain. The location, type, number and aggregate capacity in bushels of the elevators at August 31, 1995 are as follows:
                                                 AGGREGATE
       LOCATION                 TYPE   NUMBER     CAPACITY

   Amarillo, Texas  .          Inland    1        3,226,000
   Black, Texas   . .          Inland    1        1,418,000
   Commerce City, Colorado     Inland    1        3,234,000
   Darrouzett, Texas           Inland    1        1,277,000
   Enid, Oklahoma   .          Inland    4       50,300,000
   Fairfax, Kansas  .          Inland    1       10,047,000
   Galveston, Texas            Export    1        3,253,000
   Hutchinson, Kansas          Inland    3       25,268,000
   Idaho and Utah   .          Inland   11        9,825,000
   Lincoln, Nebraska           Inland    1        5,099,000
   Omaha, Nebraska  .          Inland    2        4,266,000
   Saginaw, Texas   .          Inland    2       37,274,000
   Topeka, Kansas   .          Inland    1       12,055,000
   Wichita, Kansas  .          Inland    1       10,503,000

RESEARCH

     The Company operates a research and development farm near Bonner Springs, Kansas where many aspects of animal nutrition are studied. The research is directed toward improving the nutrition and feeding practices of livestock and pets.

     Expenditures related to Company-sponsored product and process improvements amounted to $3.3 million, $2.7 million and $2.3 million for the years ended 1993, 1994 and 1995, respectively.


CAPITAL EXPENDITURES AND INVESTMENTS IN VENTURES

     In 1995, the Company made capital expenditures of $124.7 million. These expenditures related principally to the ongoing expansion of the Coffeyville, Kansas refinery to a production level of 90,000 barrels per day. In addition, NBPC's facility in Liberal, Kansas was undergoing major expansion as was Foods' pork processing facility in Crete, Nebraska. Expenditures of the crop production division included upgrading several existing facilities to improve gas efficiencies and expanding urea ammonium nutrient ("UAN") facilities in Lawrence, Kansas and at several storage terminals. As of August 31, 1995, the Company was also constructing a wheat processing plant in Russell, Kansas.

     The Company plans expenditures for capital additions, improvements and investments in ventures of approximately $379.4 million during the years 1996 and 1997 as described in the following paragraphs. Of this amount, the Company plans expenditures of $315.1 million for capital additions and improvements and $64.3 million for investments in ventures.

     Capital expenditures and investments planned for the crop production business segment total $150.3 million and include: an investment in a venture organized to construct and operate an anhydrous ammonia plant in The Republic of Trinidad and Tobago, and expenditures for operating efficiencies, environmental and safety issues and for operating necessities or betterments.

     Capital expenditures and investments planned for the feed business segment total $11.9 million and include an additional investment in a venture with Alliance Farms and expenditures for feed mill and livestock production efficiencies, operating necessities and replacements.

     Capital expenditures and investments planned for the petroleum business segment total $94.9 million and are to complete the expansion of daily crude oil processing capacity at the Coffeyville, Kansas refinery to 90,000 barrels per day and for operating necessities, increased operating efficiency and for environmental and safety issues.

     Capital expenditures and investments of approximately $85.3 million are planned for the food processing and marketing business segment. These expenditures include an expansion of NBPC's facility at Liberal, Kansas, the Crete, Nebraska and Wichita, Kansas plants and operational improvement and replacements.

     Capital expenditures and investments of approximately $6.7 million planned for the grain business segment are mainly for expansion and replacements.

     Capital expenditures and investments of $30.3 million are planned for the other operations and corporate groups. These expenditures include upgrades of management information services. The remaining expenditures are planned for operating necessities and improvements.

     The Company intends to fund its capital program with cash from operations or through borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


MATTERS INVOLVING THE ENVIRONMENT

     The Company is subject to various stringent federal, state and local environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous materials as the Company uses hazardous substances and generates hazardous wastes in the ordinary course of its manufacturing process. The Company recognizes liabilities related to remediation of contaminated properties when the related costs are probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. Such liabilities include estimates of the Company's share of costs attributable to potentially responsible parties (''PRPs'') which are insolvent or otherwise unable to pay. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur.

     The Company wholly or jointly owns or operates 56 manufacturing properties and has potential responsibility for environmental conditions at a number of former manufacturing facilities and at waste disposal facilities operated by third parties. The Company is investigating or remediating contamination at 24 properties. The Company has also been identified as a PRP under the federal Comprehensive Environmental Response, Compensation, and Liability Act (''CERCLA'') at various National Priority List sites and has unresolved liability with respect to the past disposal of hazardous substances at five such sites. Such laws may impose joint and several liability on certain statutory classes of persons for the costs of investigation and remediation of contaminated properties, regardless of fault or the legality of the original disposal. These persons include the present and former owners or operators of a contaminated property, and companies that generated, disposed of, or arranged for the disposal of hazardous substance found at the property. During 1994 and 1995, the Company paid approximately $1.4 million and $3.2 million, respectively, for environmental investigation and remediation.

     The Company currently is aware of probable obligations for environmental matters at 32 properties. As of August 31, 1995, the Company has made an environmental accrual of $18.5 million. The Company periodically reviews and, as appropriate, revises its environmental accruals. Based on current information and regulatory requirements, the Company believes that the accruals established for environmental expenditures are adequate.

     The Company's actual final costs of addressing certain environmental matters are not quantifiable, and therefore have not been accrued, because such matters are in preliminary stages and the timing, extent and costs of various actions which governmental authorities may require are currently unknown. Management also is aware of other environmental matters for which there is a reasonable possibility that the Company will incur costs to resolve. It is possible that the costs of resolution of the matters described in this paragraph may exceed the liabilities which, in the opinion of management, are probable and which costs are reasonably estimable at August 31, 1995. In the opinion of management, it is reasonably possible for such costs to be approximately an additional $19.8 million.

     Under the Resource Conservation Recovery Act of 1976 (''RCRA''), the Company has five closure and five post-closure plans in place for six locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Operations are being conducted at these locations and the Company does not plan to terminate such operations in the foreseeable future. Therefore, the Company has not accrued these environmental exit costs. The Company accrues these liabilities when plans for termination of plant operations have been made. Such closure and post-closure costs are estimated to be $5.8 million at August 31, 1995 (and is in addition to the $19.8 million discussed in the prior paragraph).

     The Company is currently involved in three administrative proceedings brought by Region VII of the Environmental Protection Agency (''EPA'') with respect to alleged violations under the Clean Air Act, the Emergency Planning and Community Right-to-Know Act and RCRA at the Coffeyville refinery. The Company is currently negotiating with the EPA concerning these matters and believes that such negotiations may result in compromise settlements, including the possible implementation of a Supplemental Environmental Project in connection with the Clean Air Act proceeding. Absent such settlements, the Company intends to contest the EPA's allegations. Accordingly, no provision has been made in the Company's financial statements for these proposed penalties. See "Legal Proceedings".

     Protection of the environment requires the Company to incur expenditures for equipment or processes, which expenditures may impact the Company's future net income. However, the Company does not anticipate that its competitive position will be adversely affected by such expenditures or by laws and regulations enacted to protect the environment. Environmental expenditures are capitalized when such expenditures provide future economic benefits. In 1994 and 1995, the Company had capital expenditures of approximately $2.6 million and $4.7 million, respectively, to prevent future discharges into the environment. The majority of such expenditures was for improvements at the Coffeyville refinery. Management believes the Company currently is in substantial compliance with existing environmental rules and regulations.


GOVERNMENT REGULATION

     The Company's business is conducted within a legal environment created by numerous federal, state and local laws which have been enacted to protect the public's interest by promoting fair trade practices, safety, health and welfare. The Company's operating procedures conform to the intent of these laws and management believes that the Company currently is in compliance with all such laws, the violation of which could have a material adverse effect on the Company.

     Certain policies may be implemented from time to time by the USDA, the Department of Energy or other governmental agencies which may impact the demands of farmers and ranchers for the Company's products or which may impact the methods by which certain of the Company's operations are conducted. Such policies may impact the Company's farm supply and marketing operations.

     Management is not aware of any newly implemented or pending policies having a significant impact or which may have a significant impact on operations of the Company.


EMPLOYEE RELATIONS

     At August 31, 1995, the Company had approximately 12,700 employees. Approximately 43% of the Company's employees were represented by unions having national affiliations. The Company's relationship with employees is considered to be generally satisfactory. No labor strikes or work stoppages within the last three fiscal years have had a materially adverse effect on the Company's operating results. Current labor contracts expire on various dates through May 1998. There are no wage re-openers in any of the collective bargaining agreements.


PATRONAGE REFUNDS AND DISTRIBUTION OF NET EARNINGS

     For purposes of this section, (1) annual earnings for 1994 and earlier years means earnings before income taxes determined in accordance with federal income tax law, and (2) annual earnings for 1995 and after means earnings before income taxes determined in accordance with generally accepted accounting principles.

     Farmland operates on a cooperative basis. In accordance with its bylaws, Farmland returns the member-sourced portion of its annual net earnings to its members as a patronage refund. Each member's portion of the annual patronage refund is determined by the quantity or value of business transacted by the member with Farmland during the year for which the patronage is paid in comparison with Farmland's total member-sourced earnings for such year in the patronage allocation unit for which the patronage is paid.

     Generally, a portion of the annual patronage refund is returned in cash and for the balance of the patronage refund (the "non-cash portion") the members receive Farmland common shares associate member common shares or capital credits (the equity type received is determined by the membership status). The non-cash portion of the patronage refund, also referred to herein as "allocated equity portion", is determined annually by the Board of Directors. The annual patronage refund is returned to members as soon as practical after the end of each fiscal year. The Internal Revenue Code of 1986, as amended, allows a cooperative to deduct from its taxable income the total amount of the patronage refunds returned, provided that not less than 20% of the total patronage refund returned is cash. The bylaws of Farmland provide that the Board of Directors has complete discretion with respect to the handling and ultimate disposition of any member-sourced losses.

     For the years ended 1993, 1994 and 1995, Farmland returned the following patronage refunds:

                    Cash or Cash
                  Equivalent Portion         Non-Cash Portion          Total Patronage
                 of Patronage Refunds      of Patronage Refunds            Refunds
                                          (Amounts in thousands)
 1993 . . . . . . .   $      -0-               $       -0-               $      -0-
 1994 . . . . . . .   $    26,552              $     44,032              $    70,584
 1995 . . . . . . .   $    33,038              $     61,356              $    94,394

     Nonpatronage income or loss (income or loss from activities not directly related to the cooperative marketing or purchasing activities of Farmland) is subject to income taxes computed on the same basis as such taxes are computed on the income or loss of other corporations.


ALLOCATED EQUITY REDEMPTION PLANS

     The Allocated Equity Redemption Plans described below, namely the Base Capital Plan (as defined below), the estate settlement plan and the special allocated equity redemption plans (collectively, the "Plans") may be changed at any time or from time to time at the sole and absolute discretion of the Board of Directors. The Plans are also not binding upon the Board of Directors or the Company, and the Board of Directors reserves the right to redeem, or not redeem, any equities of the Company without regard to whether such action or inaction is in compliance with the Plans. The factors which may be considered by the Board of Directors in determining when, and under what circumstances, the Company may redeem equities include, but are not limited to, the terms of the Company's Base Capital Plan, income and other tax considerations, the Company's results of operations, financial position, cash flow, capital requirements, long-term financial planning needs and other relevant considerations. By retaining discretion to determine the amount, timing and ordering of any equity redemptions, the Board of Directors believes that it can continue to assure that the best interests of the Company and thus of its members will be protected.

   BASE CAPITAL PLAN

     For the purposes of acquiring and maintaining adequate capital to finance the business of the Company, the Board of Directors has established a base capital plan ("Base Capital Plan").

   The Base Capital Plan provides a mechanism for determining the Company's total capital requirements and each voting member's and associate member's share thereof (the base capital requirement). As part of the Base Capital Plan, the Board of Directors may, in its discretion, provide for redemption of Farmland common stock or associate member common stock held by voting members or associate members whose holdings of common shares or associate member shares exceed the voting members' or associate members' base capital requirement. The Base Capital Plan provides a mechanism under which the cash portion of the patronage refund payable to voting members or associate members will depend upon the degree to which such voting members or associate members meet their base capital requirements.

   ESTATE SETTLEMENT PLAN

     The estate settlement plan provides that in the event of the death of an individual (a natural person) allocated equity holder, the allocated equity holdings of the deceased will be redeemed at par value with the exception allocated equity which was purchased and held by the deceased for less than five years. This provision is subject to a limitation of $1.0 million in any one fiscal year without further authorization by the Board of Directors.

   SPECIAL ALLOCATED EQUITY REDEMPTION PLANS

     From time to time, the Company has redeemed portions of its outstanding allocated equity under various special allocated equity redemption plans.

     Each such plan has been designed to return cash to members or former members of Farmland or Foods by redeeming certain types of outstanding allocated equity. The order in which each type of allocated equity is redeemed is determined by the Board of Directors. Except for preferred stock sold through a public offering in 1984, substantially all the redemptions under these plans were for allocated equities originally issued as the non-cash portion of the Company's patronage refunds. See "Patronage Refunds and Distribution of Net Earnings".

     Special allocated equity redemption plans are designed to provide a systematic method for redemption of outstanding allocated equity which is not subject to redemption through other Plans, such as the Base Capital Plan or the estate settlement plan.

     As of August 31, 1995, provisions of the current special allocated equity redemption plan include:

   1. No special redemption will be made if the redemption may result in a violation of covenants in loan agreements and similar instruments; and

   2. The targeted amount for special redemptions is a percentage of consolidated net income (member and nonmember). The percentage is determined based on the ratio of Funded Indebtedness to Capitalization (as defined in the special allocated equity redemption plan) before the special redemption but after giving effect to the distribution of cash and redemptions under the Base Capital Plan. Calculation for special redemptions is as follows:

                                          Total Special Allocated Equity
            Funded Indebtedness as                  Redemption
                as a Percent of                   as a Percent of
                Capitalization                Consolidated Net Income

                       >   50 %                       None
                      48 - 50 %                       2.5 %
                      45 - 47 %                       5.0 %
                      40 - 44 %                       7.5 %
                       <   40 %                      10.0 %

     The targeted amount may be prorated between these levels.

  3. The priority for redeeming equities under the Special Allocated Equity Redemption Plans is at the sole discretion of the Board of Directors of Farmland.

     Presented below are the amounts of allocated equity approved for redemption by the Board of Directors under the Base Capital Plan, the estate settlement plan and the special allocated equity redemption plans for each of the years in the five-year period ended 1995. The amounts approved for redemptions were paid in cash in the fiscal year following approval.


        Base Capital          Estate          Special Allocated
            Plan         Settlement Plan      Equity Redemption        Total Plan
        Redemptions        Redemptions        Plans Redemptions       Redemptions
                                (AMOUNTS IN THOUSANDS)
1991         2,300                  4                   5,351                7,655
1992         6,707                234                   6,755               13,696
1993           -0-                127                      12                  139
1994         8,740                126                   4,108               12,974
1995        14,159                128                  13,451               27,738


                                LEGAL PROCEEDINGS



     In the opinion of Robert B. Terry, Vice President and General Counsel of Farmland, there is no litigation existing or pending against Farmland or any of its subsidiaries that, based on the amounts involved or the defenses available to the Company, would have a material adverse effect on the financial position of the Company except for the pending tax litigation relating to Terra Resources, Inc. ("Terra"), a former subsidiary of the Company, as explained in
Note 7 of the Notes to Consolidated Financial Statements. See "Risk Factors - Income Tax Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources."

     In accordance with the Securities and Exchange Commission's Regulation S-K, the Company reports that it is currently involved in the following administrative proceedings in which violations of environmental laws are alleged and civil penalties in excess of $100,000 are sought.

  1. COFFEYVILLE CERCLA/EPCRA FINE. On August 10, 1993, Region VII of the U.S. Environmental Protection Agency (the "EPA") issued against the Company an administrative complaint seeking $350,000 in civil penalties for alleged violations of notification requirements under the Comprehensive Environmental Response, Compensation and Liability Act and the Emergency Planning and Community Right to Know Act. The Company has been negotiating with the EPA concerning this matter, but no resolution has been reached to date.

  2. COFFEYVILLE RCRA DOCKET NO. VII-94-H-0018. On August 2, 1994, Region VII of the EPA issued against the Company an administrative complaint seeking $1.4 million in civil penalties for alleged violations of the Resource Conservation and Recovery Act (RCRA) and of regulations issued thereunder. The Company has been negotiating with the EPA concerning this matter, but no resolution has been reached to date.

  3. COFFEYVILLE CLEAN AIR ACT CIVIL PENALTY. On March 22, 1995, the U.S. Department of Justice ("DOJ") notified the Company of its intent to bring suit against the Company for alleged violations of the Clean Air Act. During July 1995, the Company was notified that, if suit is filed, the Government will seek civil penalties totaling $1.6 million. The Company has been negotiating with the DOJ and EPA concerning this matter but no resolution has been reached to date.


                                     EXPERTS

     The Consolidated Financial Statements of Farmland as of August 31, 1994 and 1995, and for each of the years in the three-year period ended August 31, 1995 included herein and elsewhere in the Registration Statement, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the Consolidated Financial Statements contains an explanatory paragraph concerning income tax adjustments proposed by the Internal Revenue Service relating to Terra.


                        QUALIFIED INDEPENDENT UNDERWRITER

     Interstate/Johnson Lane Corporation, a member of the NASD, has participated as a qualified independent underwriter in the "due diligence" review with respect to the preparation of this Prospectus. See "Plan of Distribution" regarding the exception from pricing by the qualified independent underwriter.


                                   MANAGEMENT

     The directors of Farmland are as follows:

                                                         Total
                                             Expiration Years of
                                                 of     Service
                            As of   Positions  Present     as
                         August 31, Held With  Term as   Board
          Name              1995    Farmland  Director   Member     Business Experience During Last Five Years

Albert J. Shivley            52      Chairman   1995       11    General Manager--American Pride Co-op
                                      of the                     Association, Brighton, Colorado, a local
                                      Board                      cooperative association of farmers and ranchers.

H. D. Cleberg                56     President   1997        5    Mr. Cleberg has been with Farmland since 1968.
                                    and Chief                    He was named as president-elect in February 1991
                                    Executive                    and became President in April 1991.  From
                                     Officer                     September 1990 to January 1991 he served as
                                                                 Senior Vice President and Chief Operating
                                                                 Officer, Agricultural Group.  From April 1989 to
                                                                 August 1990 he served as Executive Vice
                                                                 President, Operations.

Otis H. Molz                 64        Vice     1997       12    Producer--Deerfield, Kansas.  Mr. Molz has served
                                     Chairman                    as Chairman of the Board of the National Bank for
                                     and Vice                    Cooperatives since January 1993.  He served as
                                    President                    Chairman of the Board of Directors of Farmland
                                                                 Industries, Inc. from December 1991 to December
                                                                 1992.  He served as First Vice President of the
                                                                 National Bank for Cooperatives from January 1990
                                                                 to January of 1993.  He was Second Vice Chairman
                                                                 from January 1, 1989 to January 1, 1990.

Lyman Adams, Jr.             44                 1995        3    General Manager--Cooperative Grain and Supply,
                                                                 Hillsboro, Kansas, a local cooperative
                                                                 association of farmers and ranchers.

Ronald J. Amundson           51                 1997        7    General Manager--Central Iowa Cooperative,
                                                                 Jewell, Iowa, a local cooperative association of
                                                                 farmers and ranchers.

Baxter Ankerstjerne          59                 1996        5    Producer--Peterson, Iowa.  Since December 1988
                                                                 Mr. Ankerstjerne has served as Chairman of the
                                                                 Board of Directors of Farmers Cooperative,
                                                                 Association, Marathon, Iowa, a local cooperative
                                                                 association of farmers and ranchers.

Jody Bezner                  54                 1997        4    Producer--Texline, Texas.

Richard L. Detten            61                 1996        8    Producer--Ponca City, Oklahoma.

Steven Erdman                45                 1995        3    Producer--Bayard, Nebraska.

Warren Gerdes                47                 1995        2    General Manager--Farmers Cooperative Elevator
                                                                 Company, Buffalo Lake, Minnesota, a local
                                                                 cooperative association of farmers and ranchers.

Ben Griffith                 46                 1995        6    General Manager--Central Cooperatives, Inc.,
                                                                 Pleasant Hill, Missouri, a local cooperative
                                                                 association of farmers and ranchers.

Gail D. Hall                 53                 1997        7    General Manager--Lexington Cooperative Oil
                                                                 Company, Lexington, Nebraska, a local cooperative
                                                                 association of farmers and ranchers.

Jerome Heuertz               54                 1997        1    General Manager--Farm Service Cooperative,
                                                                 Council Bluffs, Iowa, a local cooperative
                                                                 association of farmers and ranchers.

Barry Jensen                 50                 1996        5    Producer--White River, South Dakota.  Mr. Jensen
                                                                 currently serves as a Director, and was President
                                                                 from May 1989 to May 1993, of Farmers Co-op Oil
                                                                 Association, Winner, South Dakota, a local
                                                                 cooperative association of farmers and ranchers.

Greg Pfenning                46                 1997        3    Producer--Hobart, Oklahoma.  Director of Hobart &
                                                                 Roosevelt Cooperative, a local cooperative
                                                                 association of farmers and ranchers.

Vonn Richardson              62                 1996        8    Producer--Plains, Kansas.  President of The
                                                                 Plains Equity Exchange and Cooperative Union,
                                                                 Plains, Kansas, a local cooperative association
                                                                 of farmers and ranchers.

Monte Romohr                 42                 1996        5    Producer--Gresham, Nebraska.  From March 1988 to
                                                                 March 1991, Mr. Romohr served as President of
                                                                 Farmers Co-op Business Association, Shelby,
                                                                 Nebraska, a local cooperative association of
                                                                 farmers and ranchers.

Joe Royster                  43                 1996        2    General Manager--Dacoma Farmers Cooperative,
                                                                 Inc., Dacoma, Oklahoma, a local cooperative
                                                                 association of farmers and ranchers.

Paul Ruedinger               65                 1995       12    Producer--Van Dyne, Wisconsin.

Raymond J. Schmitz           64                 1996        8    Producer--Baileyville, Kansas

Theodore J. Wehrbein         50                 1995        9    Producer--Plattsmouth, Nebraska.  Past Director
                                                                 of Nehawka Farmers Cooperative Company, Nehawka,
                                                                 Nebraska, a local cooperative association of
                                                                 farmers and ranchers.

Robert Zinkula               65                 1996        5    Producer--Mount Vernon, Iowa.  Secretary and
                                                                 Treasurer of Linn Cooperative Oil Company,
                                                                 Marion, Iowa, a local cooperative association of
                                                                 farmers and ranchers.

     Directors are elected for a term of three years by the shareholders of Farmland at its annual meeting. The expiration dates for such three-year terms are sequenced so that about one-third of Farmland's Board of Directors is elected each year. H. D. Cleberg is serving as director-at-large; the remaining twenty-one directors were elected from nine geographically defined districts in Farmland's territory. The executive committee consists of Ronald Amundson, Ben Griffith, Otis Molz, Monte Romohr, Albert Shivley and H. D. Cleberg. With the exception of H.D. Cleberg, President and Chief Executive Officer, members of the executive committee serve as chairman of standing committees of the Board of Directors as follows: Ronald Amundson, corporate responsibility committee; Ben Griffith, audit committee; Otis Molz, compensation committee; Monte Romohr, finance committee; and Albert Shivley, nominating committee.

     The executive officers of Farmland are:

                    Age as of
                    August 31,
Name                  1995              Principal Occupation and Other Positions

J. F. Berardi        52               Executive Vice President and Chief Financial Officer - Mr. Berardi
                                         joined Farmland March 1992 to serve in his present position.
                                         Mr. Berardi served as Executive Vice President and Treasurer of
                                         Harcourt Brace Jovanovich, Inc., a diversified Fortune 200 company, and was a member of its Board of Directors from 1988 until 1990.

H. D. Cleberg        56               President and Chief Executive Officer - Mr. Cleberg has been with
                                         Farmland since 1968.  He was appointed to his present position effective April 1991.  From September 1990 to March 1991 he served as
                                         Senior Vice President and Chief Operating Officer.  From April 1989
                                         to August 1990 he served as Executive Vice President, Operations.
                                         Prior to April 1989 he held several executive management positions with Farmland.

S. P. Dees           52               Executive Vice President, Business Development - Mr. Dees joined
                                         Farmland in 1984, serving as Vice President and General Counsel, Law and Administration.  He was appointed to his present position in
                                         September 1995.  From September 1993 to September 1995 he served as
                                         Executive Vice President, Farmland and Director General of Farmland
                                         Industrias, S.A. de C.V.  From October 1990 to September 1993 he
                                         served as Executive Vice President, Administrative Group and General
                                         Counsel.

G. E. Evans          51               Group Vice President, Meat and Livestock Businesses - Mr. Evans has been with Farmland since 1971.  He was appointed to his present position in September 1995.  From January 1992 to September 1995 he served as
                                         Senior Vice President, Agricultural Production Marketing/Processing.
                                         From April 1991 to January 1992 he served as Senior Vice President,
                                         Agricultural Inputs.  He served as Executive Vice President,
                                         Agricultural Marketing from October 1990 to March 1991.

R. W. Honse          52               Group Vice President, Ag Input Businesses - Mr. Honse has been with
                                         Farmland since 1983.  He was appointed to his present position in
                                         September 1995.  From January 1992 to September 1995, he served as
                                         Executive Vice President, Agricultural Inputs Operations.  From
                                         October 1990 to January 1992 he served as Executive Vice President,
                                         Agricultural Operations.

A. H. Lewis          48               Group Vice President, Grain and Grain Processing Businesses - Mr. Lewis
                                         joined Farmland August 1994 to serve as Vice President, Grain
                                         Marketing.  He was appointed to his current position in September
                                         1995.  From 1985 to 1994, Mr. Lewis worked for CONAGRA as the
                                         President, Klein-Berger Companies in San Francisco, California.

B. L. Sanders        54               Vice President and Corporate Secretary - Dr. Sanders has been with
                                         Farmland since 1968.  He was appointed to his present position in
                                         September 1991.  From April 1990 to September 1991 he served as Vice
                                         President, Strategic Planning and Development.  From October 1987 to
                                         March 1990 he served as Vice President, Planning.


                             EXECUTIVE COMPENSATION

     The following table sets forth the annual compensation awarded to, earned by, or paid to the Chief Executive Officer and the Company's next four most highly compensated executive officers for services rendered to the Company in all capacities during 1993, 1994 and 1995.

                                                                       Annual Compensation
                                                                                 Employee
                                                                             Variable
Name and                              Year Ending                          Compensation   Other Annual
Principal Position                     August 31             Salary           Plan        Compensation
H. D. Cleberg,    . . . . . . . . . . 1993              $     433,506
President and     . . . . . . . . . . 1994              $     439,728       $    338,481
Chief Executive Officer               1995              $     456,218       $    346,944

G. E. Evans,      . . . . . . . . . . 1993              $     278,304
Group Vice President,                 1994              $     278,304       $    217,761
Meat and Livestock                    1995              $     283,988       $    217,761
Businesses

R. W. Honse,      . . . . . . . . . . 1993              $     231,964
Group Vice President,                 1994              $     251,532       $    205,206
Ag Input Businesses                   1995              $     280,248       $    210,337

J. F. Berardi,    . . . . . . . . . . 1993              $     206,016
Executive Vice President              1994              $     216,252       $    146,576
and Chief Financial Officer           1995              $     226,914       $    150,241

S. P. Dees,       . . . . . . . . . . 1993              $     205,366
Executive Vice President,             1994              $     205,066       $    119,093   $     124,138(A)
Business Development                  1995              $     211,000       $    122,070   $     127,878(A)

(A) Mr. Dees received a differential remuneration and reimbursements in 1994 and 1995 for taxes in connection with foreign assignments.

     An Annual Employee Variable Compensation Plan, a Management Long-Term Incentive Plan and an Executive Deferred Compensation Plan have been established by the Company to meet the competitive salary programs of other companies, and to provide a method of compensation which is based on the Company's performance.

     Under the Company's Annual Employee Variable Compensation Plan, all regular salaried employees total compensation is based on a combination of base and variable pay. The variable compensation payment is dependent upon the employee's position, the performance of the Company for the fiscal year or other performance criteria of the individual's operating unit. Variable compensation is awarded only in years that the Company achieves a performance level, approved each year by the Board of Directors. The Company intends for its total cash compensation (base plus variable) to be competitive, recognizing that in the event the Company fails to achieve a predetermined threshold level of performance, the base pay alone will place the employees well under market rates. This system of variable compensation allows the Company to keep its fixed costs (base salaries) lower, and only increase payroll costs consistent with the Company's ability to pay. Amounts accrued under this plan for the years ended August 31, 1993, 1994 and 1995 amounted to $ -0-, $17.8 million and $35.5 million, respectively. Distributions under this plan are made annually after the close of each fiscal year.


     Information as to awards made in 1995 under the Company's Management Long-
Term Incentive Plan, which awards relate to the three year period 1995 to 1997, is set forth below.

                                                        Estimated Future Payouts Under Non-Stock Price-Based
                                                                                Plans
       (A)                (B)               (C)                        (Amounts in Thousands)
                                       Performance or
                                        Other Period
                       Number of           Until
                    Shares, Units or   Maturation or           (D)                (E)                (F)
       Name         Other Rights (1)       Payout           Threshold          Target (2)        Maximum (2)
H. D. Cleberg                           1995 - 1997           $      234
G. E. Evans                             1995 - 1997           $      117
R. W. Honse                             1995 - 1997           $      117
J. F. Berardi                           1995 - 1997           $       83
S. P. Dees                              1995 - 1997           $       83

(1) Rights in the incentive pool are expressed as a minimum percentage of the total pool. See discussion contained below herein.

(2) Not applicable as payouts are based on a percentage of aggregate income; the plan does not specify a target or maximum payment.
       See discussion contained below herein.

     Under the Management Long-Term Incentive Plan, the Company's executive management employees are paid cash incentive amounts determined by a formula which takes into account the level of management and the aggregate income of the Company over a three year period. The Management Long-Term Incentive Plan provides for three year performance and reward cycles and, in general, participants must be active employees of the Company at the end of the cycle in order to receive payment of the award with respect to such cycle. Periods currently covered by the Management Long-Term Incentive Plan are: 1994 through 1996 ("1996 Plan"); 1995 through 1997 ("1997 Plan"); and, 1996 through 1998
("1998 Plan"). The income threshold ("Threshold") for the three year period of the 1996 Plan, the 1997 Plan and the 1998 Plan is $192,810,000, $235,043,000 and
$393,481,000, respectively. For each plan, if the aggregate income is less than the Threshold or if the sum of the cash returned to members during the 1996 Plan, the 1997 Plan and the 1998 Plan, as patronage refunds, redemptions under the base capital plan, estate settlement plans and special allocated equity redemption plans is less than $65,030,000, $61,938,000 and $90,000,000, respectively, subject to the following sentence, no payment will occur with respect to such plan. The Board of Directors of the Company may, in its sole discretion, amend or discontinue the Management Long-Term Incentive Plan, adjust or cancel any awards otherwise payable thereunder should the Company incur a loss in the final year of any performance cycle or impact the goals and rewards of the plan by approving for inclusion or exclusion in the calculation of performance results, the financial results of extraordinary events occurring during the cycle. Subject to the preceding sentence, if aggregate income equals or exceeds the Threshold and the cash returned to members equals or exceeds the specified amounts, then 2.5%, .83% and .83% of aggregate income for the 1996 Plan, the 1997 Plan and the 1998 Plan, respectively, is allocated to an incentive pool for each such plan from which awards to management will be paid. Of the amount, if any, allocated to the incentive pools for the 1996 Plan, the 1997 Plan and the 1998 Plan, Messrs. Cleberg, Evans, Honse, Berardi, and Dees, will receive at least 12%, 6%, 6%, 4.25%, and 4.25%, respectively, absent a significant change in their status, in which event such percentages may be adjusted.

     The Company's Executive Deferred Compensation Plan permits executive employees to defer part of their salary and/or part or all of their bonus compensation. The amount to be deferred and the period for deferral is specified by an election made semi-annually. Payments of deferred amounts shall begin at the earlier of the end of the specified deferral period, retirement, disability or death. The employee's deferred account balance is credited annually with interest at the highest rate of interest paid by the Company on any subordinated debt certificate sold during the year. Payment of an employee's account balance shall, at the employee's election, be a lump sum or in ten annual installments. Amounts deferred pursuant to the plan for the accounts of the named individuals during the fiscal years 1993, 1994 and 1995 are included in the cash compensation table.

     The Company established the Farmland Industries, Inc. Employee Retirement Plan ("Plan") in 1986 for all employees whose customary employment is at the rate of at least 1,000 hours per year. Participation in the Plan is optional prior to age 34, but mandatory thereafter. Approximately 6,400 active and 6,630 inactive employees were participants in the Plan on August 31, 1995. The Plan is funded by employer and employee contributions to provide lifetime retirement income at normal retirement age 65, or a reduced income beginning as early as age 55. The Plan also contains provisions for death and disability benefits. The Plan has been determined qualified under the Internal Revenue Code. The Plan is administered by a committee appointed by the Board of Directors of Farmland, and all funds of the Plan are held by a bank trustee in accordance with the terms of the trust agreement. It is the present intent to continue this plan indefinitely. The Company's funding policy is to make the maximum annual contributions to the Plan's trust fund that can be deducted for federal income tax purposes. Company contributions made to the Plan for the years ended August 31, 1993, 1994 and 1995 were $ -0-, $2.9 million and $5.3 million, respectively.

     Payments to participants in the Plan are based upon length of participation and compensation reported to the Plan for the four highest of the last ten years of employment. Compensation for this purpose includes base salary and compensation earned under the Company's Annual Employee Variable Compensation Plan discussed above. However, at the present time, the maximum compensation (per participant) which may be covered by a qualified pension plan is limited to $150,000 annually and the maximum retirement benefit which may be paid by such plan is limited to $120,000 annually by the Tax Equity and Fiscal Responsibility Act (TEFRA).

     The Company established the Farmland Industries, Inc. Supplemental Executive Retirement Plan ("SERP") effective January 1, 1994. The SERP is intended to supplement the retirement income of executive participants in the Farmland Industries, Inc. Employee Retirement Plan whose retirement benefit would otherwise be reduced because of the limitation of the Internal Revenue Code on the amount of salary which can be included in the computation of retirement income ($150,000) or the amount of retirement benefit which may be paid by a qualified retirement plan ($120,000).

     The Company's Board of Directors has appointed an Administrative Committee to administer the SERP. To fund the SERP, the Company purchased cash value life insurance polices on the lives of plan participants. The Company owns these insurance policies and has the sole right to name policy beneficiaries. The total SERP premiums charged to operations for the eight months ended August 31, 1994 and for the year ended August 31, 1995 were $.4 million and $.6 million, respectively.

     The Company's obligation to pay supplemental retirement benefits under the SERP is limited to the aggregate cash value of the life insurance policies designated by the Administrative Committee as policies of the SERP. If the benefits under the plan for a year would exceed the total cash value of the policies, each participant's payment will be reduced.

     The following table sets forth, for compensation levels up to $150,000, the estimated annual benefits payable at age 65 for members of the Retirement Plan, which benefits are not reduced by virtue of Social Security payments. The following table also sets forth, for compensation levels exceeding $150,000, the combined estimated annual benefits payable under the Retirement Plan and SERP for each of the first 10 years following retirement (no SERP payouts are to be made after 10 years) assuming: retirement occurs after age 55; the employer's portion of the benefit lost (due to TEFRA limitations) by the employee is 85%; the employee lives for 10 years after retirement; and, the aggregate payments under the SERP are less than the cash value of life insurance policies designated (see above) as SERP policies.

 Remuneration                                                     Years of Service
   Salaries                           15                    20                   25                   30
  $    100,000. . . . . . . . .   $    26,250          $     35,000          $    43,750          $    52,500
       125,000. . . . . . . . .        32,812                43,750               54,687               65,625
       150,000. . . . . . . . .        39,375                52,500               65,625               78,750
       200,000. . . . . . . . .        46,813                62,417               78,021               93,625
       250,000. . . . . . . . .        54,250                72,333               90,417              108,500
       300,000. . . . . . . . .        61,688                82,250              102,813              123,375
       350,000. . . . . . . . .        69,125                92,167              115,209              138,250
       400,000. . . . . . . . .        76,563               102,083              127,604              153,125
       450,000. . . . . . . . .        84,000               112,000              140,000              168,000
       500,000. . . . . . . . .        91,437               121,917              152,396              182,875
       600,000. . . . . . . . .       106,313               141,750              177,188              212,626
       700,000. . . . . . . . .       121,188               161,584              201,980              242,376
       800,000. . . . . . . . .       136,063               181,417              226,771              272,126
       900,000. . . . . . . . .       150,938               201,251              251,564              301,876
       1,000,000. . . . . . . . .     165,813               221,083              276,355              331,626

     The following table sets forth the credited years of service for the executive officers of the Company at August 31, 1995.

                    Name                     Years of Creditable Service
                 H. D. Cleberg  . . . . . . . . . . . .    30
                 G. E. Evans  . . . . . . . . . . . . .    21
                 R. W. Honse  . . . . . . . . . . . . .    21
                 J. F. Berardi  . . . . . . . . . . . .     2
                 S. P. Dees . . . . . . . . . . . . . .    10


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons, none of whom, except as indicated below, is either currently or formerly an officer or employee of the Company or any of its subsidiaries, served as members of the Company's compensation committee during 1995: Messrs. Jody Bezner, Warren Gerdes, Gail Hall, Greg Pfenning and Otis Molz. Mr. Molz was Chairman of the Board of the Company from December 1991 to December 1992. No executive officer of the Company (i) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of the Company, (ii) served as a director of another entity, one of whose executive officers served on the compensation committee of the Company, or (iii) served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.


COMPENSATION OF DIRECTORS

     Directors' compensation consists of payment of three hundred dollars ($300.00) per day of attendance at the Board of Directors or committee meetings, plus reimbursement of necessary expenses incurred in connection with their official duties.



                              CERTAIN TRANSACTIONS

     The Company transacts business in the ordinary course with its directors and with its local cooperative members with which the directors are associated on terms no more favorable than those available to its other local cooperative members.
               INDEX TO FARMLAND CONSOLIDATED FINANCIAL STATEMENTS


        Consolidated Balance Sheets, August 31, 1994 and 1995   . . . 72

        Consolidated Statements of Operations for
        each of the years in
        the three-year period ended August 31, 1995   . . . . . . . . 74

        Consolidated Statements of Cash Flows for each
        of the years in
        the three-year period ended August 31, 1995   . . . . . . . . 75

        Consolidated Statements of Capital
        Shares and Equities for
        each of the years in the three-year
        period ended August 31, 1995  . . . . . . . . . . . . . . . . 77

        Notes to Consolidated Financial Statements  . . . . . . . . . 78


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Farmland Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Farmland Industries, Inc. and subsidiaries as of August 31, 1994 and 1995, and the related consolidated statements of operations, cash flows and capital shares and equities for each of the years in the three-year period ended August 31, 1995. These Consolidated Financial Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of Farmland Industries, Inc. and subsidiaries as of August 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 7 to the Consolidated Financial Statements, the Internal Revenue Service ("IRS") has examined the Company's tax returns for the years ended August 31, 1983 and 1984, and has proposed certain adjustments. Should the IRS ultimately prevail, the federal and state income taxes and statutory interest thereon could be significant. Farmland believes it has meritorious positions with respect to such claims and, based upon the opinion of special tax counsel, management believes it is more likely than not that the courts will ultimately conclude that Farmland's treatment of such items was substantially, if not entirely, correct. The ultimate outcome of this matter can not presently be determined. Therefore, no provision for such income taxes and interest has been made in the accompanying Consolidated Financial Statements.


                                      KPMG PEAT MARWICK LLP

Kansas City, Missouri
October 20, 1995

                     FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                             August 31
                                                        1994          1995
                                                      (Amounts in Thousands)
Current Assets:
   Cash and cash equivalents  . . . . . . . . . . .  $     44,084   $      -0-
   Accounts receivable - trade  . . . . . . . . . .       360,560       446,232
   Inventories (Note 3)   . . . . . . . . . . . . .       572,660       772,528
   Other current assets   . . . . . . . . . . . . .       119,139        60,883

       Total Current Assets   . . . . . . . . . . .  $  1,096,443   $ 1,279,643

Investments and Long-Term Receivables
   (Notes 4 and 14)   . . . . . . . . . . . . . . .  $    189,601   $   185,687


Property, Plant and Equipment (Notes 5 and 6):
   Property, plant and equipment, at cost   . . . .  $  1,202,159   $ 1,334,849
   Less accumulated depreciation and amortization         700,869       742,704

   Net Property, Plant and Equipment  . . . . . . .  $    501,290   $   592,145

Other Assets  . . . . . . . . . . . . . . . . . . .  $    139,297   $   128,468

Total Assets  . . . . . . . . . . . . . . . . . . .  $  1.926,631   $ 2,185,943

See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                            LIABILITIES AND EQUITIES

                                                             August 31
                                                        1994          1995
                                                       (Amounts in Thousands)
Current Liabilities:
  Demand loan certificates  . . . . . . . . . . . .  $    23,158   $    13,524
  Short-term notes payable (Note 6)   . . . . . . .      279,137       346,133
  Current maturities of long-term debt (Note 6)   .       27,840        42,394
  Accounts payable - trade  . . . . . . . . . . . .      246,181       245,905
  Accrued payroll   . . . . . . . . . . . . . . . .       52,816        50,337
  Other current liabilities   . . . . . . . . . . .      176,607       261,837

          Total Current Liabilities   . . . . . . .  $   805,739   $   960,130

Long-Term Debt (excluding current
  maturities) (Note 6)  . . . . . . . . . . . . . .  $   517,806   $   506,033

Deferred Income Taxes (Note 7)  . . . . . . . . . .  $     6,340   $    12,501

Minority Owners' Equity in Subsidiaries (Note 8)  .  $    11,733   $    19,992

Capital Shares and Equities (Note 9):
  Preferred shares, $25 par value--Authorized
    8,000,000 shares, 98,113 shares issued
    and outstanding (148,069 shares in 1994)  . . .  $     3,702   $     2,453
  Common shares, $25 par value -- Authorized
    50,000,000 shares, 15,416,370 shares
    issued and outstanding
    (14,542,478 shares in 1994)   . . . . . . . . .      363,562       385,409
  Associate member common shares (nonvoting),
    $25 par value -- Authorized 2,000,000
    shares, 445,323 shares issued and
    outstanding (370,707 shares in 1994)  . . . . .        9,268        11,133
  Earned surplus and other equities   . . . . . . .      208,481       288,292

          Total Capital Shares and Equities   . . .  $   585,013   $   687,287

Contingent Liabilities and Commitments (Notes 6, 7 and 10)


Total Liabilities and Equities  . . . . . . . . . .  $ 1,926,631   $ 2,185,943

See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   Year Ended August 31
                                            1993            1994        1995
                                                   (Amounts in Thousands)
Sales       . . . . . . . . . . . . . . $   4,722,940    $ 6,677,933  $  7,256,869
Cost of sales . . . . . . . . . . . . .     4,470,290      6,284,084     6,699,178

Gross income  . . . . . . . . . . . . . $     252,650    $  393,849   $    557,691

Selling, general and administrative
    expenses  . . . . . . . . . . . . . $     223,792    $   305,279$      344,364

Other income (deductions):
   Interest expense   . . . . . . . . . $    (36,764)    $   (51,485) $    (53,862)
   Interest income  . . . . . . . . . .         4,189          6,170         8,334
   Other, net (Note 16)   . . . . . . .         9,536         20,111        11,600
   Provision for loss and disposition
       of assets (Note 17)  . . . . . .       (29,430)           -0-         -0-
Total other income (deductions) . . . . $     (52,469)   $   (25,204) $    (33,928)

Income (loss) before income
   taxes and equity in net income
   (loss) of investees and minority
   owners' interest in
   net (income) loss of subsidiaries  . $     (23,611)   $    63,366  $    179,399

Income tax (expense) benefit (Note 7) .         6,433         (4,890)      (29,628)

Income (loss) before equity in net
   income (loss) of
   investees and minority
   owners' interest  in
   net (income) loss of subsidiaries  . $     (17,178)   $    58,476  $    149,771

Equity in net income (loss) of
   investees (Note 4)   . . . . . . . .       (12,394)        10,878        22,785

Minority owners' interest in net (income)
   loss of subsidiaries (Note 8)  . . .          (828)         4,522        (9,757)

Net income (loss)   . . . . . . . . . . $     (30,400)   $    73,876  $    162,799

Distribution of net income (Note 9):
   Patronage refunds:
       Farm supply patrons  . . . . . . $       -0-      $    59,685  $     74,557
       Pork marketing patrons   . . . .         -0-           10,927        16,087
       Beef marketing patrons   . . . .         -0-            -0-           2,488
       Grain marketing patrons  . . . .         -0-            -0-           1,285
       The Cooperative Finance
           Association's patrons  . . .         1,650          -0-            -0-
                                        $       1,650    $    70,612  $     94,417
Earned surplus and other equities
   (Note 9)   . . . . . . . . . . . . .       (32,050)         3,264        68,382
                                        $     (30,400)   $    73,876  $    162,799

See notes to Consolidated Financial Statements

                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Year Ended August 31
                                                                     1993               1994             1995
                                                                                 (Amounts in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) . . . . . . . . . . . . . . . . . . .   $       (30,400)       $    73,876      $   162,799
Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization  . . . . . . . . . .            57,730             62,960           69,138
     Provision for loss on disposition of assets  . . .            29,430                -0-              -0-
     (Gain) loss on disposition of fixed assets   . . .              (385)            (1,794)           1,882
     Patronage refunds received in equities   . . . . .            (2,241)            (2,171)          (2,025)
     Proceeds from redemption of patronage equities   .             1,731                573            1,026
     Equity in net (income) loss of investees   . . . .            12,394            (10,878)         (22,785)
     Deferred income tax (benefit) expense  . . . . . .            (3,463)            (5,034)           6,161
     Minority owners' equity in
           income (loss) of subsidiaries  . . . . . . .               828             (4,522)           9,757
     Other        . . . . . . . . . . . . . . . . . . .             6,776              5,292              412
     Changes in assets and liabilities (exclusive
        of assets and liabilities of businesses acquired):
           Accounts receivable  . . . . . . . . . . . .           (92,024)           (12,079)         (70,413)
           Inventories  . . . . . . . . . . . . . . . .           (65,402)            (4,692)        (186,570)
           Other assets . . . . . . . . . . . . . . . .           (30,154)           (45,990)          38,889
           Accounts payable . . . . . . . . . . . . . .            19,630             17,884              782
           Other liabilities  . . . . . . . . . . . . .           (17,981)            32,617           35,684

Net cash provided by (used in) operating activities . .   $      (113,531)       $   106,042      $    44,737

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to borrowers by finance companies  . . . . . .   $      (624,618)       $       -0-      $       -0-
Collections from borrowers by finance companies . . . .           631,668                -0-              -0-
Acquisition of businesses . . . . . . . . . . . . . . .           (10,500)           (35,790)             -0-
Proceeds from disposal of investments and
     notes receivable   . . . . . . . . . . . . . . . .            12,115             34,577           42,530
Acquisition of investments and notes receivable . . . .           (50,378)           (22,117)         (26,789)
Capital expenditures  . . . . . . . . . . . . . . . . .           (98,238)           (69,776)        (124,722)
Proceeds from sale of fixed assets  . . . . . . . . . .            10,900             14,785            3,828
Distribution from joint venture, net  . . . . . . . . .               -0-                -0-              -0-
  Proceeds from sale of assets to
     joint venture partner  . . . . . . . . . . . . . .               -0-              2,310              -0-
Proceeds from disposition of subsidiary (Note 2)  . . .            87,227                -0-              -0-
Other             . . . . . . . . . . . . . . . . . . .            (2,140)             5,547           (1,628)

Net cash used in investing activities . . . . . . . . .   $       (43,964)       $   (70,464)     $  (106,781)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease of demand loan certificates  . . . . . . .   $       (13,224)       $    (6,702)     $    (9,634)
Proceeds from bank loans and notes payable  . . . . . .           916,799            888,088          522,916
Payments of bank loans and notes payable  . . . . . . .          (777,268)          (924,731)        (513,672)
Proceeds from issuance of subordinated
      debt certificates   . . . . . . . . . . . . . . .            72,423             57,636           46,715
Payments for redemption of subordinated
      debt certificates   . . . . . . . . . . . . . . .           (16,490)           (33,034)         (26,866)
Checks and drafts outstanding . . . . . . . . . . . . .                                  -0-           37,088
Payments for redemption of equities . . . . . . . . . .           (13,505)            (3,244)         (12,431)
Payments of patronage refunds and dividends . . . . . .           (17,946)               -0-          (26,648)
Other . . . . . . . . . . . . . . . . . . . . . . . . .               340              2,120              492

Net cash provided by (used in) financing activities . .   $       151,129        $   (19,867)    $     17,960

Net increase (decrease) in cash and
     cash equivalents   . . . . . . . . . . . . . . . .   $        (6,366)       $    15,711     $    (44,084)
Cash and cash equivalents at beginning of year  . . . .            34,739             28,373           44,084
Cash and cash equivalents at end of year  . . . . . . .   $        28,373        $    44,084     $        -0-

SUPPLEMENTAL SCHEDULE OF CASH PAID
     FOR INTEREST AND INCOME TAXES:
Interest  . . . . . . . . . . . . . . . . . . . . . . .   $        41,136        $    43,645     $     49,885

Income taxes (net of refunds) . . . . . . . . . . . . .   $         1,479        $     9,746     $     30,006

SUPPLEMENTAL SCHEDULE OF NONCASH
     INVESTING AND FINANCING ACTIVITIES:
Equities and minority owners' interest
     called for redemption  . . . . . . . . . . . . . .   $           -0-        $    12,935      $    27,738
Transfer of assets in exchange for
     investment in joint ventures   . . . . . . . . . .   $           -0-        $       309      $     2,061
Appropriation of current year's net income
     as patronage refunds   . . . . . . . . . . . . . .   $           -0-        $    70,612      $    94,417
Acquisition of businesses:
     Fair value of net assets acquired    . . . . . . .   $       114,519        $   131,847      $       -0-
     Goodwill   . . . . . . . . . . . . . . . . . . . .            16,086              1,094              -0-
     Minority owners' investment  . . . . . . . . . . .            (7,000)              (843)             -0-
     Cash Paid  . . . . . . . . . . . . . . . . . . . .           (10,500)           (35,790)             -0-
Liabilities Assumed . . . . . . . . . . . . . . . . . .   $       113,105        $    96,308      $       -0-

 See accompanying Notes to Consolidated Financial Statements.

                              FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CAPITAL SHARES AND EQUITIES

                                                            Years Ended August 31, 1993, 1994 and 1995
                                                                                            Earned       Total
                                                                             Associate      Surplus     Capital
                                                                               Member        And        Shares
                                                    Preferred     Common       Common       Other          And
                                                     Shares       Shares       Shares      Equities    Equities
                                                                           (Amounts in Thousands)
    BALANCE AT AUGUST 31, 1992  . . . . . . . . .  $     3,713  $    376,383  $   8,176   $    199,857  $  588,129
    Issue, redemption and cancellation of equities          (5)        6,740        (49)        (1,058)      5,628
    Appropriation of current year's net loss  . .          -0-          -0-         -0-        (30,400)    (30,400)
    Transfers to current liabilities  . . . . . .          -0-          -0-         -0-         (1,650)     (1,650)
    Exchange of common stock, associate member
         common stock and other equities  . . . .          -0-        (3,127)        69          3,058         -0-

    BALANCE AT AUGUST 31, 1993  . . . . . . . . .  $     3,708  $    379,996  $   8,196   $    169,807  $  561,707
    Issue, redemption and cancellation of equities         -0-          (355)        17         (3,397)     (3,735)
    Appropriation of current year's net income  .          -0-          -0-         -0-         73,876      73,876
    Patronage refund payable in cash transferred
         to current liabilities   . . . . . . . .          -0-          -0-         -0-        (26,552)    (26,552)
    Base capital redemptions transferred
         to current liabilities   . . . . . . . .          -0-        (8,628)      (112)         -0-        (8,740)
    Other equity redemptions transferred
         to current liabilities   . . . . . . . .           (6)           (9)       -0-         (3,440)     (3,455)
    Transferred to liabilities  . . . . . . . . .          -0-          -0-         -0-         (8,084)     (8,084)
    Dividends on preferred stock  . . . . . . . .          -0-          -0-         -0-             (4)         (4)
    Exchange of common stock, associate member
         common stock and other equities  . . . .          -0-        (7,442)     1,167          6,275         -0-

    BALANCE AT AUGUST 31, 1994  . . . . . . . . .  $     3,702  $    363,562  $   9,268  $     208,481  $  585,013
    Issue, redemption and cancellation of equities         -0-           (51)       332           (990)       (709)
    Appropriation of current year's net income  .          -0-          -0-         -0-        162,799     162,799
    Patronage refund payable in cash transferred
         to current liabilities   . . . . . . . .          -0-          -0-         -0-        (33,061)    (33,061)
    Base capital redemptions transferred
         to current liabilities   . . . . . . . .          -0-       (13,939)      (220)           -0-     (14,159)
    Other equity redemptions transferred
         to current liabilities   . . . . . . . .       (1,249)          (30)        -0-       (11,477)    (12,756)
    Prior year patronage refund allocation  . . .          -0-        35,940      1,508        (37,284)        164
    Dividends on preferred stock  . . . . . . . .          -0-          -0-         -0-             (4)         (4)
    Exchange of common stock, associate member
         common stock and other equities  . . . .          -0-           (73)       245           (172)         -0-

    BALANCE AT AUGUST 31, 1995  . . . . . . . . .  $     2,453  $    385,409  $  11,133  $     288,292  $  687,287

See accompanying Notes to Consolidated Financial Statements.


                   FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Farmland Industries, Inc., a Kansas corporation, is organized and operated as a cooperative and its mission is to be a producer-driven and profitable agricultural supply to consumer foods cooperative system.

     Principles of Consolidation -- The Consolidated Financial Statements include the accounts of Farmland Industries, Inc. and all its majority-owned subsidiaries ("Farmland" or the "Company", unless the context requires otherwise). All significant intercompany accounts and transactions have been eliminated. The Company's fiscal year ends August 31. Accordingly, all references to "year" or "years" are to fiscal years ended August 31.

     Cash and Cash Equivalents -- Investments with maturities of less than three months are included in "Cash and cash equivalents."

     Investments -- Investments in companies over which the Company exercises significant influence (20% to 50% voting control) are accounted for by the equity method. Other investments are stated at cost, less provision for impairment (other than temporary impairment).

     Accounts Receivable -- The Company uses the allowance method to account for doubtful accounts and notes. Uncollectible accounts and notes receivable from members are written off against the common shares held by members before such uncollectible accounts are charged to operations.

     Inventories -- Grain inventories are valued at market adjusted for net unrealized gains or losses on open commodity contracts. Crude oil, refined petroleum products, cattle and beef inventories are valued at the lower of last-in, first-out cost or market. Other inventories are valued at the lower of first-in, first-out cost or market. Supplies are valued at cost.

     Property, Plant and Equipment -- Assets, including assets under capital leases, are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets and the remaining terms of the capital leases, respectively.

     Goodwill -- The excess of cost over the fair market value of assets of businesses purchased is amortized on a straight-line basis over a period of 15 to 25 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows. Goodwill is reflected in the accompanying Consolidated Balance Sheets net of accumulated amortization of $3.3 million and $6.9 million, respectively at August 31, 1994 and 1995.

     Sales -- The Company's policy is to recognize sales at the time product is shipped. Net margins on international grain merchandised, rather than the value of such products, are included in net sales. The gross value of international grain merchandised in 1994 and 1995 was $590.2 million and $1,552.4 million, respectively.

     Environmental Costs -- Liabilities related to remediation of contaminated properties are recognized when the related costs are considered probable and can be reasonably estimated. Estimates of these costs are based upon currently available facts, existing technology, undiscounted site specific costs, and currently enacted laws and regulations. In reporting environmental liabilities, no offset is made for potential recoveries. All liabilities are monitored and adjusted regularly as new facts or changes in law or technology occur. Environmental expenditures are capitalized when such costs provide future economic benefits.

     Federal Income Taxes -- Farmland is subject to income taxes on all income not distributed to patrons as patronage refunds. Farmland files consolidated federal and state income tax returns. Effective September 1, 1993, Farmland adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Farmland accounted for income taxes using the deferred method under APB Opinion 11 for the year ended August 31, 1993.

     Reclassification -- Certain prior-year amounts have been reclassified to conform with the current year presentations.

(2)  ACQUISITIONS AND DISPOSITIONS

     During 1993, the Company and partners organized National Beef Packing Company, L.P. ("NBPC"). Farmland retained a 58% ownership interest (having increased to 68% effective March 31, 1995 and, subsequent to August 31, 1995, such interest having increased to 76%) in NBPC by investing $10.5 million in cash. On April 15, 1993, NBPC acquired the business of Idle Wild Foods, Inc. ("Idle Wild"), a beef packing plant and feedlot located in Liberal, Kansas. NBPC acquired the assets by assuming liabilities of Idle Wild with a fair value of approximately $130.6 million (including bank loans which are nonrecourse to NBPC's partners). The acquisition has been accounted for as a purchase and, accordingly, the results of operations of NBPC have been included in the Company's Consolidated Financial Statements from April 15, 1993. The liabilities assumed over the fair value of the net identifiable assets acquired has been recorded as goodwill.

     To establish The Cooperative Finance Association ("CFA") as an independent finance association for its members, on August 30, 1993 CFA purchased 10.1 million shares of its voting common stock from the Company for a purchase price comprised of $1.5 million in cash, equities of Farmland Industries, Inc. (with a par value of $2.4 million) held by CFA and a $6.2 million subordinated promissory note payable to the Company bearing interest of 5.3%. In addition, during 1993, CFA: 1) repaid its operating loan from the Company
($25.2 million); and, 2) purchased the lending operations and assets of Farmland Financial Services Company for a cash payment of $60.5 million and a $2.1 million, 6.0% subordinated note payable to the Company. The Company repaid $87.2 million of its borrowings from the National Bank for Cooperatives with the proceeds received from CFA. As a result of CFA's stock purchase and amendments to CFA's bylaws, The Company's voting control in CFA decreased to 25%. Accordingly, effective August 31, 1993, CFA is not included in the consolidated balance sheet of the Company.

     The following unaudited financial information, for 1993, presents pro forma results of operations of the Company as if the disposition of CFA and the acquisitions of NBPC had occurred at the beginning of the period presented. The pro forma financial information includes adjustments for amortization of goodwill, additional depreciation expense and increased interest expense on debt assumed in the acquisitions. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company been a single entity which excluded CFA and included NBPC for the full year 1993.

                                                 August 31, 1993
                                                   (Unaudited)
                                              (Amounts in Thousands)
              Net sales . . . . . . . . . . . . .   $    5,357,867

              Income (loss) before
                 extraordinary item . . . . . . .   $      (44,040)

     During 1994, the Company acquired approximately 79% of the common stock of National Carriers, Inc. ("NCI") for a cash purchase price of $4.4 million. NCI is a trucking company located in Liberal, Kansas. NCI provides substantially all the trucking service needs of National Beef Packing Company, L.P. ("NBPC").

     In December 1993, the Company acquired all the common stock of seven international grain trading companies (collectively referred to as "Tradigrain"). The purchase price for Tradigrain ($31.4 million) was paid in cash.

     The acquisitions of NCI and Tradigrain have been accounted for by the purchase method of accounting and, accordingly, the operating results of each enterprise have been included in the Company's Consolidated Financial Statements from the respective dates of acquisition. The excess of the cash paid over the fair value of the net assets acquired has been recorded as goodwill. The pro forma effects of acquisitions of NCI and Tradigrain on the Consolidated Financial Statements are not significant.


(3)  INVENTORIES

     Major components of inventories are as follows:
                                                        August 31
                                                   1994          1995
                                                 (Amounts in Thousands)
    Grain   . . . . . . . . . . . . . . . . . . $   170,699   $   312,202
    Beef    . . . . . . . . . . . . . . . . . .      21,116        30,179
    Materials . . . . . . . . . . . . . . . . .      51,428        39,399
    Supplies  . . . . . . . . . . . . . . . . .      43,036        50,328
    Finished and in-process products  . . . . .     286,381       340,420
                                                $   572,660   $   772,528

     The carrying values of crude oil and refined petroleum inventories stated under the lower of last-in, first-out ("LIFO") cost or market at August 31, 1994 and 1995 were $86.2 million and $82.6 million, respectively. If the lower of first-in, first-out ("FIFO") cost or market had been used to value these products, the carrying values of inventories at August 31, 1994 and 1995 would have been lower by $4.1 million and $7.9 million, respectively.

     The carrying values of beef inventories stated under LIFO at August 31, 1994 and 1995 were $21.1 million and $30.2 million, respectively. The LIFO method of accounting for beef inventories had no effect on the carrying value of inventories or on the results of operations reported in 1993, 1994 and 1995, as market value of these inventories was lower than LIFO and approximated FIFO cost.


(4)  INVESTMENTS AND LONG-TERM RECEIVABLES

     Investments and long-term receivables are as follows:
                                                             August 31
                                                       1994          1995
                                                     (Amounts in Thousands)
    Investments accounted for by the equity method   $    52,478   $   88,786
    Investments in and advances to other cooperatives     42,744       47,320
    National Bank for Cooperatives  . . . . . . . .       28,786       26,999
    Other investments and long-term receivables . .       16,638       18,363
    Notes receivable from ventures, 20% to 50% owned      48,955        4,219
                                                     $   189,601   $  185,687

    National Bank for Cooperatives ("CoBank") requires borrowers from the bank to maintain an investment in stock of the bank. The amount of investment required is based on the average amount borrowed from CoBank during the previous five years. At August 31, 1994 and 1995, Farmland's investment in CoBank approximated its requirement. This investment is pledged to secure borrowings from CoBank. See Note 14.


    Summarized financial information of investees accounted for by the equity method is as follows:

                                                       August 31
                                                   1994          1995
                                                  (Amounts in Thousands)
       Current Assets   . . . . . . . . . . . . $    105,981  $    243,259
       Long-Term Assets   . . . . . . . . . . .      252,704       238,297
           Total Assets . . . . . . . . . . . . $    358,685  $    481,556

       Current Liabilities  . . . . . . . . . . $    111,077  $    205,713
       Long-Term Liabilities  . . . . . . . . .      144,255        94,029
           Total Liabilities  . . . . . . . . . $    255,332  $    299,742

       Net Assets   . . . . . . . . . . . . . . $    103,353  $    181,814


                                              Year Ended August 31
                                          1993       1994        1995
                                               (Amounts in Thousands)

     Net sales  . . . . . . . . . . .  $  601,194  $ 803,516  $  1,212,592
     Net income (loss)  . . . . . . .  $  (22,755) $  24,285  $     46,803
     Farmland's equity in net
        income (loss) . . . . . . . .  $  (12,394) $  10,878  $     22,785

     The Company's investments accounted for by the equity method consist principally of 50% equity interests in two phosphate fertilizer manufacturing ventures (Farmland Hydro, L.P. and SF Phosphates Limited Company) and, through March 31, 1995, a 50% interest in Hyplains Beef, L.C. (such interest being contributed to NBPC in return for an additional 10% ownership interest by the Company in NBPC).

     Effective September 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The cumulative effect of this change in the use of fair value accounting and reporting for certain investments in debt and equity securities was immaterial.

(5)  PROPERTY, PLANT AND EQUIPMENT

     A summary of cost for property, plant and equipment is as follows:

                                                             August 31
                                                         1994          1995
                                                       (Amounts in Thousands)
    Land and improvements . . . . . . . . . . . . .  $    42,261   $    42,355
    Buildings . . . . . . . . . . . . . . . . . . .      224,767       245,460
    Machinery and equipment . . . . . . . . . . . .      716,683       765,383
    Automotive equipment  . . . . . . . . . . . . .       65,986        67,124
    Furniture and fixtures  . . . . . . . . . . . .       48,613        54,888
    Capital leases  . . . . . . . . . . . . . . . .       50,956        49,241
    Leasehold improvements  . . . . . . . . . . . .       15,085        21,763
    Other   . . . . . . . . . . . . . . . . . . . .        7,045         7,124
    Construction in progress  . . . . . . . . . . .       30,763        81,511
                                                     $ 1,202,159  $  1,334,849

     During 1993, 1994 and 1995, the Company capitalized construction period interest of $1.6 million, $.4 million and $.7 million, respectively.


(6)  BANK LOANS, SUBORDINATED DEBT CERTIFICATES AND NOTES PAYABLE

     Bank loans, subordinated debt certificates and notes payable are as follows:
                                                           August 31
                                                       1994          1995
                                                      (Amounts in Thousands)
Subordinated certificates of investment
    and capital investment certificates
    --6% to 9.5%, maturing 1996 through 2014  . . .  $   210,054   $   225,132
Subordinated monthly interest certificates
    --6.25% to 12%, maturing 1996 through 2014  . .       70,057        74,863
National Bank for Cooperatives
    --6.22% to 9.2%, maturing 1996 through 2001 . .       74,278        68,444
Other bank notes--6.1% to 8.75%,
    maturing 1996 through 2001  . . . . . . . . . .      117,813        88,054
Industrial revenue bonds--5.75% to 8%,
    maturing 1996 through 2007  . . . . . . . . . .       25,055        21,750
Promissory notes--7% to 10%,
    maturing 1996 through 2002  . . . . . . . . . .       18,684        14,794
Other--5% to 13%  . . . . . . . . . . . . . . . . .       29,705        55,390
                                                     $   545,646   $   548,427
Less current maturities . . . . . . . . . . . . . .       27,840        42,394
                                                     $   517,806   $   506,033

     The Company has a $650.0 million Credit Agreement. The Credit Agreement provides short-term credit of up to $450.0 million to finance seasonal operations and inventory, and revolving term credit of up to $200.0 million. At August 31, 1995, the Company had $250.8 million of short-term borrowings under the Credit Agreement, $85.0 million of revolving term borrowings and $35.8 million was being utilized to support letters of credit issued on behalf of the Company by participating banks.

     The Company pays commitment fees under the Credit Agreement of 1/10 of 1% annually on the unused portion of the short-term commitment and 1/4 of 1% annually on the unused portion of the revolving term commitment. In addition, the Company must maintain consolidated working capital of not less than $150.0 million, consolidated net worth of not less than $475.0 million and funded indebtedness and senior funded indebtedness of not more than 52% and 43% of Combined Total Capitalization (as defined in the Credit Agreement), respectively. All computations are based on consolidated financial data adjusted to exclude nonrecourse subsidiaries (as defined in the Credit Agreement). At August 31, 1995, the Company was in compliance with all covenants under the Credit Agreement. The short-term provisions of the Credit Agreement are reviewed and/or renewed annually. The next review date is in May 1996. The revolving term provisions of this agreement expire in May 1997.

     The Company maintains other borrowing arrangements with banks and financial institutions. At August 31, 1995, $47.2 million was borrowed under such agreements. Financial covenants of these arrangements generally are not more restrictive than under the Credit Agreement.

     NBPC maintains a $90.0 million borrowing agreement with a group of banks which provides financing support for its beef packing operations. Such borrowings are nonrecourse to Farmland or Farmland's other affiliates. At August 31, 1995, $32.0 million was borrowed under this agreement and $1.0 million was utilized to support letters of credit. In addition, NBPC has incurred certain long-term borrowings from Farmland. NBPC has pledged certain assets to Farmland and such group of banks to support its borrowings.

     Tradigrain, which is comprised of seven international grain trading subsidiaries of Farmland, has borrowing agreements with various international banks which provide financing and letters of credit to support current international grain trading transactions. At August 31, 1995, such short-term borrowings totaled $70.3 million. Obligations of Tradigrain under these loan agreements are nonrecourse to Farmland or Farmland's other affiliates.

     Subordinated debt certificates have been issued under several different indentures. The Company may redeem subordinated certificates of investments and capital investment certificates in advance of scheduled maturities. Additionally, the Company may redeem subordinated certificates of investments, capital investment certificates and subordinated monthly interest certificates upon death of the holder.

     Outstanding subordinated debt certificates are subordinated to senior indebtedness. At August 31, 1995, senior indebtedness included $441.7 million for money borrowed, and additional financings (principally long-term operating leases) require aggregate payments over 15 years of approximately
$115.7 million.

     Under industrial revenue bonds and other agreements, property, plant and equipment with a carrying value of $23.9 million have been pledged.

     Bank loans, subordinated debt certificates and notes payable mature during the fiscal years ending August 31 in the following amounts:

                                               (Amounts in Thousands)
           1996 . . . . . . . . . . . . . . . . . .  $    42,394
           1997 . . . . . . . . . . . . . . . . . .      146,131
           1998 . . . . . . . . . . . . . . . . . .       81,429
           1999 . . . . . . . . . . . . . . . . . .       27,465
           2000 . . . . . . . . . . . . . . . . . .       31,719
           2001 and after . . . . . . . . . . . . .      219,289
                                                     $   548,427

    At August 31, 1994 and 1995, the Company had demand loan certificates and short-term bank debt outstanding of $305.0 million (weighted average interest rate of 5.1%) and $365.3 million (weighted average interest rate of 6.4%), respectively.


(7)  INCOME TAXES

   A.     TERRA RESOURCES, INC.

     In July 1983, Farmland sold the stock of Terra Resources, Inc. ("Terra"), a wholly owned subsidiary engaged in oil and gas exploration and production operations, and exited its oil and gas exploration and production activities. The gain from the sale of Terra amounted to $237.2 million for tax reporting purposes.
     On March 24, 1993, the Internal Revenue Service ("IRS") issued a statutory notice to Farmland asserting deficiencies in federal income taxes (exclusive of statutory interest thereon) in the aggregate amount of $70.8 million. The asserted deficiencies relate primarily to the Company's tax treatment of the $237.2 million gain resulting from its sale, in July 1983, of the stock of Terra and the IRS's contention that Farmland incorrectly treated the Terra sale gain as income against which certain patronage-sourced operating losses could be offset. The statutory notice further asserts that Farmland incorrectly characterized for tax purposes gains aggregating approximately $14.6 million, and a loss of approximately $2.3 million, from dispositions of certain other assets.

     On June 11, 1993, Farmland filed a petition in the United States Tax Court contesting the asserted deficiencies in their entirety. The case was tried on June 13-15, 1995. The parties submitted post-trial briefs to the court on September 14 1995; reply briefs are due in November 1995.

     If the United States Tax Court decides in favor of the IRS on all unresolved issues raised in the statutory notice, Farmland would have additional federal and state income tax liabilities aggregating approximately $85.8 million plus accumulating statutory interest thereon (approximately $178.3 million, before tax benefits of the interest deduction, through August 31, 1995), or $264.1 million in the aggregate at August 31, 1995. In addition, such a decision would affect the computation of Farmland's taxable income for its 1989 tax year and, as a result, could increase Farmland's federal and state income taxes for that year by approximately $5.0 million plus applicable statutory interest thereon. Finally, the additional federal and state income taxes and accrued interest thereon, which would be owed based on an adverse decision, would become immediately due and payable unless the Company appealed the decision and posted the requisite bond to stay assessment and collection.

     The liability resulting from an adverse decision would be charged to current operations and would have a material adverse effect on the Company and may affect its ability to pay, when due, principal and interest on the Company's indebtedness. In order to pay any such tax claim, the Company would have to consider new financing arrangements, including the incurrence of indebtedness and the sale of assets. Moreover, the Company would be required to renegotiate the Credit Agreement with its bank lenders, as well as other existing financing agreements with certain other parties, not only to permit such new financing arrangements, but also to cure events of default under the Credit Agreement and certain of such other existing financing agreements and to maintain compliance with various requirements of the Credit Agreement and such other existing financing agreements, including working capital and funded indebtedness provisions, in order to avoid default thereunder. No assurance can be given that such financing arrangements or such renegotiation would be successfully concluded.

     No provision has been made in the Consolidated Financial Statements for federal or state income taxes (or interest thereon) in respect of the IRS claims described above. The Company believes that it has meritorious positions with respect to all of these claims.

     In the opinion of Bryan Cave, the Company's special tax counsel, it is more likely than not that the courts will ultimately conclude that the Company's treatment of the Terra sale gain was substantially, if not entirely, correct. Such counsel has further advised, however, that none of the issues involved in this dispute is free from doubt, and there can be no assurance that the courts will ultimately rule in favor of the Company on any of these issues.

   B.     OTHER INCOME TAX MATTERS

     Income tax expense (benefit) attributable to income from continuing operations is comprised of the following:
                                            Year Ended August 31
                                       1993        1994          1995
                                            (Amounts in Thousands)
     Federal:
        Current . . . . . . . . . .  $   (2,502)  $  10,076    $   18,533
        Deferred  . . . . . . . . .      (2,944)     (3,217)        4,255
                                     $   (5,446)  $   6,859    $   22,788
     State:
        Current . . . . . . . . . .  $     (468)  $   1,965    $    3,356
        Deferred  . . . . . . . . .        (519)       (755)          665
                                     $     (987)  $   1,210    $    4,021
     Foreign:
        Current . . . . . . . . . .  $      -0-   $  (2,117)   $    1,578
        Deferred  . . . . . . . . .         -0-      (1,062)        1,241
                                     $      -0-   $  (3,179)   $    2,819

                                     $   (6,433)  $   4,890    $   29,628

     Income (loss) before income tax expense from foreign sources amounted to ($14.3 million) and $19.3 million for 1994 and 1995, respectively.

     Income tax expense (benefit) attributable to income from continuing operations differs from the "expected" income tax expense (benefit) using statutory rate of 35% (34% for 1993), as follows:

                                                                 Year Ended August 31
                                                       1993            1994            1995
Computed "expected" income tax expense (benefit)
     on income (loss) before income taxes   . . . . . .(34.0)  %       35.0   %        35.0   %

Increase (reduction) in income tax expense (benefit)
attributable to:
     Patronage refunds  . . . . . . . . . . . . . . . . (4.0)         (33.3)          (18.3)
     Patronage-sourced items for
           which no benefit is available  . . . . . . . 26.5             -0-            -0-
     State income tax expense (benefit) net of
           federal income tax effect  . . . . . . . . . (2.2)           1.1             2.2
     Benefit associated with exempt income of
           foreign sales corporation  . . . . . . . . . (1.4)            -0-            -0-
     Other, net   . . . . . . . . . . . . . . . . . . . (2.7)           3.8            (2.4)
Income tax expense (benefit)  . . . . . . . . . . . . .(17.8)  %        6.6   %        16.5   %

     The tax effect of temporary differences that give rise to significant portions of deferred tax liabilities and deferred tax assets at August 31, 1994 and 1995 are as follows:
                                                         August 31
                                                   1994             1995
                                                   (Amounts in Thousands)
    Deferred tax liabilities:
       Property, plant and equipment, principally
           due to differences in depreciation . $    20,242      $    26,009
       Prepaid pension cost   . . . . . . . . .      21,124           19,807
       Other  . . . . . . . . . . . . . . . . .      14,021           15,065
           Total gross deferred liabilities . . $    55,387      $    60,881

   Deferred tax assets:
       Safe harbor leases   . . . . . . . . . . $     5,391      $     5,096
       Accrued expenses   . . . . . . . . . . .      27,017           29,394
       Accounts receivable,  principally due to
           allowance for doubtful accounts  . .       4,394            2,300
       Other  . . . . . . . . . . . . . . . . .      12,245           11,590
           Total gross deferred assets  . . . . $    49,047      $    48,380

   Net deferred tax liability   . . . . . . . . $     6,340      $    12,501

     A valuation allowance for deferred tax assets was not necessary at August 31, 1994 or 1995.

     The significant components of deferred income tax expense (benefit) attributable to income from continuing operations for the years ended August 31, 1994 and 1995 are as follows:

                                                          August 31
                                                   1994              1995
                                                    (Amounts in Thousands)

    Deferred tax expense (benefit)  . . . . . . $    (8,044)     $     6,161

    Charge in lieu of taxes resulting from
       initial recognition
       of acquired tax benefits that
       are allocated to reduce
       goodwill related to the
       acquired entity  . . . . . . . . . . . .       3,010              -0-
                                                $    (5,034)     $     6,161


     Deferred income taxes for the year ended August 31, 1993 result from timing differences in the recognition of income and expenses for financial reporting and income tax reporting purposes. The sources of these timing differences and their tax effect are as follows:
                                                 Year Ended
                                                    1993
                                            (Amounts in Thousands)

    Depreciation  . . . . . . . . . . . . . . . $       473
    Safe harbor lease rentals . . . . . . . . .        (378)
    Provision for loss on proposed sale of assets    (3,454)
    Unfunded pension expense  . . . . . . . . .        (355)
    Other, net  . . . . . . . . . . . . . . . .         251
                                                $    (3,463)

     The tax benefit for the year ended August 31, 1993 resulted from the carryback of nonpatronage-sourced losses to reduce the amount of federal and state income taxes paid during prior years.

     During the year ended August 31, 1994, Farmland utilized nonmember-sourced loss carryforwards amounting to $7.5 million to reduce goodwill for financial reporting purposes by $3.0 million. No such carryforwards were available at August 31, 1995. At August 31, 1994, the Company had alternative minimum tax credit carryforwards of approximately $7.0 million which were utilized during 1995.


(8)  MINORITY OWNERS' EQUITY IN SUBSIDIARIES

     A summary of the equity of subsidiaries owned by others is as follows:
                                                               August 31
                                                          1994         1995
                                                         (Amounts in Thousands)
    National Beef Packing Company, L.P. and G.P.  . .   $   2,925    $ 12,473
    Farmland Foods, Inc.  . . . . . . . . . . . . . .       5,618       4,682
    Heartland Wheat Growers, L.P. and G.P.  . . . . .       2,100       2,295
    Other subsidiaries  . . . . . . . . . . . . . . .       1,090         542
                                                        $  11,733    $ 19,992

(9)    PREFERRED STOCK, EARNED SURPLUS AND OTHER EQUITIES

    A summary of preferred stock is as follows:
                                                               August 31
                                                          1994         1995
                                                       (Amounts in Thousands)
   Preferred shares, $25 par value - Authorized
      8,000,000 shares:
      6% - 608 shares issued and outstanding
         (608 shares in 1994) . . . . . . . . . . . .   $    15      $     15
      5-1/2% - 2,436 shares issued and outstanding
         (2,592 shares in 1994) . . . . . . . . . . .        65            61
      Series F - 95,069 shares issued and outstanding
         (144,869 shares in 1994) . . . . . . . . . .     3,622         2,377
                                                        $ 3,702      $  2,453

     The 5-1/2% and 6% preferred stocks have preferential liquidation rights over the Series F nondividend bearing preferred stock. Dividends on the 5-1/2% and 6% preferred stock are cumulative if declared by the Farmland Board of Directors and only to the extent earned each year. Upon liquidation, holders of all preferred stock are entitled to the par value thereof and, with respect to the 5-1/2% and 6% preferred stock, any declared or unpaid earned dividends.

     A summary of earned surplus and other equities is as follows:
                                                              August 31
                                                          1994       1995
                                                       (Amounts in Thousands)
    Earned surplus  . . . . . . . . . . . . . . . .  $   130,250  $  197,666
    Patronage refund payable in equities  . . . . .       44,032      61,356
    Nonmember capital . . . . . . . . . . . . . . .          103         -0-
    Capital credits . . . . . . . . . . . . . . . .       32,547      27,645
    Additional paid-in surplus  . . . . . . . . . .        1,603       1,603
    Currency translation adjustment . . . . . . . .          (54)         22
                                                     $   208,481  $  288,292

     In accordance with the bylaws of Farmland, the member-sourced portion of its net income or loss and the resulting patronage refund payable to members and patrons are determined annually.

     Farmland maintains a base capital plan. The plan's objectives are as follows: 1) to achieve proportionality between the dollar amount of business a member or associate member of Farmland ("Participant") transacts with Farmland and the equity of Farmland which the Participant should hold (hereinafter referred to as the Participants' "Base Capital Requirement"); and, 2) provide a method for the Board of Directors, in its discretion, to redeem equities held by a Participant when the Participant's allocated equity exceeds the Participant's Base Capital Requirement. This plan provides that the relationship between the Participant's allocated equity and the Participant's Base Capital Requirement shall influence the cash portion of any patronage refund paid to the Participant.

     The Base Capital Requirement shall be determined annually by the Farmland Board of Directors at its sole discretion. At August 31, 1994 and 1995, common stock and associate member common stock with an aggregate par value of $8.7 million and $14.2 million, respectively, were approved for redemption by the Board of Directors under the base capital plan and such amounts have been included in "Other current liabilities" in the Consolidated Balance Sheet at August 31, 1994 and 1995, respectively.

     Farmland maintains an estate settlement plan for redemption of equities held by estates of deceased individuals (except equities purchased and held less than five years) and special allocated equity redemption plans to redeem equities of holders who do not participate in the Farmland base capital plan. Under these plans, the Board of Directors, in its discretion, may redeem equities based on certain factors, including the financial position and consolidated net income of the Company. A priority for redeeming equities under these plans has been established.

     At August 31, 1994 and 1995, certain equities of Farmland with a face amount of $3.5 million and $12.8 million, respectively, and capital equity fund certificates held by certain members of Farmland Foods, Inc. in the amount of $.7 million and $.8 million, respectively, have been approved by the Board of Directors for redemption under the estate settlement and special allocated equity redemption plans and such amounts have been included in "Other current liabilities" in the Consolidated Balance Sheet at August 31, 1994 and 1995.

     Capital credits are issued: 1) for payment of patronage refunds to patrons who do not satisfy requirements for membership or associate membership; and,
2) upon conversion of common stock or associate member common stock held by persons who do not meet qualifications for membership or associate membership in Farmland.

     Additional paid-in surplus results from members donating Farmland equity to Farmland.

     None of the aforementioned equities are held by or for the account of Farmland or in any sinking or other special fund of Farmland and none have been pledged by Farmland.


(10)      CONTINGENT LIABILITIES AND COMMITMENTS

     The Company leases various equipment and real properties under long-term operating leases. For 1993, 1994 and 1995, rental expenses totaled $41.1 million, $41.8 million and $44.6 million, respectively. Rental expense is reduced for mileage credits received on leased railroad cars ($1.9 million in 1993, $1.9 million in 1994 and $1.8 million in 1995).

     The leases have various remaining terms ranging from one year to fifteen years. Some leases are renewable, at the Company's option, for additional periods. The minimum required payments for these leases during the fiscal years ending August 31 are as follows:

                                           (Amounts in Thousands)
                   1996 . . . . . . . . . . . .   $   48,126
                   1997 . . . . . . . . . . . .       44,302
                   1998 . . . . . . . . . . . .       35,493
                   1999 . . . . . . . . . . . .       27,529
                   2000 . . . . . . . . . . . .       22,313
                   2001 and after . . . . . . .       86,391
                                                  $  264,154

     The Company is involved in various lawsuits incidental to the businesses. In the opinion of management, the ultimate resolution of these litigation issues will not have a material adverse effect on the Company's Consolidated Financial Statements.

     The Company has been designated by the Environmental Protection Agency as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), at various National Priority List ("NPL") sites. In addition, the Company is aware of possible obligations associated with environmental matters at other sites, including sites where no claim or assessment has been made. The Company's accrued liability for probable and reasonably determinable obligations for resolution of environmental matters at NPL and other sites was $7.2 million and $18.5 million at August 31, 1994 and 1995, respectively.

     The ultimate costs of resolving environmental matters are not quantifiable because many such matters are in preliminary stages and the timing and extent of actions which governmental authorities may ultimately require are unknown. It is possible that the costs of such resolution may be greater than the liabilities which, in the opinion of management, are probable and reasonably determinable at August 31, 1995. In the opinion of management, it is reasonably possible for such costs to approximate an additional $19.8 million.

     Under the Resource Conservation Recovery Act of 1976 (''RCRA''), the Company has five closure and five post-closure plans in place for six locations. Closure and post-closure plans also are in place for three landfills and two injection wells as required by state regulations. Operations are being conducted at these locations and the Company does not plan to terminate such operations in the foreseeable future. Therefore, the Company has not accrued these environmental exit costs. The Company accrues these liabilities when plans for termination of plant operations have been made. Such closure and post-closure costs are estimated to be $5.8 million at August 31, 1995 (and is in addition to the $19.8 million discussed in the prior paragraph).

     The Cooperative Finance Association has loans receivable from customers engaged in pork production operations and from cooperative associations which are guaranteed by the Company. At August 31, 1995, such guarantees amounted to $8.7 million.

     Farmland has issued letters of credit totaling $15.5 million to support nonrecourse borrowing arrangements of subsidiaries.


(11)      EMPLOYEE BENEFIT PLANS

     The Farmland Industries, Inc. Employee Retirement Plan ("the Plan") is a defined benefit plan covering substantially all employees of the Company who meet minimum age and length-of-service requirements. Benefits payable under the Plan are based on years of service and the employee's average compensation during the highest four of the employee's last ten years of employment.

     The assets of the Plan are maintained in a trust fund. The majority of the Plan's assets are invested in common stocks, corporate bonds, United States Government securities and short-term investment funds.

     The Company's funding policy is to make the maximum annual contribution to the Plan's trust fund that can be deducted for federal income tax purposes. The Company charges pension cost as accrued based on actuarial valuation of the Plan.

     Components of the Company's pension cost are as follows:
                                                                              August 31
                                                                 1993            1994         1995
                                                                      (Amounts in Thousands)
    Service cost - benefits earned during the period  . . .   $    7,449      $    8,663   $   10,336
    Interest cost on projected benefit obligation   . . . .       12,134          15,292       16,707
    Actual return on Plan assets  . . . . . . . . . . . . .      (15,842)        (10,949)     (27,422)
    Net amortization and deferral   . . . . . . . . . . . .         (374)         (7,860)       8,677
       Pension expense  . . . . . . . . . . . . . . . . . .   $    3,367      $    5,146   $    8,298

     The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations were 8.5% and 5.0% at August 31, 1993, and 8.0% and 4.5% at both August 31, 1994 and 1995. At August 31, 1993, 1994 and 1995, the expected long-term rate of return on assets was 8.5%.

     The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated balance sheet at August 31, 1994 and
1995.  Such prepaid pension cost is based on the Plan's funded status as of May
31, 1994 and 1995.
                                                                                           August 31
                                                                                    1994               1995
                                                                                 (Amounts in Thousands)
 Actuarial present value of benefit obligations:
      Vested benefits  . . . . . . . . . . . . . . . . . . . . . . . . . .   $      148,648     $      170,105
      Nonvested benefits   . . . . . . . . . . . . . . . . . . . . . . . .            9,163             11,584
      Accumulated benefit obligation   . . . . . . . . . . . . . . . . . .   $      157,811     $      181,689
      Increase in benefits due to future compensation increases  . . . . .           53,533             56,353
      Projected benefit obligation   . . . . . . . . . . . . . . . . . . .   $      211,344     $      238,042
      Estimated fair value of Plan assets  . . . . . . . . . . . . . . . .          226,681            259,262
      Plan assets in excess of projected benefit obligation  . . . . . . .   $       15,337     $       21,220
      Unrecognized net loss from past experience different
            from that assumed and effects of changes
            in assumptions . . . . . . . . . . . . . . . . . . . . . . . .           37,332             27,750
      Unrecognized net transition asset being
            recognized over 10 years . . . . . . . . . . . . . . . . . . .             (933)               -0-
      Unrecognized prior service cost  . . . . . . . . . . . . . . . . . .            1,308              1,089
 Prepaid pension cost at end of year . . . . . . . . . . . . . . . . . . .   $       53,044     $       50,059

     Effective September 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employer's Accounting for Postemployment Benefits." The cumulative effect of this change in accounting for the estimated cost of benefits provided to former or inactive employees was immaterial. Prior years' financial statements have not been restated to apply the provisions of Statement 112.

     In 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and the effect was insignificant.


(12)      INDUSTRY SEGMENT INFORMATION

     The Company conducts business primarily in two operating areas: agricultural inputs and outputs. On the input side of the agricultural industry, the Company operates as a farm supply cooperative. On the output side of the agricultural industry, the Company operates as a processing and marketing cooperative.

     The Company's farm supply operations consist of three principal product divisions - petroleum, crop production and feed. Principal products of the petroleum division are refined fuels, propane, by-products of petroleum refining and a complete line of car, truck and tractor tires, batteries and accessories. Principal products of the crop production division are nitrogen, phosphate and potash fertilizers, and, through the Company's ownership in the WILFARM joint venture, a complete line of insecticides, herbicides and mixed chemicals. Principal products of the feed division include swine, dairy, pet, beef, poultry, mineral and specialty feeds, feed ingredients and supplements, animal health products and livestock services.

     On the output side, the Company's processing and marketing operations include the processing of pork and beef, the marketing of fresh pork, processed pork and fresh beef and the storage and marketing of grain.

     Other operations include farm supply stores and services such as computer services, accounting, financial, management and transportation.

     The operating income (loss) of each industry segment includes the revenue generated on transactions involving products within that industry segment less identifiable and allocated expenses. In computing operating income (loss) of industry segments, none of the following items have been added or deducted: interest expense, interest income, other income (deductions), or corporate expenses (included in the statements of operations as selling, general and administrative expenses), which cannot practicably be identified or allocated by industry segment, equity in net income (loss) of investees, and income taxes Corporate assets include cash, investments in other cooperatives, the Company's corporate headquarters and certain other assets.

     Following is a summary of industry segment information as of and for the years ended August 31, 1993, 1994 and 1995.  Export sales to unaffiliated customers from U.S. operations for the years ended August 31, 1993, 1994 and
1995 were $690.2 million, $842.5 million and $1,287.8 million, respectively.
                                                                                               Unallocated
                                                                      Cooperative               Corporate
                                   Cooperative Farm Supply           Marketing and              Items and
                                            Crop                      Processing       Other   Inter-Segment
                              Petroleum  Production   Feed       Foods      Grain  Operations Eliminations Consolidated
                                                              (Amounts in Thousands)
1993
Sales to unaffiliated customers  $887,389  $  884,811  $479,205  $1,412,634  $  953,521  $105,380  $    -0-  $4,722,940
Transfers between segments          5,591       7,970     2,330       3,496      -0-          -0-   (19,387)      -0-
Total sales and transfers        $892,980  $  892,781  $481,535  $1,416,130  $  953,521  $105,380  $(19,387) $4,722,940
Operating income (loss) of
  industry segments . . .        $ (4,602) $   51,654  $ 20,676  $   16,485  $      104  $  2,262            $   86,579
Equity in net income (loss)
  of investees (Note 4) .        $      2  $   (8,223) $    (35) $   (3,306) $      -0-  $   (832)           $  (12,394)
Provision for loss on disposition
  of assets (Note 17) . .         (20,022)     (6,155)      -0-      (3,253)        -0-       -0-               (29,430)
General corporate expenses                                                                                      (57,721)
Other corporate income  .                                                                                        13,725
Interest expense  . . . .                                                                                       (36,764)
Minority interest . . . .                                                                                          (828)
Income tax benefit  . . .                                                                                         6,433
Net (loss)  . . . . . . .                                                                                    $  (30,400)
Identifiable assets at
  August 31, 1993 . . . .        $308,731  $  324,956  $ 94,948  $  391,152  $  254,734  $ 35,986            $1,410,507
Investment in and advances to
  investees . . . . . . .        $    526  $   72,166  $  1,572  $   18,686  $      -0-  $  3,553  $  1,606  $   98,109
Corporate assets  . . . .                                                                                       211,365
Total assets  . . . . . .                                                                                    $1,719,981
Provision for depreciation and
  amortization  . . . . .        $ 13,546  $   13,843  $  4,487  $   10,807  $    2,637  $  3,369  $  9,041  $    57,730
Capital expenditures (including
  $48.4 million of capital assets
  of business acquired) .        $ 35,629  $   17,972  $  6,590  $   73,561  $    1,894  $  3,613  $  7,341  $   146,600

1994
Sales to unaffiliated customers  $855,479  $1,163,357  $527,864  $2,355,599  $1,627,156  $148,478  $    -0-  $6,677,933
Transfers between segments          4,843       9,513     2,072       3,007      -0-       19,467   (38,902)       -0-
Total sales and transfers        $860,322  $1,172,870  $529,936  $2,358,606  $1,627,156  $167,945  $(38,902) $6,677,933
Operating income (loss) of
  industry segments . . .        $ 27,172  $  126,047  $ 17,019  $   20,608  $  (33,637) $ (2,410)           $  154,799
Equity in net income (loss)
  of investees (Note 4) .        $    (41) $   15,466  $    155  $   (4,404) $     -0-   $   (298)           $   10,878
General corporate expenses                                                                                      (66,229)
Other corporate income  .                                                                                        26,281
Interest expense  . . . .                                                                                       (51,485)
Minority interest . . . .                                                                                         4,522
Income tax expense  . . .                                                                                        (4,890)
Net income  . . . . . . .                                                                                    $   73,876
Identifiable assets at
  August 31, 1994 . . . .        $306,366  $  357,178  $ 92,767  $  395,159  $  341,367  $ 62,301            $1,555,138
Investment in and advances to
  investees . . . . . . .        $    746  $   76,439  $  1,761  $   13,927  $     -0-   $  8,560            $  101,433
Corporate assets  . . . .                                                                                       270,060
Total assets  . . . . . .                                                                                    $1,926,631
Provision for depreciation and
  amortization  . . . . .        $  9,911  $   14,700  $  3,815  $   16,776  $    4,011  $  7,982  $  5,765  $   62,960
Capital expenditures (including
  $16.9 million of capital assets
  of businesses acquired)        $ 14,399  $   14,136  $  4,508  $   19,040  $    6,256  $ 26,051  $  2,274  $   86,664

1995
Sales to unaffiliated customers  $876,776  $1,171,389  $467,695  $2,692,892  $1,906,191  $141,926  $   -0-   $7,256,869
Transfers between segments          2,877       6,547       940       3,100        -0-     29,100   (42,564)       -0-
Total sales and transfers        $879,653  $1,177,936  $468,635  $2,695,992  $1,906,191  $171,026  $(42,564) $7,256,869
Operating income (loss) of
  industry segments . . .        $ (8,029) $  198,720  $ 10,061  $   77,060  $   17,942  $ (2,373)           $  293,381
Equity in net income (loss)
  of investees (Note 4) .        $    168  $   22,096  $    130  $      823  $      688  $ (1,120)           $   22,785
General corporate expenses                                                                                      (80,054)
Other corporate income  .                                                                                        19,934
Interest expense  . . . .                                                                                       (53,862)
Minority interest . . . .                                                                                        (9,757)
Income tax expense  . . .                                                                                       (29,628)
Net income  . . . . . . .                                                                                    $  162,799
Identifiable assets at
  August 31, 1995 . . . .        $313,478  $  410,979  $ 93,438  $  491,257  $  525,032  $ 59,108            $1,893,292
Investment in and advances to
  investees . . . . . . .        $    953  $   80,805  $  1,497  $      325  $      120  $  9,305            $   93,005
  Corporate assets  . . . .                                                                                     199,646
Total assets  . . . . . .                                                                                    $2,185,943
Provision for depreciation and
  amortization  . . . . .        $  9,858  $   15,530  $  4,319  $   21,891  $    5,156  $  5,308  $ 7,076   $   69,138
Capital expenditures  . .        $ 27,638  $   23,845  $  5,766  $   32,219  $      905  $  7,504  $ 26,845  $  124,722


(13)      SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

     The Company extends credit to its customers on terms no more favorable than standard terms of the industries it serves. A substantial portion of the Company's receivables are concentrated in the agricultural industry.
Collections on these receivables may be dependent upon economic returns from farm crop and livestock production. The Company's credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts.

     The Company maintains investments in and advances to cooperatives, cooperative banks and joint ventures from which it purchases products or services. A substantial portion of the business of these investees is dependent upon the agribusiness economic sector. See Note 4.


(14)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimates of fair values are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could affect the estimates.  Except as follows, the fair market value of the Company's financial instruments approximates the carrying value:
                                                    August 31, 1994                      August 31, 1995
                                                 Carrying            Fair            Carrying            Fair
                                                  Amount             Value            Amount             Value
                                                                   (Amounts in Thousands)
FINANCIAL ASSETS:
     Investments and long-term receivables:
         Notes receivable from investees,
          20% to 50% owned  . . . . . . .   $    48,955       $    45,414       $     4,519       $     4,047
         National Bank for Cooperatives .        28,786              ****            26,999              ****
         Other cooperatives:
             Equities . . . . . . . . . .        28,214              ****            27,720              ****
             Notes receivable . . . . . .        14,530            13,385            19,600            17,327
FINANCIAL LIABILITIES:
     Long-term debt:
         Subordinated certificates of investment,
         capital investment certificates and
         subordinated monthly
         interest certificates  . . . . .   $  (280,111)      $  (284,523)      $  (299,994)      $  (304,450)

****Investments in National Bank for Cooperatives and other cooperatives' equities which have been purchased are carried at cost and equities received as patronage refunds are carried at par value, less provisions for other than temporary impairment. The Company believes it is not practicable to estimate the fair value of these equities because there is no established market for these equities and estimated future cash flows, which are largely dependent on the future redemptions policy of each cooperative, are not determinable.

     The estimated fair value of notes receivable has been determined by discounting future cash flows using a market interest rate.

     The estimated fair value of the subordinated debt certificates was calculated using the discount rate for subordinated debt certificates with similar maturities currently offered for sale.


(15)      RELATED PARTY TRANSACTIONS

     The Company has a 50% interest in Farmland Hydro, L.P. and SF Phosphates Limited Company. Both ventures are manufacturers and distributors of phosphate products. During 1993, 1994 and 1995, the Company purchased $66.5 million, $83.1 million and $106.2 million, respectively, of product from these ventures. Accounts payable includes $1.4 million and $4.8 million due to these ventures at August 31, 1994 and 1995, respectively. The Company also has notes receivable from these ventures in the amount of $29.6 million and $6.6 million at August 31, 1994 and 1995, respectively.


(16)      OTHER INCOME

     In June 1993, the Company filed a lawsuit against 43 insurance carriers and other parties (the "Defendants") seeking declaratory judgments regarding the Defendants' insurance coverage obligations for environmental remediation costs. The Company negotiated settlements with 20 and 2 insurance companies in 1994 and 1995, respectively. As part of the settlements, the Company provided the Defendants with releases of various possible environmental obligations. As a result of these settlements, the Company received cash payments in 1994 and 1995 of $13.6 million and $.3 million, respectively, and included such amounts in the caption "Other income (deductions): Other, net" in the Consolidated Statement of Operations for the years then ended.


(17)      PROVISION FOR LOSS ON DISPOSITION OF ASSETS

     At August 31, 1993, management was negotiating to sell the Company's refinery at Coffeyville, Kansas. Based on the progress of negotiation and the transactions contemplated, operations for the year ended August 31, 1993 included a $20.0 million for loss on the sale of the refinery. Accordingly, the net carrying value of property, plant and equipment was reduced by $20.0 million
in the consolidated balance sheets at August 31, 1993.   The transactions
contemplated were subject to certain conditions, including negotiation of final agreements. During 1994, management determined that final sale terms anticipated by the potential purchaser were not in the Company's best interest. Accordingly, negotiations were terminated and the sale was not consummated.

     In 1993, the Company entered discussions with a potential purchaser of a dragline. Based on these discussions, the Company estimated a loss of $6.2 million from the sale. Accordingly, at August 31, 1993, the carrying value of the dragline was written down by $6.2 million and a provision for this loss was included in the Company's consolidated statement of operations for the year then ended. In 1994, this sale was consummated on terms substantially as expected.

     At August 31, 1993, the carrying value of a pork processing plant at Iowa Falls, Iowa was written down by $3.3 million to an estimated disposal value.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (excluding commissions) to be incurred in connection with the issuance and distribution of the securities to be offered are estimated as follows and will be borne by the Company:

                                                          Estimated
         Item                                              Expense
    Federal and state registration fees . . . . . . . .  $    89,000
    State taxes and fees  . . . . . . . . . . . . . . .        7,000
    Printing and engraving  . . . . . . . . . . . . . .      119,000
    Accounting and legal  . . . . . . . . . . . . . . .       55,000
    Trustee fee . . . . . . . . . . . . . . . . . . . .        3,000
    Advertising and administration  . . . . . . . . . .      983,000
                                                         $ 1,256,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 6002(b) of Chapter 17 of the Kansas Statutes (1987), permits the following provision to be included in the articles of incorporation of the
Company: a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders, policyholders or members for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, policyholders or members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provision of K.S.A. 17-6424 and amendments thereto or (D) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall be deemed also to refer to a member of the governing body of a corporation which is not authorized to issue capital stock. Section 6002(c) provides that "It shall not be necessary to set forth in the articles of incorporation any of the powers conferred on corporations by this act."

     Article VII of the Articles of Incorporation of Farmland reads as follows:


                          ARTICLE VII - INDEMNIFICATION

          Section 1. Indemnification. The Association may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the Association, or any person who serves at the request of the Association as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas.

          Section 2. Limitation of Liability. Without limiting the generality of the foregoing provisions of this ARTICLE VII, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection
     (b)(8) of Kan. Stat. Ann. Sec. 17-6002 (1981) as now in effect and as it may from time to time hereafter be amended, no person who is currently or shall hereinafter become a director of the Association shall have personal liability to the Association for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date this provision becomes effective. If the Kansas General Corporation Code is amended after approval of this provision by the shareholders of the Association, to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director of the Association shall be limited or eliminated to the fullest extent permitted by the Kansas General Corporation Code, as so amended.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company did not sell any unregistered securities during the three years ended August 31, 1995.

ITEM 16.  EXHIBITS; FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

The following exhibits are filed as a part of this Registration Statement.

Exhibit No.                            Description of Exhibits

        UNDERWRITING AGREEMENT:

   1.A Underwriting Agreement between Farmland Industries, Inc. and Farmland Securities Company, dated December 6, 1989. (Incorporated by Reference
        - Form S-1 No. 33-56821 filed December 12, 1994)

        1.A(1) Amendment, dated December 5, 1994, to the agreement, dated December 6, 1989 between Farmland Industries, Inc. and
                  Farmland Securities Company.   (Incorporated by Reference -
                  Form S-1 No. 33-56821, filed December 12, 1994)

   1.B Sales Agency Agreement between Farmland Industries, Inc. and American Heartland Investment, Inc., dated December 29, 1993. (Incorporated by Reference - Form S-1 No. 33-56821, filed December 12, 1994)

        ARTICLES OF INCORPORATION AND BYLAWS:
   3.A Articles of Incorporation and Bylaws of Farmland Industries, Inc. effective December 1, 1994. (Incorporated by Reference - Form 10-K, filed November 28, 1995)

        INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
          INDENTURES:

   4.(i)A Trust Indenture dated November 20, 1981, as amended January 4, 1982, including specimen of Demand Loan Certificates. (Incorporated by Reference - Form S-1, No.2-75071, effective January 7, 1982)

   4.(i)B Trust Indenture dated November 8, 1984, as amended January 3, 1985, including specimen of 10-year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

        4.(i)B(1)      Amendment Number 2, dated December 3, 1991, to Trust
                       Indenture dated November 8, 1984 as amended January 3,
                       1985 covering Farmland Industries, Inc.'s 10-Year
                       Subordinated Capital Investment Certificates.
                       (Incorporated by Reference - Form SE, dated December 3,
                       1991)

   4.(i)C Trust Indenture dated November 8, 1984, as amended January 3, 1985, including specimen of 5-year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

        4.(i)C(1)      Amendment Number 2, dated December 3, 1991, to Trust
                       Indenture dated November 8, 1984 as amended January 3,
                       1985 covering Farmland Industries, Inc.'s 5-Year
                       Subordinated Capital Investment Certificates.
                       (Incorporated by Reference - Form SE, dated December 3,
                       1991)

   4.(i)D Trust Indenture dated November 8, 1984, as amended January 3, 1985 and November 20, 1985, including specimen of 10-year Subordinated Monthly Income Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

   4.(i)E Trust Indenture dated November 11, 1985 including specimen of the 5-year Subordinated Monthly Income Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 33-1970, effective December 31, 1985)

   4.(ii)A Trust Indenture dated November 8, 1984, as amended January 3, 1985, including specimen of 20-year Subordinated Capital Investment Certificates. (Incorporated by Reference - Form S-1, No. 2-94400, effective December 31, 1984)

        4.(ii)A(1)     Amendment Number 2, dated December 3, 1991, to Trust
                       Indenture dated November 8, 1984 as amended January 3,
                       1985 covering Farmland Industries, Inc.'s 20-Year
                       Subordinated Capital Investment Certificates.
                       (Incorporated by Reference - Form SE, dated December 3,
                       1991)

   4.(ii)B Credit Agreement among Farmland Industries, Inc., as Borrower, ABN Amro Bank N.V., The Bank of Nova Scotia, Boatmen's First National Bank of Kansas City, The Chase Manhattan Bank, N.A., Commerce Bank of Kansas City, N.A., NBD Bank, N.A., as Banks and The National Bank for Cooperatives, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank Nederland", New York Branch, as Banks and as Co-Agents, dated May 19, 1994, (the "Syndicated Credit Facility"). (Incorporated by Reference - Form 10-Q filed July 14,
             1994)

        4.(ii)B(1)     List identifying contents of all omitted schedules
                       referenced in and not filed with, the Syndicated Credit
                       Facility, dated May 19, 1994.  (Incorporated by Reference
                       - Form 10-Q, filed July 14, 1994)

   5 Opinion of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. re Legality


        MATERIAL CONTRACTS:

        LEASE CONTRACTS:

  10.(i)A Leveraged lease dated September 6, 1991, among the First National Bank of Chicago, not individually but solely as Trustee for AT&T Commercial Finance Corporation, The Boatmen's National Bank of St.Louis, Firstier Bank, N.A. and Norwest Bank Minnesota, National Association and Farmland Industries, Inc. in the amount of $73,153,000. (Incorporated by Reference - Form SE, filed December 3, 1991)

  10.(i)B Leveraged lease dated March 17, 1977, among the First National Bank of Commerce as Trustee for General Electric Credit Corporation as Beneficiary and Farmland Industries, Inc. in the amount of $51,909,257.90. (Incorporated by Reference - Form S-1, No.2-60372, effective December 22, 1977)

        MANAGEMENT REMUNERATIVE PLANS:

  10.(iii)A  Annual Employee Variable Compensation Plan (September 1, 1995-
             August 31, 1996) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

  10.(iii)B  Farmland Industries, Inc. Management Long-Term Incentive Plan
             (Effective September 1, 1995) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

  10.(iii)C  Farmland Industries, Inc. Supplemental Executive Retirement Plan
             (Effective January 1, 1994) (Incorporated by Reference - Form 10-K, filed November 28, 1995)

  12    Computation of Ratios

  21    Subsidiaries of the Registrant

        CONSENTS OF EXPERTS AND COUNSEL:

  23.A  Independent Auditors' Consent

  23.B   Consent of Special Tax Counsel

  23.C   Consent of Qualified Independent Underwriter

  23.D Consent of Robert B. Terry, Vice President and General Counsel of Farmland Industries, Inc. (included in Exhibit 5)

  24    Power of Attorney

  25.A Statement of Eligibility of Trustee and Qualification of UMB Bank, National Association Trustee, Form T-1.

  25.B Statement of Eligibility of Trustee and Qualification of Commerce Bank of Kansas City, National Association as Trustee, Form T-1.


(B)  FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes included herein.


ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FARMLAND INDUSTRIES, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED,
IN THE CITY OF KANSAS CITY, STATE OF MISSOURI ON DECEMBER 4, 1995.

                                    FARMLAND INDUSTRIES, INC.


                                    BY            JOHN F. BERARDI
                                                  John F. Berardi
                                            Executive Vice President and
                                              Chief Financial Officer


                                    BY            ROBERT B. TERRY
                                                  Robert B. Terry
                                         Vice President and General Counsel


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-1 HAS BEEN SIGNED FOR THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     Signature                      Title                 Date



        *                    Chairman of Board,      December 4, 1995
 Albert J. Shivley              Director

        *               President, Chief Executive   December 4, 1995
   H. D. Cleberg          Officer and Director
                       (Principal Executive Officer)

        *                  Vice Chairman of Board    December 4, 1995
    Otis H. Molz         Vice President and Director

        *                         Director           December 4, 1995
  Lyman Adams, Jr.

        *                         Director           December 4, 1995
 Ronald J. Amundson

        *                         Director           December 4, 1995
Baxter Ankerstjerne

        *                         Director           December 4, 1995
    Jody Bezner

        *                         Director           December 4, 1995
 Richard L. Detten

        *                         Director           December 4, 1995
   Steven Erdman

        *                         Director           December 4, 1995
   Warren Gerdes

        *                         Director           December 4, 1995
    Ben Griffith

        *                         Director           December 4, 1995
    Gail D. Hall

        *                         Director           December 4, 1995
   Jerome Heuertz

        *                         Director           December 4, 1995
    Barry Jensen

        *                         Director           December 4, 1995
   Greg Pfenning

        *                         Director           December 4, 1995
  Vonn Richardson

        *                         Director           December 4, 1995
    Monte Romohr

        *                         Director           December 4, 1995
    Joe Royster

        *                         Director           December 4, 1995
   Paul Ruedinger

        *                         Director           December 4, 1995
 Raymond J. Schmitz

        *                         Director           December 4, 1995
Theodore J. Wehrbein

        *                         Director           December 4, 1995
   Robert Zinkula


JOHN F. BERARDI          Executive Vice President    December 4, 1995
John F. Berardi         and Chief Financial Officer
                       (Principal Financial Officer)

MERL DANIEL            Vice President and Controller December 4, 1995
Merl Daniel            (Principal Accounting Officer)


*BY  JOHN F. BERARDI
     John F. Berardi
     Attorney-In-Fact